As filed with the Securities and Exchange Commission on October 6, 2020
File No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
SL Investment Corp.
(Exact name of registrant as specified in charter)
Delaware (State or other jurisdiction of incorporation or registration)	26-1506736 (I.R.S. Employer Identification No.)
1585 Broadway, New York, NY (Address of principal executive offices)	10036 (Zip Code)
1 (212) 761-4000
(Registrant’s telephone number, including area code)
with copies to:
Jeffrey S. Levin MS Capital Partners Adviser Inc. 1585 Broadway New York, NY 10036 (212) 761-3580	Thomas J. Friedmann William J. Bielefeld Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001 per share
(Title of class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

i

EXPLANATORY NOTE
SL Investment Corp. is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community and comply with applicable requirements for the possible future quotation or listing of its securities on a national securities exchange or other public trading market.
In this Registration Statement, except where the context suggests otherwise, the terms “we,” “us,” “our,” and the “Company” refer to SL Investment Corp. We refer to MS Capital Partners Adviser Inc., our investment adviser, as our “Adviser,” and MS BDC Administrative Services LLC, our administrator, as our “Administrator.” The term “stockholders” refers to holders of our common stock, par value $0.001 per share (the “Common Stock”).
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are eligible to take advantage of certain reduced disclosure requirements and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). See “Item 1A. Risk Factors — Risks Relating to Our Business and Structure — We are an “emerging growth company,” and we do not know if such status will make our shares less attractive to investors.”
Upon the effective date of this Registration Statement (the “Effective Date”), we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The SEC maintains an Internet Website (http://www.sec.gov) that contains the reports mentioned in this section.
FORWARD-LOOKING STATEMENTS
This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:
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our future operating results;

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our business prospects and the prospects of our portfolio companies;

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risk associated with possible disruptions in our operations or the economy generally, including disruptions from the impact of the current Coronavirus (also referred to as “COVID-19” or “Coronavirus”) pandemic;

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general economic, political and industry trends and other external factors, including uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union and China;

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our contractual arrangements and relationships with third parties;

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actual and potential conflicts of interest with our Adviser and its affiliates;

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the dependence of our future success on the general economy and its effect on the industries in which we invest;

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the ability of our portfolio companies to achieve their objectives, including as a result of the Coronavirus pandemic;

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the use of borrowed money to finance a portion of our investments;

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the adequacy of our financing sources and working capital;

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the timing of cash flows, if any, from the operations of our portfolio companies;

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the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;

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the ability of our Adviser and its affiliates to attract and retain highly talented professionals;

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our ability to qualify and maintain our qualification as a BDC and as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”);

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the effect of changes in tax laws and regulations and interpretations thereof; and

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the risks, uncertainties and other factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements.
ITEM 1.
BUSINESS

We are a newly incorporated Delaware corporation formed on August 24, 2020 structured as an externally managed specialty finance company focused on lending to middle market companies. We intend to elect to be regulated as a BDC under the 1940 Act. In addition, for U.S. federal income tax purposes, we intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.
Our investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle market companies backed by financial sponsors. For the purposes of this Registration Statement, “middle-market companies” refers to companies that, in general, generate annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the range of approximately $15 million to $100 million, which we believe is a useful proxy for cash flow.
We intend to achieve our investment objective by investing primarily in directly originated senior secured term loans including first lien senior secured term loans (including unitranche loans) and, to a lesser extent, second lien senior secured term loans, higher-yielding assets such as mezzanine debt, unsecured debt, equity investments and other opportunistic asset purchases. Under normal market circumstances, we expect that investments other than first lien senior secured term loans would not exceed 10% of our gross assets at the time of acquisition of any such investments. Typical middle market senior loans may be issued by middle market companies in the context of leveraged buyouts (“LBOs”), acquisitions, debt refinancings, recapitalizations, and other similar transactions.
We expect to generate revenues primarily in the form of interest income from investments we hold. In addition, we expect to generate income from dividends on any direct equity investments, capital gains on the sale of loans and debt and equity securities, and various other loan origination and other fees.

The debt instruments in which we expect to invest are typically not initially rated by any rating agency, but we believe that if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services), which under the guidelines established by these entities is an indication of having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. Debt instruments that are rated below investment grade are sometimes referred to as “high yield bonds” or “junk bonds.”
Our investment approach is focused on long-term credit performance, risk mitigation and preservation of principal. Utilizing our proprietary investment approach, we intend to execute on our investment objective by (1) drawing upon Morgan Stanley’s longstanding and deep relationships with middle market companies, financial sponsors, commercial and investment banks, industry executives and financial intermediaries to provide a strong pipeline of investment opportunities, (2) implementing Morgan Stanley’s rigorous, fundamentals driven and disciplined investment and risk management process, and (3) accessing Morgan Stanley’s extensive experience in credit and principal investing, credit analysis and structuring.
By leveraging the established origination and underwriting capabilities within the Private Credit platform and targeting an attractive investing area in the U.S. middle market, we believe we will be able to offer attractive risk-adjusted returns to our investors.
Despite the market dislocation caused by the Coronavirus pandemic, we believe the middle market direct lending market environment continues to be attractive. Multiple stresses since the onset of the Coronavirus pandemic have led to steep dislocations in both the debt and equity markets. While we have seen a sharp recovery across asset classes, significant volatility and uncertainties remain, including uncertainty relating to a second wave of the Coronavirus in the United States, domestic unrest, tension with China and the upcoming U.S. elections. We believe that these factors have created stress on many middle market lending sources and affected access to capital. As a result, new direct lending volume has been dominated by add-on acquisitions and liquidity facilities for companies significantly impacted by Coronavirus. We believe that the private credit market will be more favorable for lenders than before the market dislocation, which could be reflected by lower leverage multiples, higher yields and stronger loan documentation and covenants.
We expect to conduct private offerings of our Common Stock to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). At the closing of any private offering, each investor will make a capital commitment (a “Capital Commitment”) to purchase shares of Common Stock pursuant to a subscription agreement entered into with us. Investors will be required to fund drawdowns to purchase shares of our Common Stock up to the amount of their respective Capital Commitments each time we deliver a notice to the investors. We expect that the initial closing of our private offering of shares of our Common Stock will occur concurrently with (or shortly after) our election to be regulated as a BDC under the 1940 Act. We intend to permit, subject to our sole discretion, additional closings of the private offering. See “Item 1. Business — Private Offering.”
Prior to the effective date of this Registration Statement, we intend to file with the SEC an election to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code, for U.S. federal income tax purposes. As a BDC and a RIC, we must comply with certain regulatory requirements. See “Item 1. Business — Regulation as a Business Development Company” and “Item 1. Business — Certain U.S. Federal Income Tax Considerations.”
The Adviser
Morgan Stanley (NYSE:MS) (the “Firm” or “Morgan Stanley”) is a global financial services firm whose predecessor companies date back to 1924 and, through its subsidiaries and affiliates, advises, originates, trades, manages and distributes capital for governments, institutions and individuals. Morgan Stanley maintains a significant market position in each of its business divisions — Institutional Securities (“IS”), Wealth Management (“WM”) and Investment Management (“IM”).
As of June 30, 2020, IM managed approximately $665 billion in assets under management (“AUM”) across its business lines, which include equity, fixed income, liquidity, real assets and private investment funds. Included in this AUM is approximately $59 billion of AUM in IM’s strategies that primarily invest in private markets and private securities.
Our Adviser, an indirect wholly owned subsidiary of Morgan Stanley, was established in 2007 and serves as the investment adviser for the funds and accounts on the private credit platform of IM (“Private Credit”), including Morgan Stanley Direct Lending Fund, a BDC with a similar investment strategy and investment objective to ours (“MS DLF”). The Private Credit platform includes dedicated strategies targeting different credit products, asset yields and issuer sizes, resulting in a platform that is well positioned to provide scale and flexible financing solutions to borrowers, maximizes deal origination and enhances the ability to generate attractive risk adjusted returns for our investors.
Our Adviser’s investment committee servicing the Company is comprised of ten senior investment professionals of IM and is chaired by our Chief Executive Officer and President, Jeffrey S. Levin (the “Investment Committee”). The Investment Committee members have an average of 21+ years of relevant industry experience and have experience investing across multiple credit cycles and different investing environments. All investment decisions are reviewed and approved by the Investment Committee, which has principal responsibility for approving new investments and overseeing the management of existing investments.
Our Adviser is served by experienced investment professionals (the “Investment Team”) within the Private Credit platform. The Investment Team is responsible for origination, due diligence, underwriting, structuring and monitoring each investment throughout its life cycle.
The Private Credit platform is supported by numerous professionals in legal, compliance, risk management, finance, accounting and tax who help support the platform by providing guidance on our operations.
Private Credit’s primary areas of focus include:
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Middle Market Lending.   Investments made primarily in first lien senior secured and second lien senior secured loans, mezzanine notes, unsecured debt, preferred stock, and common stock, issued by middle market companies, typically with annual EBITDA of $5 million to $100 million.

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Opportunistic Credit.   Investments made primarily in complex assets, unusual credit situations or companies experiencing difficulties in sourcing capital. Other potential investments included in this category may include purchasing public or private securities in the open market at deep discounts to their fundamental value.

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Growth Credit.   Investments for privately-held small to medium-sized companies in high-growth sectors. Investments composed primarily of relatively short-dated maturity loans and securities, including convertible notes, substantially all of which include some form of an equity return component.

The Adviser’s principal executive offices are located at 1585 Broadway, 39th Floor, New York, NY 10036.
The Administrator
MS BDC Administrative Services LLC, our Administrator and an indirect wholly owned subsidiary of Morgan Stanley, will provide the administrative services necessary for us to operate.
We do not currently have any employees. Our day-to-day investment operations will be managed by our Adviser, and our Administrator will provide services necessary to conduct our business. We will pay no compensation directly to any interested director or executive officer of the Company. We will pay our Administrator our allocable portion of certain expenses incurred by our Administrator in performing its obligations under an administration agreement between us and the Administrator (the “Administration Agreement”), including our allocable portion of the cost of our Chief Financial Officer and Chief Compliance Officer. Our Administrator will be reimbursed for certain expenses it incurs on our behalf. Our Administrator reserves the right to waive all or part of any reimbursements due from the Company at its sole discretion. See “Item 1. Business — Administration Agreement” below for a discussion of the expenses (subject to the review and approval of our independent directors) that we expect to reimburse to the Administrator.

Investment Strategy
Our primary investment strategy is to make privately negotiated senior secured credit investments in U.S. middle market companies that have leading market positions, enjoy high barriers to entry, generate strong and stable free cash flow and are led by a proven management team with strong financial sponsor backing. Our investment approach is focused on long term credit performance, risk mitigation and preservation of capital. Our Adviser employs a highly rigorous, fundamentals driven and disciplined investment process developed and refined by the investment professionals of the Private Credit platform. The Investment Team works on a particular transaction from origination to close and continues to monitor each investment throughout its life cycle.
We seek to invest primarily in companies backed by leading private equity sponsors with strong track records. We believe lending to sponsor-backed companies (versus non-sponsor-backed companies) has many distinct potential advantages including:
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Strong, predictable deal flow given significant private equity committed capital;

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Well-capitalized borrowers, including access to additional capital from sponsors, if needed;

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Access to detailed financial, operational, industry data, and third-party legal and accounting due diligence reports conducted by the sponsor as part of their due diligence;

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Proper oversight and governance provided by a board of directors, coupled with industry and/or operating expertise;

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Natural alignment of interests between lender and sponsor given focus on exit strategy; and

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Supplemental diligence beyond the credit analysis of the borrower, given the ability to analyze track records of each private equity firm.

We intend to create a well-diversified, defensive portfolio of investments focusing on generally avoiding issuer or industry concentration in order to mitigate risk and achieve our investment objective. We intend to primarily focus on U.S. middle market companies. However, to the extent that we invest in foreign companies, we intend to do so in accordance with the limitations under the 1940 Act and only in jurisdictions with established legal frameworks and a history of respecting creditor rights, including the United Kingdom and countries that are members of the European Union, as well as Canada, Australia and Japan. Our investment strategy is predicated on seeking to lend to companies in non-cyclical industry sectors (typically avoiding sectors such as retail, restaurants, energy, alcohol, tobacco, pork manufacturing, gaming and gambling, and pornography) with proven management teams.
Investment Criteria
In order to achieve our investment objectives, we expect our investment portfolio to consist primarily of directly originated first lien senior secured term loans (including unitranche loans) and, to a lesser extent, second lien senior secured term loans, higher-yielding assets such as mezzanine debt, unsecured debt, equity investments and other opportunistic asset purchases. Under normal market circumstances, we expect that investments other than first lien senior secured term loans would not exceed 10% of our gross assets at the time of acquisition of any such investments. We intend to create a well-diversified portfolio of investments in order to mitigate risk and achieve our investment objective.
We expect our target portfolio companies to exhibit some or all of the following characteristics at the time of the initial investment:
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EBITDA of $15 – $100 million;

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Defensible, leading market positions;

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Niche strategy or other meaningful barriers to entry;

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Low technology or market risks;

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Diversified product offering, customer and supplier base;

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Stable cash flows;

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Low capital expenditure requirements;

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General avoidance of cyclical industry sectors;

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Predominantly North American base of operations;

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Typical loan-to-value of up to 60%; and

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Experienced management teams with successful track records.

Once we are fully invested, our investments in a portfolio company are expected to generally comply with the following limits, measured as a percentage of the sum of our target aggregate equity commitments of $500 million and our use of leverage (expected to be 1.0x – 1.5x as measured by debt-to-equity, subject to a cap of 2.0x), in each case, at the time the relevant investment is made:
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Typical investment to represent between 1% and 4%;

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No industry to represent more than 20%; and

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Non-U.S. portfolio companies not to exceed 10%.

Key themes of our investment strategy are expected to include:
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Maintaining an appropriate allocation of first lien senior secured and second lien senior secured debt to allow us to achieve attractive returns within the targeted risk profile, while investing prudently based on the market and economic environment;

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Performing thorough fundamental business and industry due diligence;

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Conducting in-depth due diligence on management teams and sponsors to ensure we are investing in businesses led by experienced professionals;

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Structuring investments focused on providing us with security, covenant protection and current income while ensuring our borrowers have adequate liquidity and flexibility to operate; and

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Ongoing active management of our portfolio companies through consistent dialogue with management and/or sponsor, review of financial reporting, monitoring of key performance indicators and evaluation of exit strategies.

Competitive Advantages
We believe we will be able to execute on our investment objective and achieve attractive risk-adjusted returns as a result of our competitive strengths. Currently, we believe that the Company and MS DLF, are the only BDCs that, together, serve as the primary middle market loan investment vehicle1 within a global investment banking firm, which we believe represents a significant differentiating advantage for us. The Firm has deep relationships with many middle market private equity firms and middle market companies that provide significant investment opportunity. We, together with MS DLF, are currently intended to be the primary direct investment pool of capital2 across the Firm for senior secured middle market loans. We intend to capitalize on the significant number of lending opportunities with middle market companies that the Firm has longstanding relationships with. We believe the large volume of untapped potential lending opportunities and scale of the Morgan Stanley origination and due diligence platform will allow us to increase investment selectivity and potentially enhance risk-adjusted returns.

1
Inclusive of the Affiliated Investment Accounts (as defined below) on the Private Credit platform together with MS DLF and one or more future Morgan Stanley sponsored direct lending BDCs with whom we co-invest in accordance with the conditions to the exemptive order described under “Co-Investment Transactions”. See “Item 7 — Certain Relationships and Related Transactions, and Director Independence” for a description of the relief. Investments under the order are subject to certain terms and conditions.

2
Inclusive of the Affiliated Investment Accounts on the Private Credit platform together with MS DLF and one or more future Morgan Stanley sponsored direct lending BDCs with whom we co-invest in accordance with the conditions to the exemptive order described under “Co-Investment Transactions” in “Item 7 — Certain Relationships and Related Transactions, and Director Independence.”

We believe that the Company will be well positioned to manage the current economic environment. We believe that the private credit market may be more favorable for lenders than before the market dislocation, which could be reflected by lower leverage multiples, higher yields and stronger loan documentation and covenants. In addition, we believe that capital to be raised can be prudently invested to take advantage of the favorable conditions and we expect will provide better risk adjusted returns than before the market dislocation caused by Coronavirus.
Ability to Leverage Morgan Stanley’s Relationships and Network3
Morgan Stanley has invested heavily in its people and in its infrastructure in order to develop a substantial network of close business relationships with thousands of individuals, companies, institutions and governments in the United States and around the world. We believe that the Firm’s market presence and network of relationships will be an important source of investment opportunities for us and constitutes a distinct and sustainable competitive advantage relative to other BDCs. Additionally, we believe that we will be able to potentially assist our portfolio companies through our introductions and referrals to the investment banking and capital markets services of the Firm.
We intend to utilize Morgan Stanley’s global resources throughout the life cycle of each investment. The investment professionals of the Adviser consult with teams across IM, IS (and its business units, Investment Banking, Sales and Trading, Commodities and Equity and Fixed Income Research) and WM, subject in all cases to applicable regulations, information barriers, confidentiality provisions and policies and procedures, to assess potential investments and determine the investment opportunities to which we should devote substantial time and resources. Upon the consummation of a transaction, our Adviser will seek to leverage Morgan Stanley’s capabilities to effectively monitor each portfolio company investment. We believe the expertise, infrastructure, track record, relationships and institutional knowledge of Morgan Stanley provide a strong platform for successful private credit investing, including significant due diligence advantages.
In addition, our Adviser formed an advisory council (“Advisory Council”) to facilitate optimal coordination with the various business units of the Firm so as to seek to ensure all relevant resources are fully utilized in executing our investment strategy. Subject in all cases to applicable regulations, information barriers, confidentiality provisions and policies and procedures, the Advisory Council will provide us with insight into current market trends, relative valuation of different market segments, capital supply/demand dynamics, recent publicly available transactions, competitive landscape, macro-economic factors and outlook, political environment, credit markets developments, public equity market activity, and perspective of institutional investors. The Advisory Council includes senior professionals representing the three divisions across the Morgan Stanley organization. We believe the Advisory Council should provide us with invaluable insights beneficial to our investment origination, due diligence and monitoring processes and provide us with what we believe to be a competitive advantage.
Highly Differentiated Deal Sourcing Advantages
We believe the relationships that the Adviser’s investment professionals maintain with sponsors, commercial and investment banks, industry executives and financial intermediaries will provide a strong pipeline of proprietary investment opportunities. However, unlike many other competing alternative lending strategies, our Adviser operates within a global financial institution. We expect the broader Morgan Stanley platform to be a source of potential lending opportunities. We believe this position within the Firm is a key factor that differentiates us and constitutes a distinct and sustainable competitive advantage relative to other private credit funds and BDCs.

3
Access to certain parts of Morgan Stanley may be limited in certain instances by a number of factors, including third party confidentiality obligations and information barriers established by Morgan Stanley in order to manage potential conflicts of interest and regulatory restrictions, including without limitation joint transaction restrictions pursuant to the 1940 Act. Investments may or may not be made for a variety of reasons, including, without limitation, application of Private Credit’s investment opportunity screening, investment committee approval, acquisition terms, diversification, portfolio construction considerations, timing, size, availability of financing, nature of business plan, etc.

Distinctive Approach to Credit Investing and Due Diligence
We believe that our Adviser utilizes an investment approach that is differentiated in the industry. In addition to leveraging the Morgan Stanley resources described above, our Adviser employs a highly rigorous, fundamentals driven and disciplined investment process which has been developed at Morgan Stanley over its decades of investing experience. The Adviser generally seeks to invest in companies that have leading, defensible market positions, generate strong and stable free cash flow, have high barriers to entry, highly capable management teams and strong financial sponsor ownership. We believe that our Adviser’s investment approach coupled with our portfolio construction strategy, flexible capital, and focus on financial covenant protection, differentiates us from our competitors.
Experienced and Accomplished Investment Team & Investment Committee
The Adviser’s Investment Team is led by investment professionals with extensive experience in credit and principal investing, credit analysis, credit origination and structuring. Jeffrey S. Levin, our Chief Executive Officer and President, will have principal management responsibility for the Company and will serve as Chair of the Investment Committee. Mr. Levin has more than 18 years of experience in direct lending, mezzanine lending, credit investing and leveraged finance and also currently serves as the Chief Executive Officer and President and a member of the Board of Directors of MS DLF, a BDC advised by our Adviser, and has held such positions since October 2019. Prior to that, through his tenure at The Carlyle Group as a Partner and President of TCG BDC Inc. and TCG BDC II, Inc., he also has direct experience in successfully capitalizing and managing BDCs. Before working at The Carlyle Group, Mr. Levin was a senior member of the Morgan Stanley Private Credit platform. In addition, the investment professionals of the Private Credit platform have strong financial sponsor and intermediary relationships and a highly developed network within Morgan Stanley. Collectively, the investment professionals of the Adviser have substantial leveraged lending experience, and we believe the Investment Team is well positioned to generate attractive risk-adjusted returns.
The Adviser’s Investment Committee members servicing the Company have an average of 21+ years of relevant industry experience. The Investment Committee is comprised of senior members of IM and provides guidance to the Investment Team throughout the investment process.
Market Opportunity
Despite the market dislocation caused by Coronavirus pandemic, we believe the middle market direct lending market environment continues to be attractive. Multiple stresses since the onset of the Coronavirus pandemic have led to steep dislocations in both the debt and equity markets. While we have seen a sharp recovery across asset classes, significant volatility and uncertainty remains, including uncertainty relating to a second wave of Coronavirus in the United States, domestic unrest, tension with China and the upcoming U.S. elections. We believe that these factors have created stress on many middle market lending sources and affected access to capital. As a result, new direct lending volume has been dominated by add-on acquisitions and liquidity facilities for companies significantly impacted by Coronavirus. We believe that the private credit market will be more favorable for lenders than before the market dislocation, which could be reflected by lower leverage multiples, higher yields and stronger loan documentation and covenants.
In addition, we believe the middle market direct lending market environment continues to provide attractive risk adjusted returns due to several historical factors.
Advantageous Market Landscape
We believe that the middle market senior secured loan asset class remains a highly attractive investment area due to its significant size, historically strong risk adjusted returns relative to liquid credit asset classes such as broadly syndicated loans and high yield bonds, and the continued supply-demand imbalance that favors non-bank lenders such as ourselves.
We believe that focusing on lending to private equity owned middle market businesses provides for an attractive risk adjusted return, with demonstrated stability of leverage multiples and attractive loan to value ratios due to significant equity contributions from the private equity owners.

Large and Growing U.S. Middle Market with Favorable Market Trends
We believe U.S. middle market companies represent a large and growing opportunity set and will likely require significant capital if these companies continue their growth. Recent data from Refinitiv LPC, a premier global provider of information on the syndicated loan and high yield bond markets, indicates that there are over $594 billion of middle market loans with maturities between 2020 and 2026 that will likely require a refinancing event. In addition, data from Preqin, Ltd., a provider of financial data and information on the alternative assets market, shows that as of the second quarter of 2020, there was over $465 billion of raised, but not yet invested, capital by U.S. private equity firms.
We expect that these two important dynamics will provide for significant financing opportunities for lenders like us who have longstanding and deep relationships with middle market private equity firms.
Risk Adjusted Returns
Middle market companies, we believe, typically have less leverage, larger equity contributions, lower rates of default, and achieve higher recoveries as compared to broadly syndicated loans. We believe middle market loans also tend to garner more attractive pricing, conservative structures, tighter legal documentation, meaningful financial covenants, and provide for greater access to management than broadly syndicated loans.
Furthermore, we believe middle market loans typically maintain shorter maturities, and often avoid riskier large deal debt characteristics such as covenant-lite structures. Maintaining financial covenants allows us to diagnose and respond to borrower underperformance typically before value materially erodes. We believe it is this more conservative loan structuring that also contributes to the better overall performance of middle market loans. Additionally, we believe the floating-rate nature of senior secured middle market loans provides a natural hedge against inflation and mitigates interest rate risk while providing for increased returns in a rising interest rate environment.
Benefits of Middle Market Focus
Middle market companies, with EBITDA between $15 million and $100 million, are generally less levered than companies with EBITDA in excess of $100 million. We believe middle market loans generally tend to be illiquid in exchange for many other benefits, including more attractive economics in the form of upfront fees, spreads, and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics. These loans have priority in payment among a portfolio company’s security holders and they carry the least risk among investments in the capital structure.
Senior secured middle market loans that are secured by the portfolio company’s assets typically contain carefully structured covenant packages that allow lenders to take early action in situations where obligors underperform. These characteristics can provide protection against credit deterioration. Middle market lenders are often able to complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated loan asset class.
Investment Process
Our investment activities are managed by our Adviser. Our Adviser is responsible for origination, underwriting, structuring and monitoring our investments.
The Adviser’s investment process has five stages: Origination, Preliminary Screen, Due Diligence & Structuring, Investment Committee Approval & Closing and Portfolio Management, and employs the same rigorous and disciplined investment process to all types of investments. The Investment Team works on a particular transaction from origination to close and continues to monitor each investment throughout its life cycle.
Origination
We believe we will benefit from the Adviser’s highly differentiated direct origination platform. The origination platform includes opportunities sourced by the existing Morgan Stanley divisions and businesses.

The Firm has deep relationships with many middle market private equity firms and middle market companies that provide significant investment opportunities. We, together with MS DLF, are currently intended to be the primary direct investment pool of capital4 across the Firm for senior secured middle market loans. We seek to capitalize on a significant number of lending opportunities with middle market companies that the Firm has longstanding relationships with.
We believe the large volume of untapped potential lending opportunities already sourced by the Firm and the scale of the Morgan Stanley origination platform should allow us to increase investment selectivity and potentially enhance risk-adjusted returns.
Preliminary Screen
An initial review of each investment opportunity is conducted by the Investment Team to determine whether it is consistent with our investment objectives and credit standards. If the opportunity fits our investment objective and 1940 Act requirements, the attractiveness of the opportunity is further evaluated by the Investment Team. The Investment Team utilizes the extensive industry expertise resident in IM and IS (subject in all cases to applicable regulations, confidentiality provisions, information barriers and policies and procedures) to assist in this preliminary evaluation. Access to these resources allows the Investment Team to assess each opportunity quickly and effectively and enables it to focus only on compelling opportunities.
If the members of the Investment Team conducting the initial review conclude that the investment opportunity meets our objectives, the Investment Team creates a screening memo which is discussed with the Investment Committee and includes an overview of the business, proposed capital structure, proposed terms (if applicable at this stage), key investment highlights and risks, and preliminary financial analysis. At the meeting, the Investment Team presents the credit risks and relative attractiveness of the investment opportunity. Feedback from the Investment Committee is processed and disseminated in an outcome email that documents the takeaways from the meeting, including preferred financing structure as well as terms, key diligence items and next steps. Opportunities that gain consensus advance to the Due Diligence & Structuring phase.
Due Diligence & Structuring
All investment opportunities that pass the Preliminary Screen are subject to a comprehensive due diligence process. The Adviser uses both internal and external resources in its due diligence process including leveraging the extensive industry expertise resident in Morgan Stanley’s businesses (subject in all cases to applicable regulations, confidentiality provisions, information barriers and policies and procedures). Diligence typically involves meeting with company management and the financial sponsor to achieve a comprehensive understanding of the portfolio company’s competitive positioning, competitive advantage, company strategy and risks and mitigants associated with the proposed investment.
Additionally, the Investment Team will conduct supplemental diligence including:
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Financial analysis;

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Capital structure review;

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Covenant analysis;

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Review of third-party reports (financial, industry, legal, technology, insurance and/or environmental);

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Industry research;

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Customer calls;

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Industry expert calls;

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Inclusive of the Affiliated Investment Accounts on the Private Credit platform together with MS DLF and one or more future Morgan Stanley sponsored direct lending BDCs with whom we co-invest in accordance with the conditions to the exemptive order described under “Co-Investment Transactions.” See “Item 7 — Certain Relationships and Related Transactions, and Director Independence” for a description of the relief. Any such order would be subject to certain terms and conditions.

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Management background checks;

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Technology review (if applicable);

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Environmental, social and governance review; and

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Negotiation of legal documentation.

Investment Committee Approval & Closing
The Investment Committee is engaged throughout the investment process to provide guidance on best practices, industry expertise and related deal experience drawn from their average 21+ years of relevant experience.
Based on the findings in the Due Diligence & Structuring phase, the Investment Team prepares a detailed memo that is presented to the Investment Committee. A majority of the Investment Committee, including approval by Jeffrey S. Levin, must approve a transaction in order for us to pursue the opportunity. Once approved, the Investment Team works towards closing and funding the investment. Any changes to the investment after approval along with key legal terms are documented and circulated to the Investment Committee prior to closing in the form of a closing memo.
Portfolio Monitoring and Risk Management
We believe that proactive monitoring of our portfolio companies is an important part of the investment process. The Adviser engages in formal and informal dialogue with portfolio company management teams, financial sponsors, suppliers and customers, as appropriate, through conversations facilitated, in part, by the Firm’s global network in an attempt to give us an ongoing advantage relative to other investors. The Adviser receives monthly or quarterly financial reports from portfolio companies. This information access and ongoing interactions with portfolio companies and sponsors should provide the Adviser with the ability to anticipate any potential performance or liquidity issues at an early stage and to work proactively toward mitigating potential losses. Our Adviser holds quarterly portfolio reviews. In conjunction with the quarterly portfolio reviews, the Adviser also compiles a quarterly risk report that examines, among other things, migration in portfolio and loan level investment mix, industry diversification, internal risk ratings, revenue, EBITDA and leverage.
Frequency of review of individual loans is determined on a case by case basis, based on Internal Risk Rating, total exposure and other criteria set forth by the Investment Committee. Performing loans are typically discussed every quarter, while any loan that has been downgraded under our Internal Risk Rating scale is typically discussed quarterly at a minimum and more frequently as appropriate. In addition, the Adviser holds monthly “watchlist” meetings which include a discussion of all transactions that have been downgraded, or are at risk for downgrade, under our Adviser’s Internal Risk Rating system.
Our Adviser has developed a classification system to group investments into four categories. The investments are evaluated regularly and assigned a category based on certain credit metrics. Please see below for a description of the four categories of the Adviser’s Internal Risk Rating system:
Category 1	In the opinion of our Adviser, investments in Category 1 involve the least amount of risk relative to our initial cost basis at the time of origination or acquisition. Category 1 investments performance is above our initial underwriting expectations and the business trends and risk factors are generally favorable, which may include the performance of the portfolio company, or the likelihood of a potential exit.
Category 2	In the opinion of our Adviser, investments in Category 2 involve a level of risk relative to our initial cost basis at the time of origination or acquisition. Category 2 investments are generally performing in line with our initial underwriting expectations and risk factors to ultimately recoup the cost of our principal investment and are neutral to favorable. All new originated or acquired investments are initially included in Category 2.

Category 3	In the opinion of our Adviser, investments in Category 3 indicate that the risk to our ability to recoup the initial cost basis at the time of origination or acquisition has increased materially since the origination or acquisition of the investment, such as declining financial performance and non-compliance with debt covenants; however principal and interest payments are not more than 120 days past due.
Category 4	In the opinion of our Adviser, investments in Category 4 involve a borrower performing substantially below expectations and indicate that the loan’s risk has increased substantially since origination or acquisition. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. For Category 4 investments, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis at the time of origination or acquisition upon exit.
Our Adviser rates the investments in our portfolio at least quarterly and it is possible that the rating of a portfolio investment may be reduced or increased over time. For investments rated 3 or 4, our Adviser enhances its level of scrutiny over the monitoring of such portfolio company.
Beyond the policies and protocols detailed above, our Adviser’s Investment Team servicing the Company performs analysis and projections in response to market conditions to assess potential exposure to our portfolio. Sample analysis includes evaluation of the impact from fall in energy prices, volatility in foreign currency exchange rates, market impacts of responses to the COVID-19 pandemic, global recession and interest rate sensitivity.
The Internal Risk Ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.
Allocation of Investment Opportunities and Potential Conflicts of Interest; Co-Investment Opportunities
As a diversified global financial services firm, Morgan Stanley engages in a broad spectrum of activities. In the ordinary course of its business, Morgan Stanley is a full-service investment banking and financial services firm and therefore engages in activities where Morgan Stanley’s interests or the interests of its clients may conflict with the interests of the investors in the Company. Morgan Stanley has advised and may advise clients with a wide variety of investment objectives that in some instances may overlap or conflict with the investment objectives of the Company and present conflicts of interest. Certain members of the Investment Team and the Investment Committee will make investment decisions on behalf of both Morgan Stanley and other entities, including those with investment objectives that overlap with those of the Company. For instance, the Adviser sponsors MS DLF whose investment objectives overlap with those of the Company.
These activities create potential conflicts in allocating investment opportunities among the Company and other investment funds, accounts and similar arrangements sponsored and/or advised by the Adviser and its affiliates. As a BDC regulated under the 1940 Act, the Company is subject to certain limitations relating to co-investments and joint transactions with affiliates, which likely will, in certain circumstances, limit the Company’s ability to make investments or enter into other transactions alongside the Adviser and other investment funds, accounts and similar arrangements sponsored and/or advised by the Adviser and its affiliates. Although the Adviser has implemented allocation policies and procedures, there can be no assurance that such regulatory restrictions will not adversely affect the Company’s ability to capitalize on attractive investment opportunities.
We may, however, invest alongside our Adviser’s and/or its affiliates’ other clients, in certain circumstances where doing so is consistent with our Adviser’s allocation policies and procedures, applicable law and SEC staff interpretations, guidance and exemptive relief orders. The SEC has granted our Adviser exemptive relief that allows us to enter into certain negotiated co-investment transactions alongside certain Affiliated Investment Accounts, which are managed by the Adviser or its affiliates, in a manner consistent with our investment objective, positions, policies, strategies, and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions specified thereunder (the “Order”). Pursuant to the Order, we are permitted to co-invest with our affiliates if a “required majority”

(as defined in Section 57(o) of the 1940 Act) of our eligible directors makes certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching in respect of us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.
For a description of the potential conflicts of interest of the Company as well as the allocation of investments among entities advised by the Adviser and its affiliates, see Item 7 — “Certain Relationships and Related Transactions, and Director Independence” and in particular, the section entitled “Investments by Morgan Stanley and Its Affiliated Investment Accounts.”
Private Offering of Common Stock
Our initial private offering of shares of Common Stock is expected to be conducted in reliance on Regulation D under the Securities Act (“Regulation D”). Any investors in our initial private offering will be required to be “accredited investors” as defined in Regulation D of the Securities Act. The criteria required of Regulation D under the Securities Act may not apply to investors in subsequent offerings.
We expect to enter into separate subscription agreements with a number of investors for this private offering. Each investor will make a capital commitment to purchase shares of Common Stock pursuant to a subscription agreement (a “Subscription Agreement”). Investors will be required to make capital contributions to purchase shares of Common Stock each time we deliver a drawdown notice, which will be delivered at least five business days prior to the required funding date, in an aggregate amount not to exceed their respective Capital Commitments. All purchases will generally be made pro rata in accordance with the investors’ Capital Commitments, at a per-share price as determined by our board of directors (“Board of Directors”) (including any committee thereof), which price will be determined prior to the issuance of such shares of Common Stock and in accordance with the limitations under Section 23 of the 1940 Act. Our Board of Directors may set the per-share price above the net asset value per Share based on a variety of factors, including the total amount of our organizational and other expenses.
Investors who purchase Common Stock in the private offering will not be permitted to sell, assign, transfer or otherwise dispose of its shares of Common Stock or Capital Commitment unless we provide our prior written consent and the transfer is otherwise made in accordance with applicable law.
The initial closing of our private offering of shares of our Common Stock is expected to occur concurrently with (or shortly after) the filing of our election to be regulated as a BDC under the 1940 Act (the “Initial Closing”). We intend to permit, subject to our sole discretion, additional closings of the private offering from time to time thereafter. We reserve the right to conduct additional offerings of securities in the future in addition to this private offering. In the event that we enter into a Subscription Agreement with one or more investors after the initial capital drawdown from investors, each such investor will be required to make purchases of shares of Common Stock (each, a “Catch-up Purchase”) on one or more dates to be determined by us. The aggregate purchase price of the Catch-up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its Capital Commitment to us as all investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per-share price as determined by our Board of Directors (including any committee thereof), which price will be determined prior to the issuance of such shares of Common Stock and in accordance with the limitations under Section 23 of the 1940 Act. In order to more fairly allocate organizational expenses among all of our stockholders, investors subscribing after the initial drawdown will be required to pay a price per share above net asset value reflecting a variety of factors, including, without limitation, the total amount of our organizational and other expenses.
In addition to all legal remedies available to us, failure by an investor to purchase additional shares of Common Stock when requested will (following a cure period of ten business days) result in that investor being subject to certain default provisions set forth in the Subscription Agreement.
Defaulting investors may also forfeit their right to participate in purchasing additional shares on any future drawdown date or otherwise participate in any future investments in shares of our Common Stock.

As part of certain credit facilities, the right to make capital calls of stockholders may be pledged as collateral to a lender, which will be able to call for capital contributions upon the occurrence of an event of default under such credit facility. To the extent such an event of default does occur, stockholders could therefore be required to fund any shortfall up to their remaining Capital Commitments, without regard to the underlying value of their investment.
Investment Period and Term
We may draw down Capital Commitments to make investments at any time during the period from the Initial Closing through the third anniversary of the Initial Closing, subject to extension for up to an additional one-year period at the Adviser’s discretion (the “Investment Period”). After the end of the Investment Period, we may draw down Capital Commitments to the extent necessary to: (a) pay and/or establish reserves for our actual or anticipated expenses, including management fees, any amounts that may become due under any borrowings or other financings or similar obligations, any indemnity obligations and any other liabilities, contingent or otherwise, whether incurred before or after the end of the Investment Period, (b) complete investments or obligations (including guarantees) in any transactions for which we have entered into a letter of intent, memorandum of understanding, written bid letter, written agreement in principle, or binding written agreement as of the end of the Investment Period (including investments that are funded in phases), (c) fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rates relating to such additional investment) and/or (d) for the Company to comply with applicable laws and regulations, including the 1940 Act and the Code. For the avoidance of doubt, the termination of the Investment Period does not signify the commencement of the wind down of the Company or result in any obligation of the Company to return investors’ capital.
We reserve the right to conduct new or additional offerings of securities in the future.
We may pursue a “Liquidity Event,” which is defined as the sale of all or substantially all of our assets to, or other liquidity event with, another entity or a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of stock in each case for consideration of either cash and/or publicly listed securities of the acquirer, in each case subject to any stockholder approvals and any applicable requirements of the 1940 Act. We do not intend to target a quotation or listing of its common stock on a national securities exchange, including an initial public offering.
The Company’s term will be seven years after the Initial Closing, subject to extension for an additional one year period in the discretion of the Adviser (the “Term”). If the Company has not consummated a Liquidity Event by the end of the Term, the Board of Directors, to the extent consistent with its fiduciary duties, will use its commercially reasonable efforts to wind down or liquidate and dissolve the Company, although the Company may enter in to a Liquidity Event after the end of the Term.
Investment Advisory Agreement
We have entered into an investment advisory agreement (the “Investment Advisory Agreement”) with our Adviser. Pursuant to the Investment Advisory Agreement with our Adviser, we will pay our Adviser a base management fee for investment advisory and management services. In addition, we will reimburse the Adviser for certain expenses it incurs on our behalf. See “Item 2. Financial Information — Discussion of Management’s Expected Operating Plans — Expenses” for a discussion of the expenses (subject to the review and approval of our independent directors) that we expect to reimburse to the Adviser.
The base management fee will be calculated at an annual rate of 0.25% of our average Capital Under Management, at the end of the then-current quarter and the prior calendar quarter (and, in the case of our first quarter, Capital Under Management as of such quarter-end). Capital Under Management does not include capital acquired through the use of leverage. Our Adviser will not receive any fees on unused capital commitments. The management fee for any partial quarter will be appropriately prorated.
“Capital Under Management” means cumulative capital called, less cumulative distributions categorized as returned capital. For the avoidance of doubt, Capital Under Management does not include capital acquired through the use of leverage, and returned capital does not include distributions of our investment income

(i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) or net realized capital gains to the Company’s common stockholders.
Administration Agreement
We have entered into the Administration Agreement with our Administrator, who will provide us with office space, office services and equipment. Under the Administration Agreement, our Administrator will also perform, or oversee the performance of, our required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology, internal audit and investor relations, and being responsible for the financial records that we are required to maintain and preparing reports to our stockholders and reports filed with the SEC. In addition, our Administrator will assist us in determining and publishing our net asset value, overseeing the preparation and filing of our tax returns and the printing and dissemination of reports to our stockholders, our internal control assessment under the Sarbanes-Oxley Act and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others.
Payments under the Administration Agreement are equal to an amount that reimburses our Administrator for its costs and expenses and our allocable portion of expenses incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation paid to our Chief Compliance Officer and Chief Financial Officer. Our Board of Directors, including our independent directors, will review the allocable portion of overhead and other expenses incurred by our Administrator in performing its obligations under the Administration Agreement to determine whether such expenses are reasonable and allocated appropriately among the Company and other funds sponsored or managed by the Administrator and its affiliates. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party. Additionally, we ultimately bear the costs of any sub-administration agreements that our Administrator enters into.
Our Administrator reserves the right to waive all or part of any reimbursements due from the Company at its sole discretion.
The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, our Administrator and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it will be entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Administrator’s services under the Administration Agreement or otherwise as an administrator for us.
In addition, pursuant to a sub-administration agreement, our Administrator intends to engage State Street Bank and Trust Company (“State Street”), to act on behalf of our Administrator in the performance of certain other administrative services for us. We also intend to engage State Street directly to serve as our custodian, and as our Common Stock transfer agent, distribution paying agent and registrar.
Valuation Procedures
We conduct the valuation of our assets, pursuant to which our net asset value will be determined, at all times consistent with the generally accepted accounting principles (“GAAP”) and the 1940 Act. Our Board of Directors, with the assistance of our Audit Committee, determines the fair value of our assets, for assets with a daily public market, and for assets with no readily available public market, on at least a quarterly basis, in accordance with the terms of Topic 820 of the Financial Accounting Standards Board’s Accounting Standards Codification, as amended, Fair Value Measurement and Disclosures (“ASC 820”). Our valuation procedures are set forth in more detail below.
ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same — to estimate the price when an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).
ASC 820 establishes a hierarchical disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics.
Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
The three-level hierarchy for fair value measurement is defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices available in active markets for identical financial instruments as of the measurement date. The types of financial instruments in this category include unrestricted securities, including equities and derivatives, listed in active markets. We will not adjust the quoted price for these instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
Level 2 — inputs to the valuation methodology are quoted prices in markets that are not active or for which all significant inputs are either directly or indirectly observable as of the measurement date. The types of financial instruments in this category include less liquid and restricted securities listed in active markets, securities traded in markets that are not active, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.
Level 3 — inputs to the valuation methodology are unobservable and significant to the overall fair value measurement, and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. The types of financial instruments in this category include investments in privately held entities, non-investment grade residual interests in securitizations, collateralized loan obligations (“CLOs”), and certain over-the-counter derivatives where the fair value is based on unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.
Pursuant to the framework set forth above, we will value securities traded in active markets on the measurement date by multiplying the exchange closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. We may also obtain quotes with respect to certain of our investments from pricing services, brokers or dealers’ quotes, or counterparty marks in order to value liquid assets that are not traded in active markets. Pricing services aggregate, evaluate and report pricing from a variety of sources including observed trades of identical or similar securities, broker or dealer quotes, model-based valuations and internal fundamental analysis and research. When doing so, we will determine whether the quote obtained is sufficient according to GAAP to determine the fair value of the security. If determined adequate, we will use the quote obtained.
Securities that are illiquid or for which the pricing source does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Adviser or our Board of Directors, does not represent fair value, will each be valued as of the measurement date using all techniques appropriate under the circumstances and for which sufficient data is available. These valuation techniques may vary by investment but include comparable public market valuations, comparable precedent transaction valuations and discounted cash flow analyses. The process used to determine the applicable value is as follows: (1) each portfolio company or investment is initially valued by the investment professionals responsible for the portfolio investment using a standardized template designed to approximate fair market value based on observable market inputs and updated credit statistics and unobservable inputs; (2) preliminary valuation conclusions are documented and reviewed by a valuation committee comprised of members of our senior management and our Adviser’s senior management; (3) our Board of Directors will engage an independent third-party valuation firm to provide positive assurance on a portion of our illiquid investments each quarter (such that each illiquid investment will be reviewed by an independent valuation firm at least once on a rolling twelve month basis) including review of management’s preliminary valuation and conclusion of fair value; (4) our Audit Committee reviews the assessments of the Adviser and the independent third-party valuation firm(s) and provides our Board of Directors with recommendations with respect to the fair value of each investment in our portfolio; and (5) our Board of Directors discusses the valuation recommendations of our Audit Committee and will determine the fair value of each investment in our portfolio in good faith based on the input of the Adviser and, where applicable, the third-party valuation firm. Our Audit Committee’s recommendation of fair value will generally be based on its assessment of the following factors, as relevant:
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the nature and realizable value of any collateral;

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call features, put features and other relevant terms of debt;

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the portfolio company’s leverage and ability to make payments;

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the portfolio company’s public or “private letter” credit ratings;

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the portfolio company’s actual and expected earnings and discounted cash flow;

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prevailing interest rates for like securities and expected volatility in future interest rates;

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the markets in which the issuer does business and recent economic and/or market events; and

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comparisons to publicly traded securities.

Investment performance data utilized will be the most recently available as of the measurement date which in many cases may reflect up to a one quarter lag in information.
The Board of Directors is ultimately responsible for the determination, in good faith, of the fair value of our portfolio investments.
Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our financial statements will express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.
Regulation as a Business Development Company
General
We intend to elect to be regulated as a BDC under the 1940 Act. A BDC is a specialized investment vehicle that elects to be regulated under the 1940 Act as an investment company, but is generally subject to less onerous requirements than other registered investment companies under a regime designed to encourage lending to U.S.-based small and mid-sized businesses. Unlike many similar types of investment vehicles that are restricted to being private entities, the stock of a BDC is permitted to trade in the public equity markets (although at least initially, we do not currently intend to list shares of our Common Stock to allow for such trading). BDCs are also eligible to elect to be treated as a RIC under Subchapter M of the Code. A RIC typically does not incur significant entity-level income taxes, because it is generally entitled to deduct distributions made to its stockholders. We intend to elect to be treated, and intend to qualify annually, as a RIC, commencing concurrently with our election to be regulated as a BDC. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations.”
Potential Advantages of a BDC Compared to Other Institutional Investment Vehicles
We believe the advantages of the BDC structure derive primarily from two characteristics:
First, as a BDC, we intend to elect to be treated as a RIC under the Code. A RIC typically does not incur significant entity-level income taxes, because it is entitled to deduct distributions made to its stockholders in computing its income subject to entity-level taxation. As a result, a BDC that has elected to be a RIC does not incur any U.S. federal income tax so long as the BDC continuously maintains its registration in accordance with the 1940 Act, at least 90% of the BDC’s gross income each taxable year consists of certain types of qualifying investment income, the BDC satisfies certain asset composition requirements at the close of each quarter of its taxable year, and if the BDC distributes all of its taxable income (including net realized capital gains, if any) to its stockholders on a current basis. The rules applicable to our qualification as a RIC for tax purposes are complex and involve significant practical and technical issues. If we fail to qualify as a RIC for U.S. federal income tax purposes or are unable to maintain our qualification for any reason, then we would become subject to regular corporate income tax, which would have a material adverse effect on the amount of after-tax income available for distribution to our stockholders. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations.”
Distributions by a BDC generally are treated as dividends for U.S. tax purposes, and generally are subject to U.S. income or withholding tax unless the stockholder receiving the dividend qualifies for an exemption from U.S. tax, or the distribution is subject to one of the special look-through rules.
Distributions paid out of net capital gains can qualify for a reduced rate of taxation in the hands of an individual U.S. stockholder and an exemption from U.S. tax in the hands of a non-U.S. stockholder.
Additionally, a U.S. pension fund that owns shares in a BDC generally is not required to take account of indebtedness incurred at the level of the BDC in determining whether dividends received from a BDC constitute “unrelated debt-financed income.” Finally, a non-U.S. investor in a BDC generally does not need to take account of activities conducted by the BDC in determining whether such non-U.S. investor is engaged in the conduct of a business in the United States. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations.”
Second, a BDC is permitted to become a publicly traded company, although we do not intend to undertake an Exchange Listing. An Exchange Listing provides a BDC with access to an additional source of capital and offers investors the potential to monetize their investment through the sale of shares in an active public stock market. Many BDCs trade on either the New York Stock Exchange or the Nasdaq Stock Market. However, we do not intend to list shares of our Common Stock on any national securities exchange.
The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or investment sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors of a BDC be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that a BDC may not change the nature of its business so as to cease to be, or to withdraw its election as, a BDC unless approved by a majority of its outstanding voting securities as defined by the 1940 Act.
Qualifying Assets
Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:
(1)   Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
(a)
is organized under the laws of, and has its principal place of business in, the United States;

(b)
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c)
satisfies either of the following:

(i)
does not have any class of securities listed on a national securities exchange or has any class of securities listed on a national securities exchange subject to a $250 million market capitalization maximum; or
(ii)
is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result, the BDC has an affiliated person who is a director of the eligible portfolio company.

(2)   Securities of any eligible portfolio company which we control.
(3)   Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
(4)   Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.
(5)   Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
(6)   Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
We deem certain U.S. Treasury bills, repurchase agreements and other high-quality, short-term debt securities as cash equivalents. We intend to primarily make investments in securities described in paragraphs 1 through 3 of Section 55(a) of the 1940 Act. From time to time, including at or near the end of each fiscal quarter, we may consider using various temporary investment strategies for our business, including taking proactive steps by utilizing cash equivalents as temporary assets with the objective of enhancing our investment flexibility pursuant to Section 55 of the 1940 Act. More specifically, from time-to-time we may draw down our credit facilities, as deemed appropriate, and repay such borrowings subsequent to quarter end. We may also purchase U.S. Treasury bills or other high-quality, short-term debt securities at or near the end of the quarter and typically close out the position on a net cash basis subsequent to quarter end. The Investment Advisory Agreement excludes the amount of these transactions or such cash drawn for this purpose from total assets for purposes of computing the base management fee.
Managerial Assistance to Portfolio Companies
In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance. However, when a BDC purchases securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.
Temporary Investments
Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets.

Senior Securities
As a BDC, we are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to shares of our Common Stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% or 150%, subject to receipt of certain approvals and compliance with certain disclosure requirements, immediately after each such issuance. Section 61(a) of the 1940 Act reduces the asset coverage requirements applicable to BDCs from 200% to 150% so long as the BDC meets certain disclosure requirements and obtains certain approvals. In September 2020, our Board of Directors recommended and we received stockholder approval of the reduced asset coverage requirement from our sole stockholder. In connection with such approval and as required by applicable law for unlisted BDCs, we offered to repurchase the shares of our sole stockholder as of the date of such approval, which offer the sole stockholder declined. The reduced asset coverage requirements permit us to double the maximum amount of leverage that we are permitted to incur by reducing the asset coverage requirements applicable to us from 200% to 150%. As defined in the 1940 Act, asset coverage of 150% means that for every $100 of net assets we hold, we may raise $200 from borrowing and issuing senior securities as compared to $100 from borrowing and issuing senior securities for every $100 of net assets under 200% asset coverage. Under the 1940 Act, any preferred stock we issue, including the Series A Preferred Stock (as defined below), will constitute a “senior security” for purposes of the 150% asset coverage test. In addition, while any senior securities remain outstanding, we will be required to make provisions to prohibit any dividend distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We will also be permitted to borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage, which borrowings would not be considered senior securities, provided that any such borrowings in excess of 5% of the value of our total assets would be subject to the asset coverage ratio requirements of the 1940 Act, even if for temporary or emergency purposes. Regulations governing our operations as a BDC will affect our ability to raise, and the method of raising, additional capital, which may expose us to risks.
Code of Ethics
We and our Adviser have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions.
Personnel subject to the codes of ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the codes of ethics’ requirements. The code of ethics for each of the Adviser and the Company are available on the SEC’s website at www.sec.gov and you may obtain copies of the codes of ethics, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
Proxy Voting Policies and Procedures
We have delegated our proxy voting responsibility to our Adviser. A summary of the Proxy Voting Policies and Procedures of our Adviser are set forth below. These policies and procedures will be reviewed periodically by our Adviser and, subsequent to our election to be regulated as a BDC, our non-interested directors, and, accordingly, are subject to change. For purposes of these Proxy Voting Policies and Procedures described below, “we” “our” and “us” refers to our Adviser.
An investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, we recognize that we must vote the Company’s securities in a timely manner free of conflicts of interest and in our best interests and the best interests of our stockholders.
These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.
We will vote proxies relating to our portfolio securities in what we believe to be the best interest of our stockholders. To ensure that our vote is not the product of a conflict of interest, we will require that: (1) anyone involved in the decision making process disclose to our chief compliance officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.
A copy of our policies and procedures with respect to the voting of proxies relating to our portfolio securities is available without charge, upon request. Stockholders may obtain information regarding how we voted proxies by making a written request for proxy voting information to: SL Investment Corp., c/o Morgan Stanley 1585 Broadway New York, NY 10036 Attn: Chief Compliance Officer.
Privacy Principles
The Adviser has established policies with respect to nonpublic personal information provided to it with respect to individuals who are investors in the Company, which policies also apply to the Administrator. We have adopted the privacy policies of the Adviser as applicable to us.
We and the Adviser each recognizes the importance of maintaining the privacy of any nonpublic personal information it receives with respect to each investor. In the course of providing management services to us, the Adviser collects nonpublic personal information about investors from the Subscription Agreements and the certificates and exhibits thereto that each investor submits. We and the Adviser may also collect nonpublic personal information about each investor from conversations and correspondence between each investor and us or the Adviser, both prior to and during the course of each investor’s investment in the Company.
We and the Adviser each treat all of the nonpublic personal information it receives with respect to each investor as confidential. We and the Adviser restrict access to such information to those employees, affiliates and agents who need to know the information in order for us and the Adviser to determine whether each investor meets the regulatory requirements for an investment in the Company and, in the case of the Adviser, to provide ongoing management services to us. The Adviser maintains physical, electronic, and procedural safeguards to comply with U.S. federal standards to guard each investor’s nonpublic personal information.
The Adviser does not disclose any nonpublic personal information about any investor to any third parties, other than the Adviser’s agents, representatives and/or affiliates, or as permitted or required by law. Among other things, the law permits the Adviser to disclose such information for purposes of making investments on our behalf, complying with anti-money laundering laws, preparing tax returns and reports for each investor and determining whether each investor meets the regulatory requirements for investing in us.
Other
We will be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our independent directors and, in some cases, prior approval by the SEC.
We will be periodically examined by the SEC for compliance with the 1940 Act.
We will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
We and our Adviser each will be required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering the policies and procedures.
JOBS Act
We currently are and expect to remain an “emerging growth company,” as defined in the JOBS Act, until the earliest of:

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the last day of our fiscal year in which the fifth anniversary of an Exchange Listing occurs;

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the end of the fiscal year in which our total annual gross revenues first exceed $1.07 billion;

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the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

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the last day of a fiscal year in which we (1) have an aggregate worldwide market value of shares of our Common Stock held by non-affiliates of $700 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an emerging growth company and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have made an irrevocable election not to take advantage of this exemption from new or revised accounting standards. We therefore are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Sarbanes-Oxley Act
The Sarbanes-Oxley Act imposes a variety of regulatory requirements on companies with a class of securities registered under the Exchange Act and their insiders. Many of these requirements affect us. For example:
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pursuant to Rule 13a-14 under the Exchange Act our principal executive officer and principal financial officer must certify the accuracy of the financial statements contained in our periodic reports;

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pursuant to Item 307 under Regulation S-K under the Securities Act our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

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pursuant to Rule 13a-15 under the Exchange Act, beginning with our fiscal year ending December 31, 2020, our management must prepare an annual report regarding its assessment of our internal control over financial reporting, which must be audited by our independent registered public accounting firm; and

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pursuant to Item 308 of Regulation S-K under the Securities Act and Rule 13a-15 under the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated under such act. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we comply with that act in the future.
Bank Holding Company Act
As a bank holding company (“BHC”) that has elected Financial Holding Company (“FHC”) status under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Morgan Stanley and its affiliates are subject to comprehensive, consolidated supervision and regulation by the U.S. Board of Governors of the Federal Reserve System, (the “Federal Reserve”). Since the Adviser is a subsidiary of Morgan Stanley, the Federal Reserve will treat the Adviser as an affiliate of Morgan Stanley and controlled by Morgan Stanley. As a result, the Adviser will be subject to the BHCA and the Federal Reserve’s implementing regulations and interpretations. These regulations are subject to change, including with respect to possible limitations on the Adviser’s day-to-day control over the activities of portfolio companies. Such limitations may affect the Adviser’s decision to make investments and manage our investments. In addition, there may be limitations on the ability of the Adviser and companies in which the Adviser invests to engage in borrowing and other credit and similar transactions with depository institution affiliates of Morgan Stanley. We believe these limitations will not materially adversely affect the investment program or operations of the Adviser.
The BHCA generally prohibits BHCs, such as Morgan Stanley, and its subsidiaries from acquiring more than de minimis equity interests in non-financial companies unless certain exemptions apply.
Further, under the BHCA, eligible FHCs and their subsidiaries have authority to engage in a broader range of investments and activities than BHCs that are not FHCs.
A significant focus of the regulatory framework that applies to Morgan Stanley is to ensure that Morgan Stanley and its subsidiaries operate in a safe and sound manner, with sufficient capital, earnings and liquidity to allow Morgan Stanley to serve as a source of financial and managerial strength to Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association (the “Banks”). These Banks must remain well capitalized and well managed if Morgan Stanley is to maintain its FHC status and continue to engage in the widest range of permissible financial activities. In addition, the general exercise by the Federal Reserve of its regulatory, supervisory and enforcement authority with respect to Morgan Stanley and certain provisions of Dodd-Frank could result in the need for Morgan Stanley to change its business practices or the scope of its current lines of business, including certain limited divestitures. Although such changes could have an impact on and consequences for Morgan Stanley and the Adviser, any limited divestiture should not directly involve the Adviser.
Each investor should carefully review and familiarize itself with these rules and regulations and consult with its own counsel on how the Volcker Rule (as defined herein), Dodd-Frank and the BHCA may impact the investor.
Dodd-Frank and Volcker Rule Disclosure
Section 619 of Dodd-Frank, commonly known as the “Volcker Rule,” and regulations to implement the Volcker Rule issued by the U.S. federal financial regulators in December 2013 (“Implementing Regulations”), prohibit “banking entities” from sponsoring and investing in “covered funds”, except as permitted pursuant to certain available exemptions. Morgan Stanley and its affiliates, including the Adviser, are banking entities for purposes of the Volcker Rule and the Implementing Regulations. The term covered fund includes, among others, hedge funds and private-equity funds that are privately offered in the United States and that rely on Sections 3(c)(1) or 3(c)(7) of the 1940 Act to avoid being treated as “investment companies” under the 1940 Act.
The Volcker Rule and the Implementing Regulations impose a number of restrictions on Morgan Stanley and its affiliates that affect us and the Adviser. We will not be considered a covered fund following our election to be regulated as a BDC. In addition, prior to our election to be regulated as a BDC we will be wholly owned by entities affiliated with Morgan Stanley and would, therefore, be exempt from the definition of a covered fund. As a result, Morgan Stanley and its affiliates’ investments in us would not be subject to the Volcker Rule restrictions on investments in covered funds, but we would be considered a banking entity subject to restrictions on proprietary trading to the extent we are “controlled” by Morgan Stanley or its affiliates. Generally, we may be deemed to be controlled for these purposes if entities affiliated with Morgan Stanley own 5% or more of our outstanding voting securities. However, for a limited seeding period following the Initial Closing, which may be three years or more, we will not be deemed to be a “banking entity” solely because of the ownership of our voting securities by Morgan Stanley and its affiliates. We can offer no assurances that, at the conclusion of this seeding period, Morgan Stanley and its affiliates will not be deemed to control us for purposes of the Volcker Rule. To the extent that we are deemed a banking entity under the Volcker Rule and the Implementing Regulations, our operations may be restricted, although, given the anticipated nature of the investments we intend to make, we do not anticipate that these restrictions, if they were to apply, would impose material limitations on our operations, but can provide no assurances that they would not. Furthermore, we can offer no assurances that the rules and regulations enacted under the Volcker Rule, the BHCA and other statutes will not change in a future in a manner that would limit our operations and investments.
Each prospective investor should consult its own legal counsel to determine how it could be impacted by the Volcker Rule, the Implementing Regulations and other aspects of Dodd-Frank.
Exclusion of the Adviser from Commodity Pool Operator Definition
Engaging in commodity interest transactions such as swap transactions or futures contracts for us may cause the Adviser to fall within the definition of “commodity pool operator” under the Commodity Exchange Act (the “CEA”) and related Commodity Futures Trading Commission (“CFTC”) regulations. On September 30, 2020, the Adviser claimed an exclusion from the definition of the term “commodity pool operator” under the CEA and the CFTC regulations in connection with its management of us and, therefore, the Adviser is not subject to CFTC registration or regulation under the CEA as a commodity pool operator with respect to its management of us.
Reporting Obligations and Available Information
Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available on the SEC’s website at www.sec.gov.
Anti-Money Laundering, U.S. Department of the Treasury’s Office of Foreign Assets Control, and Foreign Corrupt Practices Act Requirements.
The Adviser and the Company comply with policies and procedures consistent with the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including the implementing regulations thereunder, the “USA PATRIOT Act”), and may become subject to the requirements of the USA PATRIOT Act. Accordingly, to allow the Adviser and the Company to comply with such policies and procedures and any applicable U.S. and other anti-money laundering laws and regulations (including rules of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury), the Adviser and the Company may require investors to provide information regarding their identity, the identity of any of their beneficial owners, the sources of funds used to subscribe for shares in the Company and other information.
The Company may decline to accept a subscription if this information is not provided or on the basis of such information that is provided. The Adviser and the Company also reserve the right to refuse to make any dividend or other payment to a shareholder if they suspect or are advised that payment of such proceeds may be non-compliant with applicable laws or regulations, or if such refusal is considered necessary or appropriate to ensure the compliance by the Adviser and/or the Company with any applicable laws or regulations.
The Adviser and the Company may request such additional information from prospective investors as the Adviser and the Company deem necessary in order to comply with Morgan Stanley policies and procedures, the USA PATRIOT Act, or other relevant U.S. or other anti-money laundering legislation or regulations, and may provide such information to a government regulatory authority if the Adviser deems it necessary in order to comply with Morgan Stanley policies and procedures, the USA PATRIOT Act or other relevant U.S. or other anti-money laundering legislation or regulations administered or enforced by such government regulatory authority.
Requests for documentation and additional information may be made at any time during which a shareholder holds shares in the Company.
Economic sanction laws in the United States and other jurisdictions may prohibit Morgan Stanley, the Adviser, their affiliates and the Company from transacting with certain countries, individuals and companies. In the United States, the U.S. Department of the Treasury’s Office of Foreign Assets Control administers and enforces laws, Executive Orders and regulations establishing U.S. economic and trade sanctions, which prohibit, among other things, transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. These types of sanctions may significantly restrict or completely prohibit investment activities in certain jurisdictions.
Morgan Stanley, the Adviser, their affiliates, and the Company are subject to various anti-corruption and anti-boycott laws, rules and regulations, such as the U.S. Foreign Corrupt Practices Act, in the jurisdictions in which they operate. Violations of these laws, rules and regulations may result in significant legal, regulatory, and monetary penalties, as well as reputational harm. Authorities including the U.S. Department of Justice and the SEC enforce the anti-corruption and anti-boycott laws, and there is risk that Morgan Stanley, the Adviser, their affiliates, or the Company could become the subject of such actual or threatened enforcement, as well as other claims or proceedings.
Certain U.S. Federal Income Tax Considerations
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our Common Stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax (the “AMT”), tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings, pension plans and trusts, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar and financial institutions. This summary assumes that investors hold shares of our Common Stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of the filing of this Registration Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), regarding any offering of our securities. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets. For purposes of this discussion, references to “dividends” are to dividends within the meaning of the U.S. federal income tax laws and associated regulations and may include amounts subject to treatment as a return of capital under section 19(a) of the 1940 Act.
A “U.S. stockholder” is a beneficial owner of shares of our Common Stock that is for U.S. federal income tax purposes:
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a citizen or individual resident of the United States;

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

A “non-U.S. stockholder” is a beneficial owner of shares of our Common Stock that is not a U.S. stockholder.
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold shares of Common Stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of Common Stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in shares of our Common Stock will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.
Election to Be Taxed as a RIC
We intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year, dividends of an amount at least equal to 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for dividends paid (the “Annual Distribution Requirement”). Although not required for us to maintain our RIC tax status, in order to preclude the imposition of a 4% nondeductible federal excise tax imposed on RICs, we must distribute to our stockholders in respect of each calendar year dividends of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the excess (if any) of our realized capital gains over our realized capital losses, or capital gain net income (adjusted for certain ordinary losses), generally for the one-year period ending on October 31 of the calendar year and (3) the sum of any net ordinary income plus capital gains net income for preceding years that were not distributed during such years and on which we paid no federal income tax (the “Excise Tax Avoidance Requirement”).
Taxation as a RIC
If we:
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qualify as a RIC; and

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satisfy the Annual Distribution Requirement;

then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain, defined as net long-term capital gains in excess of net short-term capital losses, we distribute to stockholders. As a RIC, we will be subject to U.S. federal income tax at regular corporate rates on any net income or net capital gain not distributed as dividends to our stockholders.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:
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qualify to be regulated as a BDC under the 1940 Act at all times during each taxable year;

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derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income) (the “90% Income Test”); and

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diversify our holdings so that at the end of each quarter of the taxable year:

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at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

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no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships.

We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or other tax liabilities.
In addition, as a RIC we are subject to ordinary income and capital gain distribution requirements under U.S. federal excise tax rules for each calendar year, or the Excise Tax Avoidance Requirement. If we do not meet the required distributions we will be subject to a 4% nondeductible federal excise tax on the undistributed amount. The failure to meet the Excise Tax Avoidance Requirement will not cause us to lose our RIC status. Although we currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Avoidance Requirement, under certain circumstances, we may choose to retain taxable income or capital gains in excess of current year distributions into the next tax year in an amount less than what would trigger payments of federal income tax under Subchapter M of the Code. We may then be required to pay a 4% excise tax on such income or capital gains.
A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given taxable year exceed our investment company taxable income, we may incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the net income we actually earn during those taxable years.
Any underwriting fees paid by us are not deductible. We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, with increasing interest rates or issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. Furthermore, a portfolio company in which we hold equity or debt instruments may face financial difficulty that requires us to work out, modify, or otherwise restructure such equity or debt instruments. Any such restructuring could, depending upon the terms of the restructuring, cause us to incur unusable or nondeductible losses or recognize future non-cash taxable income.
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our ability to be subject to tax as a RIC.
Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long we held a particular warrant.
Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Item 1. Business — Regulation as a Business Development Company — Senior Securities.” Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our qualification as a RIC, including certain diversification tests in order to qualify as a RIC for U.S. federal income tax purposes (the “Diversification Tests”). If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
Some of the income and fees that we may recognize, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, will not satisfy the 90% Income Test. In order to manage the risk that such income and fees might disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.
A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure its investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to income that is not qualifying income for purposes of the 90% Income Test.
There may be uncertainty as to the appropriate treatment of certain of our investments for U.S. federal income tax purposes. In particular, we may invest a portion of our net assets in below investment grade instruments. U.S. federal income tax rules with respect to such instruments are not entirely clear about issues such as if an instrument is treated as debt or equity, whether and to what extent we should recognize interest, OID or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by us, to the extent necessary, in order to seek to ensure that we distribute sufficient income to qualify, and maintain our qualification as, a RIC and to ensure that we do not become subject to U.S. federal income or excise tax.
Income received by us from sources outside the United States may be subject to withholding and other taxes imposed by such countries, thereby reducing income available to us. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. We generally intend to conduct our investment activities to minimize the impact of foreign taxation, but there is no guarantee that we will be successful in this regard.
We may invest in stocks of foreign companies that are classified under the Code as passive foreign investment companies (“PFICs”). In general, a foreign company is classified as a PFIC if at least 50% of its assets constitute investment-type assets or 75% or more of its gross income is investment-type income. In general under the PFIC rules, an “excess distribution” received with respect to PFIC stock is treated as having been realized ratably over the period during which we held the PFIC stock. We will be subject to tax on the portion, if any, of the excess distribution that is allocated to our holding period in prior taxable years (and an interest factor will be added to the tax, as if the tax had actually been payable in such prior taxable years) even though we distribute the corresponding income to stockholders. Excess distributions include any gain from the sale of PFIC stock as well as certain distributions from a PFIC. All excess distributions are taxable as ordinary income.
We may be eligible to elect alternative tax treatment with respect to PFIC stock. Under such an election, we generally would be required to include in our gross income its share of the earnings of a PFIC on a current basis, regardless of whether any distributions are received from the PFIC. If this election is made, the special rules, discussed above, relating to the taxation of excess distributions, would not apply. Alternatively, we may be able to elect to mark to market our PFIC stock, resulting in any unrealized gains at year end being treated as though they were realized and reported as ordinary income. Any mark-to-market losses and any loss from an actual disposition of the PFIC’s shares would be deductible as ordinary losses to the extent of any net mark-to-market gains included in income in prior years with respect to stock in the same PFIC.
Because the application of the PFIC rules may affect, among other things, the character of gains, the amount of gain or loss and the timing of the recognition of income with respect to PFIC stock, as well as subject us to tax on certain income from PFIC stock, the amount that must be distributed to stockholders, and which will be taxed to stockholders as ordinary income or long-term capital gain, may be increased or decreased substantially as compared to a fund that did not invest in PFIC stock.
Under the Code, gains or losses attributable to fluctuations in foreign currency exchange rates that occur between the time we accrue interest income or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pays such liabilities generally are treated as ordinary income or ordinary loss. Similarly, on disposition of some investments, including debt securities and certain forward contracts denominated in a foreign currency, gains or losses attributable to fluctuations in the value of foreign currency between the date of acquisition of the security or contract and the date of disposition also are treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains and losses, may increase or decrease the amount of our investment company taxable income to be distributed to stockholders as ordinary income. For example, fluctuations in exchange rates may increase the amount of income that we must distribute in order to qualify for treatment as a RIC and to prevent application of an excise tax on undistributed income. Alternatively, fluctuations in exchange rates may decrease or eliminate income available for distribution. If section 988 losses exceed other investment company taxable income during a taxable year, we would not be able to make ordinary distributions, or distributions made before the losses were realized would be re-characterized as a return of capital to stockholders for U.S. federal income tax purposes, rather than as ordinary dividend income, and would reduce each stockholder’s basis in shares.
Failure to Qualify as a RIC
If we were unable to qualify for treatment as a RIC and are unable to cure the failure, for example, by disposing of certain investments quickly or raising additional capital to prevent the loss of RIC status, we would be subject to tax on all of our taxable income at regular corporate rates. The Code provides some relief from RIC disqualification due to failures to comply with the 90% Income Test and the Diversification Tests, although there may be additional taxes due in such cases. We cannot assure you that we would qualify for any such relief should we fail the 90% Income Test or the Diversification Tests.
Should failure occur, all our taxable income would be subject to tax at regular corporate rates and we would not be able to deduct our dividend distributions to stockholders. Additionally we would no longer be required to distribute our income and gains. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate stockholders would be eligible to claim a dividends received deduction with respect to such dividends and non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.
The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.
Taxation of U.S. Stockholders
Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains.

Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of Common Stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20%, depending on whether the individual stockholder’s income exceeds certain threshold amounts, and if other applicable requirements are met, such distributions generally will be eligible for the corporate dividends received deduction to the extent such dividends have been paid by a U.S. corporation. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate applicable to non-corporate stockholders as well as will not be eligible for the corporate dividends received deduction.
Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains (currently generally at a maximum rate of either 15% or 20%, depending on whether the individual stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its shares of Common Stock and regardless of whether paid in cash or reinvested in additional shares of Common Stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s shares of Common Stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of Common Stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Stockholders receiving dividends in newly issued shares of Common Stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.
Although we currently intend to distribute any net capital gains at least annually, we may in the future decide to retain some or all of our net capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their shares of Common Stock. Since we expect to pay tax on any retained net capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any tax year and (2) the amount of capital gain dividends paid for that tax year, we may, under certain circumstances, elect to treat a dividend that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the tax year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.
If an investor purchases shares of Common Stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.
A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of their shares of Common Stock. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held their shares of Common Stock for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of Common Stock may be disallowed if other shares of Common Stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of shares of Common Stock acquired will be increased to reflect the disallowed loss.
In general, individual U.S. stockholders are subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether the individual U.S. stockholder’s income exceeds certain threshold amounts) on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in shares of our Common Stock. Such rate is lower than the maximum federal income tax rate on ordinary taxable income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate stockholders incurring net capital losses for a tax year (i.e., net capital losses in excess of net capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each tax year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for a tax year, but may carry back such losses for three tax years or carry forward such losses for five tax years.
The Code and the related U.S. Treasury Regulations require us (or the applicable intermediary) to annually report the adjusted cost basis information of covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.
We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain.
In addition, the U.S. federal tax status of each calendar year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction or the lower tax rates applicable to certain qualified dividends.
While we expect to be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) as a result of our Common Stock and our preferred stock, par value $0.001 per share (the “Preferred Stock”), collectively being held by at least 500 persons at all times during a taxable year, there can be no assurance we will be so treated with respect to each taxable year. If, contrary to our expectations, we are not treated as a publicly offered regulated investment company, for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (1) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the management fee paid to our investment adviser and certain of our other expenses, (2) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for such taxable year, (3) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year and (4) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. stockholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the AMT and are subject to the overall limitation on itemized deductions under Section 68 of the Code.
Backup withholding, currently at a rate of 24%, may be applicable to all taxable distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.
If a U.S. stockholder recognizes a loss with respect to shares of Common Stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisors to determine the applicability of these regulations in light of their specific circumstances.
An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.
Taxation of Non-U.S. Stockholders
Whether an investment in the shares of Common Stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of Common Stock by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in shares of our Common Stock.
Subject to the discussion below, distributions of our “investment company taxable income” to non-U.S. stockholders (including interest income, net short-term capital gain or foreign-source dividend and interest income, which generally would be free of withholding if paid to non-U.S. stockholders directly) will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty, assuming the non-U.S. stockholder provides the required documentation evidencing its eligibility for such lower rate) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the distributions will generally be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.
Certain properly designated dividends received by a non-U.S. stockholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% stockholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for a tax year) as well as if certain other requirements are satisfied. Nevertheless, it should be noted that in the case of shares of our stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as an interest-related dividend or short-term capital gain dividend. Moreover, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding.
Actual or deemed distributions of our net capital gains to a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale of shares of our Common Stock, will not be subject to federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States or, in the case of an individual non-U.S. stockholder, the stockholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.
If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of shares of our Common Stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).
A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certification (e.g., an IRS Form W-8BEN, IRS Form W-8BEN-E, or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
Withholding of U.S. tax (at a 30% rate) is required by the Foreign Account Tax Compliance Act (“FATCA”), provisions of the Code with respect to payments of dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive new reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Stockholders may be requested to provide additional information to enable the applicable withholding agent to determine whether withholding is required.
An investment in shares by a non-U.S. person may also be subject to U.S. federal estate tax. Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax,
U.S. federal estate tax, withholding tax, and state, local and foreign tax consequences of acquiring, owning or disposing of shares of our Common Stock.
Other Taxes
Stockholders may be subject to state, local and non-U.S. taxes applicable to their investment in shares. Stockholders are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in our shares.

ITEM 1A.
RISK FACTORS

Investing in shares of our Common Stock involves a number of significant risks. Before you invest in shares of our Common Stock, you should be aware of various risks, including those described below. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment. The risk factors described below are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.
Risks Relating to Our Business and Structure
We are a new company with no operating history.
We were formed on August 24, 2020 and expect to commence operations in the fourth quarter of 2020. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective, that we will not qualify or maintain our qualification to be treated as a RIC, and that the value of your investment could decline substantially. We anticipate, based on the amount of proceeds raised in the initial or subsequent closings, that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable investments in private middle-market companies. In order to comply with the RIC diversification requirements during the startup period, we may invest proceeds in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt Investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we seek to receive in respect of suitable portfolio investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested. We will pay a Base Management Fee to our Adviser throughout this interim period irrespective of our performance. If the Base Management Fee and our other expenses exceed the return on the temporary investments, our equity capital will be eroded.
We are operating in a period of capital markets disruption and economic uncertainty. The conditions have materially and adversely affected debt and equity capital markets in the United States, and any future disruptions or instability in capital markets may have a negative impact on our business and operations.
From time to time, capital markets may experience periods of disruption and instability for a variety of reasons. The outbreak of Coronavirus beginning in late 2019 and subsequently spreading across the world, including to the United States, has had and could continue to lead to extreme volatility and disruptions in local, regional, national and global markets and economies affected thereby. The Coronavirus pandemic may affect the portfolio companies in which we will invest. The Coronavirus outbreak has resulted in, and until fully resolved is likely to continue to result in, the following among other things: (i) imposition by various local, state, and federal governmental authorities of various forms of travel restrictions, business closures and other quarantine measures, resulting in significant disruption to the businesses of many middle market companies including supply chains, demand and practical aspects of their operations, as well as in lay-offs or furloughs of employees and deferral of capital expenditures, and, while these effects are hoped to be temporary, some effects could be persistent or even permanent; (ii) potential adverse impacts on the ability of borrowers to meet loan covenants, post margin or repay loans on a timely basis and on the value of their collateral; (iii) increased draws by borrowers on revolving lines of credit, which lenders, including the Company, may not have the ability under the applicable credit agreement to refuse to fund without the Company being in default and suffering financial penalties; (iv) increased requests by borrowers for amendments and waivers of their credit agreements to avoid default, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans; (v) potential increased disputes with counterparties who assert that failure to perform (or delay in performing) might be excused under so called “material adverse change,” force majeure and similar provisions in such contracts; (vi) volatility and disruption of markets including greater volatility in pricing and spreads, difficulty in valuing loans during periods of increased volatility, and liquidity issues; (vii) reduction in certain interest rates by the U.S. Federal Reserve and other central banks and decreased LIBOR; (viii) unfavorable economic conditions that would be expected to increase borrowers’ funding costs, limit borrowers’ access to the capital markets or result in a decision by lenders not to extend credit to borrowers; and (ix) rapidly evolving proposals and/or actions by local, state and federal governments to address problems being experienced by the markets and by businesses and the economy in general which will not necessarily adequately address the problems facing the loan market and middle market companies. In this environment, there is a heightened likelihood of government intervention or regulation and/or changes in law, including by way of example laws and regulations requiring lenders such as the Company to waive payments from borrowers, defer maturities on loans and/or cancel or delay foreclosures on a borrower’s assets, any of which could have a material adverse effect on the Company and its investments. Moreover, the ability, or willingness, of a party (including the Company, a borrower or a counterparty or service provider to the Company or a borrower) to perform its obligations under its contracts may be adversely affected by an outbreak of the Coronavirus or other infectious disease and the resulting economic impact, which may raise concerns over whether such failure to perform (or delay in performing) might be excused under so called “material adverse change,” force majeure or similar provisions in such contracts. As a result, borrowers, counterparties and service providers to the Company may fail to perform (or delay the performance of) their obligations to the Company, some expected transactions may not close on time or at all, the Company, the Adviser or a borrower may be forced (or may elect) to breach certain agreements, and any of such events could have a material adverse effect on the Company and its investments.
Capital markets disruptions and instability have also occurred in the past and may occur in the future. For example, from 2008 to 2009, the global capital markets were unstable as evidenced by the lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of the U.S. federal government and various foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. There have been more recent periods of volatility and there can be no assurance that adverse market conditions will not repeat themselves in the future. Furthermore, uncertainty between the United States and other countries with respect to trade policies, treaties and tariffs, among other factors, have caused disruptions in the global markets, and we cannot assure you that these market conditions will not continue or worsen in the future. Terrorist acts, acts of war, natural disasters, or disease outbreaks, pandemics or other public health crises may cause periods of market instability and volatility and may disrupt the operations of us and our portfolio companies for extended periods of time. If similar adverse and volatile market conditions repeat in the future, we and other companies in the financial services sector may have to access, if available, alternative markets for debt and equity capital in order to grow. Equity capital may be particularly difficult to raise during periods of adverse or volatile market conditions because, subject to some limited exceptions, as a BDC, we are generally not able to issue additional shares of Common Stock at a price less than the net asset value per share without first obtaining approval for such issuance from our stockholders and our Board of Directors, including all of our directors who are not “interested persons” of us, as defined in the 1940 Act.
Moreover, the re-appearance of market conditions similar to those experienced from 2008 through 2009 for any substantial length of time or worsened market conditions, including as a result of U.S. government shutdowns or the perceived creditworthiness of the United States, could make it difficult for us to borrow money or to extend the maturity of or refinance any indebtedness we may have under similar terms and any failure to do so could have a material adverse effect on our business. The debt capital that will be available to us in the future, if any, may be at a higher cost and on less favorable terms and conditions than would currently be available. If we are unable to raise or refinance debt, stockholders may not benefit from the potential for increased returns on equity resulting from leverage and we may be limited in our ability to make new commitments or to fund existing commitments to our portfolio companies.
Given the periods of extreme volatility and dislocation in the capital markets from time to time, many BDCs have faced, and may in the future face, a challenging environment in which to raise or access capital. In addition, significant changes in the capital markets, including the extreme volatility and disruption over the past several years, has had, and may in the future have, a negative effect on asset valuations and on the potential for liquidity events. While most of our investments will not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through to maturity). As a result, volatility in the capital markets can adversely affect the valuations of our investments. Further, the illiquidity of our investments may make it difficult for us to sell such investments to access capital if required. As a result, we could realize significantly less than the value at which we have recorded our investments if we were required to sell them for liquidity purposes. In addition, a prolonged period of market illiquidity may cause us to reduce the volume of loans and debt securities we originate and/or fund and adversely affect the value of our portfolio investments, which could have a material and adverse effect on our business, financial condition, results of operations and cash flows. An inability to raise or access capital could have a material adverse impact on our business, financial condition or results of operations.
Operating as a BDC imposes numerous constraints on us and significantly reduces our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company, which would subject us to additional regulatory restrictions.
The 1940 Act imposes numerous constraints on the operations of BDCs that do not apply to certain of the other investment vehicles managed by our Adviser and its affiliates. BDCs are required, for example, to invest at least 70% of their total assets primarily in securities of U.S. private or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt instruments that mature in one year or less from the date of investment. These constraints and our Adviser’s limited operating history under these constraints may hinder our ability to take advantage of attractive investment opportunities and to achieve our investment objective. Furthermore, any failure to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants.
We may be precluded from investing in what our Adviser believes are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we will be prohibited from making any additional investment that is not a qualifying asset and could be forced to forgo attractive investment opportunities. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies (which could result in the dilution of our position).
If we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company that is required to register under the 1940 Act, which would subject us to additional regulatory restrictions and significantly decrease our operating flexibility. In addition, any such failure could cause an event of default under any outstanding indebtedness we might have, which could have a material adverse effect on our business, financial condition or results of operations.
We are subject to risks associated with the current interest rate environment and to the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income.
To the extent we borrow money or issue debt securities or additional series of Preferred Stock to make investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay interest or distributions on such debt securities or Preferred Stock and the rate at which we invest these funds. In addition, we anticipate that many of our debt investments and borrowings will have floating interest rates that reset on a periodic basis, and many of our investments will be subject to interest rate floors. As a result, a significant change in market interest rates could have a material adverse effect on our net investment income. Rising interest rates on floating rate loans we make to portfolio companies could drive an increase in defaults or accelerated refinancings. Some portfolio companies may be unable to refinance into fixed rate loans or repay outstanding amounts, leading to a gradual decline in the credit quality of our portfolio. In periods of rising interest rates, our cost of funds will increase because we expect that the interest rates on the majority of amounts we borrow will be floating. This change could reduce our net investment income to the extent any debt investments have fixed interest rates. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act and applicable commodities laws. These activities may limit our ability to benefit from lower interest rates with respect to hedged borrowings. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.
Changes in LIBOR, or its discontinuation, may adversely affect our business and results of operations.
Many financial instruments use or may use a floating rate based on the London Interbank Offered Rate, or LIBOR, which is the offered rate for short-term Eurodollar deposits between major international banks. For several years, LIBOR has been the subject of national and international regulatory scrutiny. Among other things, there is concern with the integrity of LIBOR due in part to the limited number of transactions in the interbank lending market underlying LIBOR. As a result, central banks around the world, including the Federal Reserve, have commissioned working groups of market participants and official sector representatives with the goal of finding suitable replacements for LIBOR and replacements or reforms of other interest rate benchmarks. Other interbank offered rates, as well as select other interest rate benchmarks besides LIBOR (such as EURIBOR and EONIA in Europe), are also being evaluated in their respective jurisdictions for potential reform. It is expected that a transition away from the widespread use of LIBOR and such other reference rates to alternative rates based on observable market transactions and other potential interest rate benchmark reforms will occur over the course of the next few years. For example, on July 27, 2017, the head of the United Kingdom’s Financial Conduct Authority (“FCA”) announced a desire to phase out the use of LIBOR by the end of 2021; in fact, the FCA has indicated it will not compel panel banks to continue to contribute to LIBOR after the end of 2021. The committee established by the Federal Reserve, the Alternative Reference Rates Committee, announced the replacement of LIBOR with a new index, based on overnight repurchase agreements collateralized by U.S. Treasury securities, called the Secured Overnight Financing Rate (“SOFR”). The Federal Reserve Bank of New York began publishing SOFR in April 2018. At this time, it is not possible to predict whether SOFR will attain market traction as a LIBOR replacement tool, and the future of LIBOR is still uncertain. The effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR or other reference rates that may be enacted in the United Kingdom or elsewhere cannot be predicted at this time, and it is not possible to predict whether LIBOR will continue to be viewed as an acceptable market benchmark, what rate or rates may become accepted alternatives to LIBOR, or what the effect of any such changes in views or alternatives may have on the financial markets for financial instruments based on LIBOR. If LIBOR ceases to exist, we may need to renegotiate the credit agreements extending beyond 2021 with our portfolio companies that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with the new standard that is established. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market value for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to us and could have a material adverse effect on our business, financial condition, tax position and results of operations.
The market transition away from LIBOR and other current reference rates to alternative reference rates is complex and could have a range of adverse impacts on our business, financial condition and results of operations. In particular, any such transition or reform could:
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Adversely impact the pricing, liquidity, value of, return on and trading for a broad array of financial products, including any LIBOR-linked securities, loans and derivatives that are included in our assets and liabilities;

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Require extensive changes to documentation that governs or references LIBOR or LIBOR-based products, including, for example, pursuant to time-consuming renegotiations of existing documentation to modify the terms of outstanding investments and hedging transactions;

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Result in a population of products with documentation that governs or references LIBOR or LIBOR-based products but that cannot be amended due to an inability to obtain sufficient consent from counterparties or product owners;

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Result in inquiries or other actions from regulators in respect of our preparation and readiness for the replacement of LIBOR with one or more alternative reference rates;

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Result in disputes, litigation or other actions with portfolio companies, or other counterparties, regarding the interpretation and enforceability of provisions in our LIBOR-based investments, such as fallback language or other related provisions, including, in the case of fallbacks to the alternative reference rates, any economic, legal, operational or other impact resulting from the fundamental differences between LIBOR and the various alternative reference rates;
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Require the transition and/or development of appropriate systems and analytics to effectively transition our risk management processes from LIBOR-based products to those based on one or more alternative reference rates, which may prove challenging given the limited history of the proposed alternative reference rates; and

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Cause us to incur additional costs in relation to any of the above factors.

Alteration of the terms of a debt instrument or a modification of the terms of other types of contracts to replace an interbank offered rate with a new reference rate could result in a taxable exchange and the realization of income and gain/loss for U.S. federal income tax purposes. The IRS has issued proposed regulations regarding the tax consequences of the transition from interbank offered rates to new reference rates in debt instruments and non-debt contracts. Under the proposed regulations, to avoid such alteration or modification of the terms of a debt instrument being treated as a taxable exchange, among other requirements, the fair market value of the modified instrument or contract must be substantially equivalent to its fair market value before the qualifying change was made. The IRS may withdraw, amend or finalize, in whole or part, these proposed regulations and/or provide additional guidance, with potential retroactive effect.
Depending on several factors, including those set forth above, our business, financial condition and results of operations could be materially adversely impacted by the market transition or reform of certain reference rates and benchmarks. Other factors include the pace of the transition to replacement or reformed rates, timing mismatches between cash and derivative markets, the specific terms and parameters for and market acceptance of any alternative reference rate, market conventions for the use of any alternative reference rate in connection with a particular product (including the timing and market adoption of any conventions proposed or recommended by any industry or other group), prices of and the liquidity of trading markets for products based on alternative reference rates, and our ability to transition and develop appropriate systems and analytics for one or more alternative reference rates.
We depend upon our Adviser and Administrator for our success and upon their access to the investment professionals and partners of Morgan Stanley and its affiliates.
We do not have any internal management capacity or employees. We depend on the diligence, skill and network of business contacts of the senior investment professionals of our Adviser to achieve our investment objective. We cannot assure you that we will replicate the historical results achieved for other Morgan Stanley funds, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. We expect that the Adviser will evaluate, negotiate, structure, close and monitor our investments in accordance with the terms of the Investment Advisory Agreement. We can offer no assurance, however, that the senior investment professionals of the Adviser will continue to provide investment advice to us. The loss of any member of the Adviser’s Investment Committee or of other senior investment professionals of the Adviser and its affiliates would limit our ability to achieve our investment objective and operate as we anticipate. In addition, we can offer no assurance that the resources, relationships and expertise of Morgan Stanley will be available for every transaction or generally during the term of the Company. This could have a material adverse effect on our financial condition, results of operations and cash flows.
We depend on the diligence, skill and network of business contacts of the professionals available to our Administrator to carry out the administrative functions necessary for us to operate, including the ability to select and engage sub-administrators and third party service providers. We can offer no assurance, however, that the professionals of the Administrator will continue to provide administrative services to us. In addition, we can offer no assurance that the resources, relationships and expertise of Morgan Stanley will be available to the Administrator throughout the term of the Company. This could have a material adverse effect on our financial condition, results of operations and cash flows.

Our business model depends to a significant extent upon strong referral relationships with sponsors. Any inability of the Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
We depend upon the Adviser’s and its affiliates relationships with sponsors, and we intend to rely to a significant extent upon these relationships to provide us with potential investment opportunities. If the Adviser fails to maintain such relationships, or to develop new relationships with other sponsors or sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom the principals of the Adviser and its affiliates have relationships are not obligated to provide us with investment opportunities, and, therefore, we can offer no assurance that these relationships will generate investment opportunities for us in the future.
We are dependent on the Adviser’s key personnel in seeking to achieve our investment objectives.
We do not have any internal management capacity or employees. Through staffing agreements, the Adviser depends on the investment professionals of affiliates of Morgan Stanley and such investment professionals’ diligence, skill and network of business contacts. Our success will depend to a significant extent on the continued service and coordination of our executive officers and members of the investment committee. The diversion of time by, or departure of, any of these individuals could have a material adverse effect on our ability to achieve our investment objectives.
We may not replicate the historical results achieved by other entities managed or sponsored by members of the Adviser’s Investment Committee, or by the Adviser’s or its affiliates.
Our investments may differ from those of existing accounts that are or have been sponsored or managed by members of the Adviser’s Investment Committee, the Adviser or affiliates of the Adviser. Investors in our securities are not acquiring an interest in any accounts that are or have been sponsored or managed by members of the Adviser’s Investment Committee, the Adviser or affiliates of the Adviser. Subject to the requirements of the 1940 Act and the provisions of the co-investment exemptive order applicable to us, we may consider co-investing in portfolio investments with Affiliated Investment Accounts (as defined below) or other accounts sponsored or managed by members of the Adviser’s Investment Committee, the Adviser or its affiliates. Any such investments are subject to regulatory limitations and approvals by directors who are not “interested persons,” as defined in the 1940 Act. We can offer no assurance, however, that we will obtain such approvals or develop opportunities that comply with such limitations. We also cannot assure you that we will replicate the historical results achieved for other Morgan Stanley funds by members of the Investment Committee, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated. Moreover, current or future market volatility and regulatory uncertainty may have an adverse impact on our future performance.
Our financial condition and results of operation depend on our ability to manage future growth effectively.
Our ability to achieve our investment objective depends on our ability to grow, which depends, in turn, on the Adviser’s ability to identify, invest in and monitor companies that meet our investment selection criteria. Accomplishing this result on a cost-effective basis is largely a function of the Adviser’s structuring of the investment process, its ability to provide competent, attentive and efficient services to us and our access to financing on acceptable terms. The management team of the Adviser has substantial responsibilities under our Investment Advisory Agreement. We can offer no assurance that any current or future employees of the Adviser will contribute effectively to the work of, or remain associated with, the Adviser. We caution you that the principals of our Adviser or Administrator may also be called upon to provide managerial assistance to our portfolio companies and those of other investment vehicles, including other BDCs, such as MS DLF, which are managed by the Adviser. Such demands on their time may distract them or slow our rate of investment. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.
The Adviser may frequently be required to make investment analyses and decisions on an expedited basis in order to take advantage of investment opportunities, and our Adviser may not have knowledge of all circumstances that could impact an investment by the Company.
Investment analyses and decisions by the Adviser may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to the Adviser at the time of making an investment decision may be limited. Therefore, we can offer no assurance that the Adviser will have knowledge of all circumstances that may adversely affect a portfolio investment, and the Adviser may make portfolio investments which it would not have made if more extensive due diligence had been undertaken. In addition, the Adviser may rely upon independent consultants and advisors in connection with its evaluation of proposed investments, and we can offer no assurance as to the accuracy or completeness of the information provided by such independent consultants and advisors or to the Adviser’s right of recourse against them in the event errors or omissions do occur.
There are significant potential conflicts of interest that could affect our investment returns.
As a result of our arrangements with the Adviser and its affiliates and the Adviser’s Investment Committee, there may be times when the Adviser or such persons have interests that differ from those of our stockholders, giving rise to a conflict of interest.
Conflicts related to obligations the Adviser’s Investment Committee, the Adviser or its affiliates have to other clients and conflicts related to fees and expenses of such other clients.
Morgan Stanley, the parent company of the Adviser, has advised clients and has sponsored, managed or advised other alternative investment funds, regulated funds and investment programs, accounts and businesses (collectively, together with any new or successor funds, program, accounts or business, the “Affiliated Investment Accounts”) with a wide variety of investment objectives that in some instances may overlap or conflict with our investment objectives and present conflicts of interest. In addition, Morgan Stanley may also from time to time create new or successor Affiliated Investment Accounts that may compete with us and present similar conflicts of interest. See Item 7 — “Certain Relationships and Related Transactions, and Director Independence.” In serving in these multiple capacities, Morgan Stanley, including the Adviser, the Investment Committee and the Investment Team, may have obligations to other clients or investors in Affiliated Investment Accounts, the fulfillment of which may not be in the best interests of us or our stockholders. Our investment objective may overlap with the investment objectives of certain Affiliated Investment Accounts. For example, the Adviser currently serves as the investment adviser to MS DLF, a BDC which is pursuing an investment objective and investment strategy similar to ours. As a result, the members of the Investment Committee may face conflicts in the allocation of investment opportunities among us and other investment funds, programs, accounts and businesses advised by or affiliated with the Adviser. Certain Affiliated Investment Accounts, including MS DLF, may provide for higher management fees, incentive fees, greater expense reimbursements or overhead allocations, or permit the Adviser and its affiliates to receive higher origination and other transaction fees, all of which may contribute to this conflict of interest and create an incentive for the Adviser to favor such other accounts. For example, the 1940 Act restricts the Adviser from receiving more than a 1% fee in connection with loans that we acquire, or originate, a limitation that does not exist for certain other accounts.
Morgan Stanley currently invests and plans to continue to invest on its own behalf and on behalf of its Affiliated Investment Accounts in a wide variety of investment opportunities in North America, Europe and elsewhere. Morgan Stanley and, to extent consistent with applicable law and/or the exemptive relief and the Adviser’s allocation policies and procedures, its Affiliated Investment Accounts will be permitted to invest in investment opportunities without making such opportunities available to us beforehand. Subject to the requirements of the exemptive relief applicable to us, Morgan Stanley may offer investments that fall into the investment objectives of an Affiliated Investment Account to such account or make such investment on its own behalf, even though such investment also falls within our investment objectives. We may invest in opportunities that Morgan Stanley and/or one or more Affiliated Investment Accounts has declined, and vice versa. All of the foregoing may reduce the number of investment opportunities available to us and may create conflicts of interest in allocating investment opportunities among the Company, itself and the Affiliated Investment Accounts. Morgan Stanley will allocate opportunities among one or more of the Company, itself and such Affiliated Investment Accounts in accordance with the terms of its allocation policies and procedures. Investors should note that the conflicts inherent in making such allocation decisions may not always be resolved to our advantage. There can be no assurance that we will have an opportunity to participate in certain opportunities that fall within our investment objectives.
It is possible that Morgan Stanley or an Affiliated Investment Account will invest in a company that is or becomes a competitor of a portfolio company of the Company. Such investment could create a conflict between the Company, on the one hand, and Morgan Stanley or the Affiliated Investment Account, on the other hand. In such a situation, Morgan Stanley may also have a conflict in the allocation of its own resources to the portfolio company. In addition, certain Affiliated Investment Accounts will be focused primarily on investing in other funds which may have strategies that overlap and/or directly conflict and compete with us.
To the extent permitted by law, it should be noted that Morgan Stanley has, directly or indirectly, made large investments in certain of its Affiliated Investment Accounts, and accordingly Morgan Stanley’s investment in us may not be a determining factor in the outcome of any of the foregoing conflicts.
In the course of our investing activities, we pay management fees to the Adviser and reimburse certain expenses of the Administrator. As a result, investors in shares of our Common Stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than one might achieve through direct investments. As a result of this arrangement, there may be times when the Adviser has interests that differ from those of our common stockholders, giving rise to a conflict.
The Adviser’s investment professionals are engaged in other investment activity on behalf of other clients.
Certain investment professionals who are involved in our activities remain responsible for the investment activities of other Affiliated Investment Accounts managed by the Adviser and its affiliates, and they will devote time to the management of such investments and other newly created Affiliated Investment Accounts (whether in the form of funds, separate accounts or other vehicles), as well as their own investments. For example, our directors and officers also serve as directors and officers of MS DLF, a BDC that is advised by the Adviser and is pursuing an investment objective and investment strategy similar to ours. In addition, in connection with the management of investments for other Affiliated Investment Accounts, members of Morgan Stanley and its affiliates may serve on the boards of directors of or advise companies which may compete with our portfolio investments. Moreover, these Affiliated Investment Accounts managed by Morgan Stanley and its affiliates may pursue investment opportunities that may also be suitable for us.
The Adviser’s Investment Committee, the Adviser or its affiliates may, from time to time, possess material non-public information, limiting our investment discretion.
Principals of the Adviser and its affiliates and members of the Adviser’s Investment Committee may serve as directors of, or in a similar capacity with, companies in which we invest, the securities of which are purchased or sold on our behalf. In the event that material nonpublic information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on us.
Conflicts related to other arrangements with affiliates of the Adviser.
We pay to the Administrator our allocable portion of certain expenses incurred by the Administrator in performing its obligations under the Administration Agreement, such as our allocable portion of the cost of our chief financial officer and chief compliance officer. These arrangements create conflicts of interest that our Board of Directors must monitor.
Our ability to enter into transactions with our affiliates will be restricted.
As a BDC, we are prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of a majority of our independent directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is our affiliate for purposes of the 1940 Act, and we are generally prohibited from buying or selling any securities from or to such affiliate on a principal basis, absent the prior approval of our Board of Directors and, in some cases, the SEC. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which in certain circumstances could include investments in the same portfolio company (whether at the same or different times to the extent the transaction involves a joint investment), without prior approval of our Board of Directors and, in some cases, the SEC. If a person acquires more than 25% of our voting securities, we will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates.
The SEC has interpreted the BDC regulations governing transactions with affiliates to prohibit certain joint transactions involving entities that share a common investment adviser. As a result of these restrictions, we may be prohibited from buying or selling any security from or to any portfolio company that is controlled by a fund managed by the Adviser or their respective affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us.
We may, however, invest alongside our Adviser’s and/or its affiliates’ other clients, in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations, guidance and exemptive relief orders. However, although the Adviser endeavors to fairly allocate investment opportunities in the long-run, we can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time. The SEC has granted our Adviser exemptive relief that allows us to enter into certain negotiated co-investment transactions alongside certain Affiliated Investment Accounts in a manner consistent with our investment objective, positions, policies, strategies, and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with the Order. Pursuant to the Order, we are permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our eligible directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching in respect of us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.
In situations when co-investment with affiliates’ other clients is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of the exemptive relief granted to us by the SEC (as discussed above), our Adviser will need to decide which client or clients will proceed with the investment. Generally, we will not have an entitlement to make a co-investment in these circumstances and, to the extent that another client elects to proceed with the investment, we will not be permitted to participate. Moreover, except in certain circumstances, we will not invest in any issuer in which an affiliate’s other client holds a controlling interest.
The recommendations given to us by our Adviser may differ from those rendered to their other clients.
Our Adviser and its affiliates may give advice and recommend securities to other clients which may differ from advice given to, or securities recommended or bought for, us even though such other clients’ investment objectives may be similar to ours.
Shares of our Common Stock are illiquid investments for which there is not a secondary market.
We do not know at this time what circumstances will exist in the future, and therefore we do not know what factors our Board of Directors will consider in contemplating a Liquidity Event in the future. We define a “Liquidity Event” as any of the sale of all or substantially all of our assets to, or other liquidity event with, another entity or a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of stock in each case for consideration of either cash and/or publicly listed securities of the acquirer, in each case subject to any stockholder approvals and any applicable requirements of the 1940 Act. We do not intend to target a quotation or listing of our Common Stock on a national securities exchange, including an initial public offering. Even if we were to complete an initial public offering or listing on a national securities exchange to establish a secondary market for shares of our Common Stock or otherwise complete a Liquidity Event, you may not receive a return of all of your invested capital as shares of closed-end investment companies and BDCs frequently trade at a discount from their net asset value. This characteristic of closed-end investment companies and BDCs is separate and distinct from the risk that our net asset value per Share may decline. We cannot predict whether shares of our Common Stock, if listed on a national securities exchange, would trade at, above or below net asset value.

We may be the target of litigation.
We may be the target of securities litigation in the future, particularly if the value of shares of our Common Stock fluctuates significantly. We could also generally be subject to litigation, including derivative actions by our stockholders. Any litigation could result in substantial costs and divert management’s attention and resources from our business and cause a material adverse effect on our business, financial condition and results of operations.
We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
The business of identifying and structuring investments of the types contemplated by us is competitive and involves a high degree of uncertainty. We are competing for investments with other investment funds, including MS DLF, as well as more traditional lending institutions and private credit-focused competitors. Over the past several years, an increasing number of funds have been formed, with investment objectives similar to, or overlapping with, our investment objectives (and many such existing funds have grown substantially in size). In addition, other firms and institutions are seeking to capitalize on the perceived opportunities with vehicles, funds and other products that are expected to compete with us for investments. Other investors may make competing offers for investment opportunities that we identify. Even after an agreement in principle has been reached with the board of directors or owners of an acquisition target, consummating the transaction is subject to a myriad of uncertainties, only some of which are foreseeable or within the control of the Adviser. Some of our competitors may have access to greater amounts of capital and to capital that may be committed for longer periods of time or may have different return thresholds than us, and thus these competitors may have advantages over us. In addition, issuers may prefer to take advantage of favorable high-yield markets and issue subordinated debt in those markets, which could result in fewer credit investment opportunities for us. In addition to competition from other investors, the availability of investment opportunities generally will be subject to market conditions as well as, in many cases, the prevailing regulatory or political climate. We can offer no assurance that we will be successful in obtaining suitable investments, or that if we make such investments, our objectives will be achieved.
We will be subject to corporate-level income tax if we are unable to qualify as a RIC.
In order to qualify as a RIC under the Code, we must meet certain source-of-income, asset diversification and distribution requirements. The distribution requirement for a RIC is satisfied if we distribute to our stockholders dividends for U.S. federal income tax purposes of an amount generally at least equal to 90% of our investment company taxable income, which is generally our net ordinary income plus the excess of our net short-term capital gains in excess of our net long-term capital losses, determined without regard to any deduction for dividends paid, to our stockholders on an annual basis. We are subject, to the extent we use debt financing, to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to qualify as a RIC. If we are unable to obtain cash from other sources, we may fail to be subject to tax as a RIC, in which case we will be subject to corporate-level income tax. To qualify as a RIC, we must also meet certain asset diversification requirements at the end of each quarter of our taxable year. Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to continue to qualify as a RIC. Because most of our investments are in private or thinly traded public companies, any such dispositions could be made at disadvantageous prices and may result in substantial losses. If we fail to qualify as a RIC for any reason and become subject to corporate-level income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distributions to stockholders, the amount of our distributions and the amount of funds available for new investments. Such a failure would have a material adverse effect on us and our stockholders. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations — Taxation as a RIC.”
We will need to raise additional capital to grow because we must distribute most of our income.
We will need additional capital to fund new investments and grow our portfolio of investments. We intend to access the capital markets periodically to issue debt or equity securities or borrow from financial institutions in order to obtain such additional capital. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. A reduction in the availability of new capital could limit our ability to grow. In addition, we will be required to distribute each taxable year an amount at least equal to 90% of the sum of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, or investment company taxable income, determined without regard to any deduction for dividends paid as dividends for U.S. federal income tax purposes, to our stockholders to maintain our ability to be subject to tax as a RIC. As a result, these earnings are not available to fund new investments. An inability to access the capital markets successfully could limit our ability to grow our business and execute our business strategy fully and could decrease our earnings, if any. This would have an adverse effect on the value of our securities. If we are not able to raise capital and are at or near our targeted leverage ratios, we may receive smaller allocations, if any, on new investment opportunities under the Adviser’s allocation policies and procedures.
We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.
For U.S. federal income tax purposes, we include in income certain amounts that we have not yet received in cash, such as the accretion of OID. This may arise if we receive warrants in connection with the making of a loan and in other circumstances, or through contracted PIK interest, which represents contractual interest added to the loan balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment activities, or increases in loan balances as a result of contracted PIK arrangements, is included in our income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we do not receive in cash.
Since in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement in a given taxable year to distribute to our stockholders dividends for U.S. federal income tax purposes an amount at least equal to 90% of our investment company taxable income, determined without regard to any deduction for dividends paid, to our stockholders to qualify and maintain our ability to be subject to tax as a RIC. In such a case, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain such cash from other sources, we may fail to qualify as a RIC and thus be subject to corporate-level income tax. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations — Taxation as a RIC.”
If we are not treated as a “publicly offered regulated investment company,” as defined in the Code, U.S. stockholders that are individuals, trusts or estates will be taxed as though they received a distribution of some of our expenses.
While we expect to be treated as a “publicly offered regulated investment company” as a result of either (1) shares of our Common Stock and our Preferred Stock collectively being held by at least 500 persons at all times during a taxable year, (2) shares of our Common Stock are continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act) or (3) shares of our Common Stock being treated as regularly traded on an established securities market, if we are not so treated, each U.S. stockholder that is an individual, trust or estate will be treated as having received a dividend for U.S. federal income tax purposes from us in the amount of such U.S. stockholder’s allocable share of the management fee paid to our investment adviser and certain of our other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. stockholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the AMT and are subject to the overall limitation on itemized deductions under Section 68 of the Code. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders.”

Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital. As a BDC, the necessity of raising additional capital exposes us to risks, including the typical risks associated with leverage.
We may issue debt securities or additional series of Preferred Stock and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, we are currently permitted to issue “senior securities,” including borrowing money from banks or other financial institutions, only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% of gross assets less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. If we fail to comply with certain disclosure requirements, our asset coverage ratio under the 1940 Act would be 200%, which would decrease the amount of leverage we are able to incur. If the value of our assets declines, we may be unable to satisfy the applicable asset coverage ratio. If that happens, we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when such sales may be disadvantageous. Also, any amounts that we use to service our indebtedness would not be available for distributions to holders of shares of our Common Stock. If we issue senior securities, we will be exposed to typical risks associated with leverage, including an increased risk of loss.
In the absence of an event of default, no person or entity from which we borrow money has a veto right or voting power over our ability to set policy, make investment decisions or adopt investment strategies. Shares of our Preferred Stock, including the Series A Preferred Stock, are another form of leverage and rank “senior” to our Common Stock in our capital structure. Preferred stockholders have separate voting rights on certain matters and might have other rights, preferences or privileges more favorable than those of our common stockholders, and the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our Common Stock or otherwise be in the best interest of our common stockholders. Holders of our Common Stock will directly or indirectly bear all of the costs associated with offering and servicing any Preferred Stock that we issue. In addition, any interests of preferred stockholders may not necessarily align with the interests of holders of our Common Stock and the rights of holders of shares of Preferred Stock to receive distributions would be senior to those of holders of shares of Common Stock. Other than our Series A Preferred Stock, which we anticipate issuing in the concurrent preferred stock offering at the Initial Closing, we do not anticipate issuing any additional series of Preferred Stock in the next 12 months.
We are not generally able to issue and sell our Common Stock at a price below net asset value per share. We may, however, sell our Common Stock, or warrants, options or rights to acquire our Common Stock, at a price below the then-current net asset value per share of our Common Stock if our Board of Directors determines that such sale is in the best interests of us and our stockholders, and if our stockholders approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such securities (less any distributing commission or discount). If we raise additional funds by issuing Common Stock or senior securities convertible into, or exchangeable for, our Common Stock, then the percentage ownership of our stockholders at that time will decrease, and holders of our Common Stock might experience dilution.
We intend to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.
The use of leverage magnifies the potential for gain or loss on amounts invested. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities. The amount of leverage that we employ will be subject to the restrictions of the 1940 Act and the supervision of our Board of Directors. At the time of any proposed borrowing, the amount of leverage we employ will also depend on our Adviser’s assessment of market and other factors. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us. For example, due to the interplay of the 1940 Act restrictions on principal and joint transactions and the U.S. risk retention rules adopted pursuant to Section 941 of Dodd-Frank, as a BDC we are limited in our ability to enter into any securitization transactions. We cannot assure you that the SEC or any other regulatory authority will modify such regulations or provide administrative guidance that would give us greater flexibility to enter into securitizations. We may issue senior debt securities to banks, insurance companies and other lenders. Lenders of these senior securities will have fixed dollar claims on our assets that are superior to the claims of our common stockholders, and we would expect such lenders to seek recovery against our assets in the event of a default. We may pledge up to 100% of our assets, may grant a security interest in all of our assets and may pledge the right to make capital calls of stockholders under the terms of any debt instruments we may enter into with lenders. Under the terms of any credit facility or debt instrument we enter into, we are likely to be required to comply with certain financial and operational covenants. Failure to comply with such covenants could result in a default under the applicable credit facility or debt instrument if we are unable to obtain a waiver from the applicable lender or holder, and such lender or holder could accelerate repayment under such indebtedness and negatively affect our business, financial condition, results of operations and cash flows. In addition, under the terms of any credit facility or other debt instrument we enter into, we are likely to be required by its terms to use the net proceeds of any investments that we sell to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses. If the value of our assets decreases, leveraging would cause our net asset value to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our equity stake in a leveraged investment.
Similarly, any decrease in our net investment income will cause our net income to decline more sharply than it would have had we not borrowed. Such a decline would also negatively affect our ability to make distributions on our Common Stock or any outstanding Preferred Stock. Our ability to service our debt depends largely on our financial performance and is subject to prevailing economic conditions and competitive pressures. Our common stockholders bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the base management fee payable to the Adviser.
As a BDC, we generally are required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include our borrowings and any Preferred Stock that we may issue in the future, which is currently 150%. If this ratio were to decline below 150% (or such other percentage as may be prescribed by law from time to time), we could not incur additional debt and could be required to sell a portion of our investments to repay some debt when it was disadvantageous to do so. This could have a material adverse effect on our operations, and we may not be able to make distributions in amounts sufficient to maintain our status as a RIC, or at all.
We are subject to risks associated with any Credit Facility.
We anticipate that we or a direct subsidiary of ours may enter into one or more senior Subscription Facilities (as defined below), secured revolving credit facilities of the Company or any subsidiary (each, a “Credit Facility”). As a result of a Credit Facility, we would be subject to a variety of risks, including those set forth below.
Any inability to renew, extend or replace a Credit Facility could adversely impact our liquidity and ability to find new investments or maintain distributions to our stockholders.
There can be no assurance that we would be able to renew, extend or replace any Credit Facility upon its maturity on terms that are favorable to us, if at all. Our ability to renew, extend or replace the Credit Facility would be constrained by then-current economic conditions affecting the credit markets. In the event that we were unable to renew, extend or replace the Credit Facility at the time of its maturity, this could have a material adverse effect on our liquidity and ability to fund new investments, our ability to make distributions to our stockholders and our ability to qualify as a RIC.
In addition to regulatory limitations on our ability to raise capital, a Credit Facility may contain various covenants, which, if not complied with, could accelerate our repayment obligations under such Credit Facility, thereby materially and adversely affecting our liquidity, financial condition, results of operations and ability to pay distributions.
A Credit Facility may be secured by the unfunded commitments of certain investors of the Company or other assets of the Company. As part of a Credit Facility, we may make customary representations and warranties and be required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. Our continued compliance with the covenants contained in the documents governing any Credit Facility will depend on many factors, some of which may be beyond our control. We can offer no assurances that we would continue to comply with any such covenants. In the event of a default under the documents governing a Credit Facility, the administrative agent under the Credit Facility may have the right to call the capital commitments of our investors or other assets collateralizing the Credit Facility in order to repay amounts outstanding under the Credit Facility, which would reduce the amount of capital commitments available to us for investment purposes or reduce our assets and thereby potentially have a material adverse effect on our business, liquidity, financial condition, results of operations and ability to pay distributions to our stockholders.
Our interests in any subsidiary that enters into a Credit Facility would be subordinated, and we may not receive cash on our equity interests from any such subsidiary.
We would consolidate the financial statements of any such subsidiary in our consolidated financial statements and treat the indebtedness of any such subsidiary as our leverage. Our interests in any wholly owned direct or indirect subsidiary of ours would be subordinated in priority of payment to every other obligation of any such subsidiary and would be subject to certain payment restrictions set forth in the Credit Facility. We would receive cash distributions on our equity interests in any such subsidiary only if such subsidiary had made all required cash interest payments to the lenders and no default exists under the Credit Facility. We cannot assure you that distributions on the assets held by any such subsidiary would be sufficient to make any distributions to us or that such distributions would meet our expectations.
We would receive cash from any such subsidiary only to the extent that we would receive distributions on our equity interests in such subsidiary. Any such subsidiary would be able to make distributions on its equity interests only to the extent permitted by the payment priority provisions of the Credit Facility. We expect that the Credit Facility would generally provide that payments on such interests may not be made on any payment date unless all amounts owing to the lenders and other secured parties are paid in full. In addition, if such subsidiary would not meet the borrowing base test set forth in the Credit Facility documents, a default would occur. In the event of a default under the Credit Facility documents, cash would be diverted from us to pay the lender and other secured parties until they would be paid in full. In the event that we would fail to receive cash from such subsidiary, we could be unable to make distributions to our stockholders in amounts sufficient to maintain our status as a RIC, or at all. We also could be forced to sell investments in portfolio companies at less than their fair value in order to continue making such distributions.
Our equity interests in any such subsidiary would rank behind all of the secured and unsecured creditors, known or unknown, of such subsidiary, including the lenders in the Credit Facility.
Consequently, to the extent that the value of such subsidiary’s portfolio of loan investments would have been reduced as a result of conditions in the credit markets, defaulted loans, capital gains and losses on the underlying assets, prepayment or changes in interest rates, the return on our investment in such subsidiary could be reduced. Accordingly, our investment in such subsidiary may be subject to up to a complete loss.
Our ability to sell investments held by any subsidiary that enters into a Credit Facility would be limited.
We expect that a Credit Facility would place significant restrictions on our ability, as servicer, to sell investments. As a result, there may be times or circumstances during which we would be unable to sell investments or take other actions that might be in our best interests.
Investors in shares of our Common Stock may fail to fund their Capital Commitments when due.
We call only a limited amount of Capital Commitments from investors in the private offering of shares of our Common Stock upon each drawdown notice. The timing of drawdowns may be difficult to predict, requiring each investor to maintain sufficient liquidity until its Capital Commitments to purchase shares of Common Stock are fully funded. We may not call an investor’s entire Capital Commitment prior to the end of our Investment Period.
Although the Adviser will seek to manage our cash balances so that they are appropriate for our investments and other obligations, the Adviser’s ability to manage cash balances may be affected by changes in the timing of investment closings, our access to leverage, defaults by investors in shares of our Common Stock, late payments of drawdown purchases and other factors.
In addition, we can offer no assurance that all investors will satisfy their respective Capital Commitments. To the extent that one or more investors does not satisfy its or their Capital Commitments when due or at all, there could be a material adverse effect on our business, financial condition and results of operations, including an inability to fund our investment obligations, make appropriate distributions to our stockholders or to satisfy applicable regulatory requirements under the 1940 Act. If an investor fails to satisfy any part of its Capital Commitment when due, other stockholders who have an outstanding Capital Commitment may be required to fund such Capital Commitment sooner than they otherwise would have absent such default. We cannot assure you that we will recover the full amount of the Capital Commitment of any defaulting investor.
We may enter into reverse repurchase agreements, which are another form of leverage.
We may enter into reverse repurchase agreements as part of our management of our temporary investment portfolio. Under a reverse repurchase agreement, we will effectively pledge our assets as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the fair value of the pledged collateral. At the maturity of the reverse repurchase agreement, we will be required to repay the loan and correspondingly receive back our collateral. While used as collateral, the assets continue to pay principal and interest which are for the benefit of us.
Our use of reverse repurchase agreements, if any, involves many of the same risks involved in our use of leverage, as the proceeds from reverse repurchase agreements generally will be invested in additional securities. There is a risk that the market value of the securities acquired in the reverse repurchase agreement may decline below the price of the securities that we have sold but remain obligated to purchase. In addition, there is a risk that the market value of the securities retained by us may decline. If a buyer of securities under a reverse repurchase agreement were to file for bankruptcy or experience insolvency, we may be adversely affected. Also, in entering into reverse repurchase agreements, we would bear the risk of loss to the extent that the proceeds of such agreements at settlement are less than the fair value of the underlying securities being pledged. In addition, due to the interest costs associated with reverse repurchase agreements, our net asset value will decline, and, in some cases, we may be worse off than if we had not used such agreements.
If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.
As a BDC, we may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. See “Item 1. Business — Regulation — Qualifying Assets.”
In the future, we believe that most of our investments will constitute qualifying assets. However, we may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we could violate the 1940 Act provisions applicable to BDCs. As a result of such violation, specific rules under the 1940 Act could prevent us, for example, from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. If we need to dispose of such investments quickly, it could be difficult to dispose of such investments on favorable terms. We may not be able to find a buyer for such investments and, even if we do find a buyer, we may have to sell the investments at a substantial loss. Any such outcomes would have a material adverse effect on our business, financial condition, results of operations and cash flows.
Failure to qualify as a BDC would decrease our operating flexibility.
If we do not maintain our status as a BDC, we would be subject to regulation as a registered closed-end investment company under the 1940 Act. As a registered closed-end investment company, we would be subject to substantially more regulatory restrictions under the 1940 Act which would significantly decrease our operating flexibility.

The majority of our portfolio investments are recorded at fair value as determined in good faith by our Board of Directors and, as a result, there may be uncertainty as to the value of our portfolio investments.
The majority of our portfolio investments take the form of securities for which no market quotations are readily available. The fair value of securities and other investments that are not publicly traded may not be readily determinable, and we value these securities at fair value as determined in good faith by our Board of Directors, including to reflect significant events affecting the value of our securities. As discussed in more detail under “Item 2. Financial Information — Discussion of Management’s Expected Operating Plans — Critical Accounting Policies,” most, if not all, of our investments (other than cash and cash equivalents) are classified as Level 3 under ASC 820. This means that our portfolio valuations are based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our portfolio investments require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which may include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information.
We intend to retain the services of an independent service provider to review the valuation of these securities. At least once on a rolling twelve-month basis, the valuation for each portfolio investment for which a market quote is not readily available will be reviewed by an independent valuation firm. The types of factors that our Board of Directors may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly traded securities, including such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.
We adjust quarterly (or as otherwise may be required by the 1940 Act in connection with the issuance of our shares) the valuation of our portfolio to reflect our Board of Directors’ determination of the fair value of each investment in our portfolio. Any changes in fair value are recorded in the aggregate in our consolidated statement of operations as a net change in unrealized appreciation or depreciation.
We may experience fluctuations in our quarterly operating results.
We could experience fluctuations in our quarterly operating results due to a number of factors, including the interest rate payable on the debt securities we acquire, the default rate on such securities, the number and size of investments we originate or acquire, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. In light of these factors, results for any period should not be relied upon as being indicative of our performance in future periods.
Our activities may be limited as a result of potentially being deemed to be controlled by a BHC.
As a BHC that has elected FHC status under the BHCA, Morgan Stanley and its affiliates are subject to comprehensive, consolidated supervision and regulation by the Federal Reserve. Since the Adviser is a subsidiary of Morgan Stanley, the Federal Reserve will treat the Adviser as an affiliate of Morgan Stanley. As a result, the Adviser will be subject to the BHCA and the Federal Reserve’s implementing regulations and interpretations, which are subject to change.
A significant focus of the regulatory framework that applies to Morgan Stanley is to ensure that Morgan Stanley and its subsidiaries operate in a safe and sound manner, with sufficient capital, earnings and liquidity to allow Morgan Stanley to serve as a source of financial and managerial strength to the Banks.

These Banks must remain well capitalized and well managed if Morgan Stanley is to maintain its FHC status and continue to engage in the widest range of permissible financial activities.
In addition, the general exercise by the Federal Reserve of its regulatory, supervisory and enforcement authority with respect to Morgan Stanley and certain provisions of Dodd-Frank could result in the need for Morgan Stanley to change its business practices or the scope of its current lines of business, including certain limited divestitures. Although such changes could have an impact on and consequences for Morgan Stanley and the Adviser, any limited divestiture should not directly involve the Adviser.
New or modified laws or regulations governing our operations may adversely affect our business.
We and our portfolio companies are subject to regulation by laws at the U.S. federal, state and local levels. These laws and regulations, as well as their interpretation, may change from time to time, including as the result of interpretive guidance or other directives from the U.S. President and others in the executive branch, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on our business. In particular, Dodd-Frank impacts many aspects of the financial services industry and BHCs such as Morgan Stanley, and it requires the development and adoption of many implementing regulations over the next several years. The effects of Dodd-Frank on the financial services industry will depend, in large part, upon the extent to which regulators exercise the authority granted to them and the approaches taken in implementing regulations. President Trump and certain members of Congress have indicated that they will seek to amend or repeal portions of Dodd-Frank, among other federal laws, which may create regulatory uncertainty in the near term.
While the impact of this legislation on us and our portfolio companies may not be known for some time, Dodd-Frank, including future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals directed at the financial services industry that are proposed or pending in the U.S. Congress, may negatively impact the operations, cash flows or financial condition of us or our portfolio companies, impose additional costs on us or our portfolio companies, intensify the regulatory supervision of us or our portfolio companies or otherwise adversely affect our business or the business of our portfolio companies. Laws that apply to us, either now or in the future, are often highly complex and may include licensing requirements. The licensing process can be lengthy and can be expected to subject us to increased regulatory oversight. Failure, even if unintentional, to comply fully with applicable laws may result in sanctions, fines or limitations on the ability of the Company or the Adviser to do business in the relevant jurisdiction or to procure required licenses in other jurisdictions, all of which could have a material adverse effect on us. In addition, if we do not comply with applicable laws and regulations, we could lose any licenses that we then hold for the conduct of our business and may be subject to civil fines and criminal penalties.
Additionally, changes to the laws and regulations governing our operations, including those associated with RICs, may cause us to alter our investment strategy in order to avail ourselves of new or different opportunities or result in the imposition of corporate-level taxes on us. Such changes could result in material differences to our strategies and plans and may shift our investment focus from the areas of expertise of the Adviser to other types of investments in which the Adviser may have little or no expertise or experience. Any such changes, if they occur, could have a material adverse effect on our results of operations and the value of your investment. If we invest in commodity interests in the future, the Adviser may determine not to use investment strategies that trigger additional regulation by the CFTC or may determine to operate subject to CFTC regulation, if applicable. If we or the Adviser were to operate subject to CFTC regulation, we may incur additional expenses and would be subject to additional regulation.
In addition, certain regulations applicable to debt securitizations implementing credit risk retention requirements that have taken effect or will take effect in both the United States and in Europe may adversely affect or prevent us from entering into any future securitization transaction. These risk retention rules may cause an increase in our cost of funds under or may prevent us from completing any future securitization transactions. On October 21, 2014, U.S. risk retention rules adopted pursuant to Section 941 of Dodd-Frank, or the U.S. Risk Retention Rules, were issued. The U.S. Risk Retention Rules require the sponsor (directly or through a majority-owned affiliate) of a debt securitization subject to such rules, such as CLOs, in the absence of an exemption, to retain an economic interest in the credit risk of the assets being securitized in the form of an eligible horizontal residual interest, an eligible vertical interest, or a combination thereof, in accordance with the requirements of the U.S. Risk Retention Rules. The U.S. Risk Retention Rules became effective December 24, 2016. Given the more attractive financing costs associated with these types of debt securitization as opposed to other types of financing available (such as traditional senior secured facilities), this would, in turn, increase our financing costs. Any associated increase in financing costs would ultimately be borne by our common stockholders.
On May 24, 2018, President Trump signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Reform Act”), which leaves the architecture and core features of Dodd-Frank intact but significantly recalibrates applicability thresholds, revises various post-crisis regulatory requirements, and provides targeted regulatory relief to certain financial institutions. Among the most significant of its amendments to Dodd-Frank are a substantial increase in the $50 billion asset threshold for automatic regulation of BHCs as “systemically important financial institutions,” an exemption from the Volcker Rule for insured depository institutions with less than $10 billion in consolidated assets and lower levels of trading assets and liabilities, as well as amendments to the liquidity leverage ratio and supplementary leverage ratio requirements. On May 30, 2018, the Federal Reserve Board voted to consider changes to the Volcker Rule that would loosen compliance requirements for all banks. The effect of this change and any further rules or regulations are and could be complex and far-reaching, and the change and any future laws or regulations or changes thereto could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business, financial condition and results of operations.
In July 2019, U.S. federal regulatory agencies adopted amendments to the Volcker Rule regulations to implement the Reform Act. In addition, in 2019 such U.S. federal regulatory agencies adopted targeted amendments to the Volcker Rule regulations to simplify and tailor certain compliance requirements relating to the Volcker Rule. In June 2020, U.S. federal regulatory agencies adopted additional revisions to the Volcker Rule’s current restrictions on banking entities sponsoring and investing in certain covered hedge funds and private equity funds, including by adopting new exemptions allowing banking entities to sponsor and invest without limit in credit funds, venture capital funds, customer facilitation funds and family wealth management vehicles. The ultimate consequences of the Reform Act and such regulatory developments remain uncertain, and it remains unclear whether any other legislative or regulatory proposals will be enacted or adopted.
Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business, financial condition and results of operations.
Uncertainty resulting from the U.S. political climate could negatively impact our business, financial condition and results of operations.
The outcome of the 2016 U.S. presidential election and the 2018 midterm election created uncertainty with respect to legal, tax and regulatory regimes in which the Company and its portfolio entities, as well as the Adviser, the Administrator, Morgan Stanley and their affiliates operate. Any significant changes in economic or tax policy and/or government programs as well as any future such changes could have a material adverse impact on us and on our investments.
Our Board of Directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval, and we may temporarily deviate from our regular investment strategy.
Our Board of Directors has the authority, except as otherwise provided in the 1940 Act, to modify or waive our investment objective and certain of our operating policies and strategies without prior notice and without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. Outside of normal market circumstances or as the Adviser may otherwise determine is appropriate, we are permitted to invest more than 10% of our gross assets in investments other than first lien senior secured term loans, such as second lien and mezzanine loans, which are generally considered to be riskier assets and on which we are more likely to suffer losses of principal and/or interest. We cannot predict the effect any changes to our current investment objective, operating policies and strategies would have on our business, operating results and the value of our Common Stock. Nevertheless, any such changes could adversely affect our business and impair our ability to make distributions.
Provisions of the DGCL and of our Charter and bylaws could deter takeover attempts and have an adverse effect on the price of shares of Common Stock.
The Delaware General Corporation Law, as amended (the “DGCL”), contains provisions that may discourage, delay or make more difficult a change in control of us or the removal of our directors. Our certificate of incorporation (as amended, including the certificate of designation for the Series A Preferred Stock, the “Charter”) and bylaws contain provisions that limit liability and provide for indemnification of our directors and officers. These provisions and others which we may adopt also may have the effect of deterring hostile takeovers or delaying changes in control or management. We are subject to Section 203 of the DGCL, the application of which is subject to any applicable requirements of the 1940 Act. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, either individually or together with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. Our Board of Directors may adopt a resolution exempting from Section 203 of the DGCL any business combination between us and any other person, subject to prior approval of such business combination by our Board of Directors, including approval by a majority of our directors who are not “interested persons.” If our Board of Directors does not adopt, or adopts but later repeals such resolution exempting business combinations, or if our Board of Directors does not approve a business combination, Section 203 of the DGCL may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer.
We have also adopted measures that may make it difficult for a third party to obtain control of us, including provisions of our Charter that classify our Board of Directors in three classes serving staggered three-year terms, and provisions of our Charter authorizing our Board of Directors to classify or reclassify shares of our Preferred Stock in one or more classes or series, to cause the issuance of additional shares of our stock, and to amend our Charter, without stockholder approval, to increase or decrease the number of shares of stock that we have authority to issue. These provisions, as well as other provisions we have adopted in our Charter and bylaws, may delay, defer or prevent a transaction or a change in control in circumstances that could give our stockholders the opportunity to realize a premium of the net asset value of shares of our Common Stock.
The Adviser can resign on 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
The Adviser has the right to resign under the Investment Advisory Agreement at any time upon not less than 60 days’ written notice, whether we have found a replacement or not. If the Adviser resigns, we may not be able to find a new investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our business, financial condition, results of operations and cash flows as well as our ability to pay distributions are likely to be adversely affected and the value of our shares may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.
The Administrator can resign on 60 days’ notice, and we may not be able to find a suitable replacement, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
The Administrator has the right to resign under the Administration Agreement at any time upon not less than 60 days’ written notice, whether we have found a replacement or not. If the Administrator resigns, we may not be able to find a new administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the value of our shares may decline. In addition, the coordination of our internal management and administrative activities is likely to suffer if we are unable to identify and reach an agreement with a service provider or individuals with the expertise possessed by the Administrator.
Even if we are able to retain a comparable service provider or individuals to perform such services, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.
We are an “emerging growth company,” and we do not know if such status will make our shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, until the earliest of:
•
the last day of the fiscal year ending after the fifth anniversary of any initial public offering of shares of Common Stock;

•
the year in which our total annual gross revenues first exceed $1.07 billion;

•
the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

•
the last day of a fiscal year in which we (1) have an aggregate worldwide market value of shares of our Common Stock held by non-affiliates of $700 million or more, computed at the end of the last business day of the second fiscal quarter, in such fiscal year and (2) have been a reporting company under the Exchange Act for at least one year (and filed at least one annual report under the Exchange Act).

Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and disclosure requirements permitted by the JOBS Act and, as a result, some investors may consider shares of our Common Stock less attractive. For example, while we are an emerging growth company and/or a non-accelerated filer within the meaning of the Exchange Act, we may take advantage of exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.
We will incur significant costs as a result of being registered under the Exchange Act.
We will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act and other rules implemented by the SEC.
Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with the Sarbanes-Oxley Act would adversely affect us and the value of shares of our Common Stock.
Upon effectiveness of this Registration Statement, we will be required to comply with certain requirements of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC but will not have to comply with certain requirements until we have been registered under the Exchange Act for a specified period of time or cease to be an “emerging growth company.” Upon registering shares of our Common Stock under the Exchange Act, we will be subject to the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC, and our management will be required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. As a result, we expect to incur significant additional expenses that may negatively impact our financial performance and our ability to make distributions. This process will also result in a diversion of management’s time and attention. We do not know when our evaluation, testing and remediation actions will be completed or its impact on our operations. In addition, we may be unable to ensure that the process is effective or that our internal control over financial reporting is or will be effective. In the event that we are unable to come into and maintain compliance with the Sarbanes-Oxley Act and related rules, we and the value of our securities would be adversely affected.
We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and the value of our Common Stock.
We have not previously been required to maintain proper and effective internal control over financial reporting, including the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. We will not be required to comply with all of the requirements under Section 404 of the Sarbanes-Oxley Act until we have been subject to the reporting requirements of the Exchange Act for a specified period of time or the date we are no longer an emerging growth company under the JOBS Act. Accordingly, our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. We are in the process of addressing our internal controls over financial reporting and will establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.
Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company under the JOBS Act. Because we do not currently have comprehensive documentation of our internal control and have not yet tested our internal control in accordance with Section 404 of the Sarbanes-Oxley Act, we cannot conclude, as required by Section 404, that we do not have a material weakness in our internal control or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal control. As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the applicable requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us.
Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and we could fail to meet our financial reporting obligations.
We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the value of shares of our Common Stock and our ability to pay distributions.
The operations of the Company, the Adviser, the Administrator and any third-party service provider to any of the foregoing are susceptible to risks from cybersecurity attacks and incidents due to reliance on the secure processing, storage and transmission of confidential and other information in the relevant computer systems and networks. In particular, cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. These attacks could involve gaining unauthorized access to information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption and result in disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, any of which could have a material adverse effect on our business, financial condition and results of operations. We, the Adviser and the Administrator must each continuously monitor and innovate our cybersecurity to protect our technology and data from corruption or unauthorized access. In addition, due to the use of third-party vendors, agents, exchanges, clearing houses and other financial institutions and service providers, we, the Adviser and the Administrator could be adversely impacted if any of us are subject to a successful cyber-attack or other breach of our information. Although we, the Adviser and the Administrator have developed protocols, processes, internal controls and other protective measures to help mitigate cybersecurity risks and cyber intrusions, these measures, as well as our increased awareness of the nature and extent of the risk of a cyber incident, may be ineffective and do not guarantee that a cyber incident will not occur or that our financial results, operations or confidential information will not be negatively impacted by such an incident. If any of the foregoing events occur, the confidential and other information of the Company, the Adviser, and the Administrator could be compromised. Such events could also cause interruptions or malfunctions in the operations of the Company, the Adviser or the Administrator, and in particular the Adviser’s investment activities on our behalf and the provision of administrative services to us by the Administrator. The increased use of mobile and cloud technologies can heighten these and other operational risks.
We, the Adviser and the Administrator currently or in the future are expected to routinely transmit and receive personal, confidential and proprietary information by email and other electronic means.
We, the Adviser and the Administrator have discussed and worked with clients, vendors, service providers, counterparties and other third parties to develop secure transmission capabilities and protect against cyber-attacks. However, we, the Adviser and the Administrator may not be able to ensure secure capabilities with all of our clients, vendors, service providers, counterparties and other third parties to protect the confidentiality of the information.
In addition, the systems and technology resources used by us, our Adviser, our Administrator and our and their respective affiliates could be strained by extended periods of remote working by our Adviser, our Administrator and their affiliate’s employees and such extended remote working could introduce operational risks, including heightened cybersecurity risk. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts.
Terrorist attacks, acts of war, natural disasters, outbreaks or pandemics, such as the Coronavirus pandemic, may impact our portfolio companies and our Adviser and harm our business, operating results and financial condition.
Terrorist acts, acts of war, natural disasters, disease outbreaks, pandemics or other similar events may disrupt our operations, as well as the operations of our portfolio companies and our Adviser. Such acts have created, and continue to create, economic and political uncertainties and have contributed to recent global economic instability. For example, many countries have experienced outbreaks of infectious illnesses in recent decades, including swine flu, avian influenza, SARS and Coronavirus.
The ongoing spread of the Coronavirus has had, and will continue to have, a material adverse impact on local economies in the affected jurisdictions and also on the global economy, as cross border commercial activity and market sentiment are increasingly impacted by the outbreak and government and other measures seeking to contain its spread. In addition to these developments potentially having adverse consequences for certain portfolio companies and other issuers in or through which we may invest and the value of our investments therein, the operations of the Adviser (including those relating to us) have been, and could continue to be, adversely impacted, including through quarantine measures, business closures and travel restrictions imposed on Morgan Stanley personnel or service providers based or temporarily located in affected countries, or any related health issues of such personnel or service providers. Any of the foregoing events could materially and adversely affect our ability to source, manage and divest our investments and our ability to fulfill our investment objectives. Similar consequences could arise with respect to other comparable infectious diseases.
As the potential impact of the Coronavirus is difficult to predict, the extent to which the Coronavirus and/or other disease outbreaks or health pandemics may negatively affect our and our portfolio companies’ operating results, or the duration of any potential business or supply-chain disruption, is uncertain. While the Adviser believes that we will be able to pursue our investment strategy during this pandemic, there is an increased risk that our investment objectives may not be achieved. Any potential impact to our results will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of the Coronavirus and the actions taken by authorities and other entities to contain the Coronavirus or treat its impact, all of which are beyond our control. These potential impacts, while uncertain, could adversely affect our operating results and the operating results of the portfolio companies in which we invest. Further, if a future pandemic occurs (including a recurrence of the Coronavirus) during a period when our investments are maturing, we may not be able to realize our investments within the Company’s term, or at all. In addition, future terrorist activities, military or security operations, natural disasters, disease outbreaks, pandemics or other similar events could weaken the domestic/global economies and create additional uncertainties, which may negatively impact our portfolio companies and, in turn, could have a material adverse impact on our business, operating results and financial condition.
Uncertainties resulting from the United Kingdom’s decision to leave the European Union could adversely affect our business.
On June 23, 2016, the United Kingdom voted to leave the European Union, a decision popularly known as “Brexit.” The United Kingdom left the European Union on January 31, 2020, governed by transitional terms that will expire on December 31, 2020. The longer term economic, legal, political, regulatory and social framework to be put in place between the United Kingdom and the European Union remains unclear and may lead to ongoing political and economic uncertainty and periods of exacerbated volatility in both the United Kingdom and in wider European markets for some time. As such, it is difficult to predict the precise impact of Brexit on us. This uncertainty is likely to continue to adversely affect the global economic climate and may affect companies or assets, including with respect to opportunity, pricing, regulation, value or exit, especially companies based in, doing business in, or having service or other significant relationships in or with the United Kingdom or the European Union. The future application of certain legislation to Morgan Stanley and to us may depend on how the United Kingdom negotiates its future relationship with the European Union. We can offer no assurance that any negotiated terms or regulations will not have an adverse impact on Morgan Stanley, us or our investments, in particular regarding portfolio companies established in or with business relations to the United Kingdom, including on our ability to achieve its investment objectives. Depending on the outcome of the negotiations between the United Kingdom and the European Union, Morgan Stanley may be subject to different rules and requirements in respect of its fund management business when the United Kingdom ceases to be a member of the European Union. Brexit may also have an adverse effect on the tax treatment of us and our investments. In particular, the European Union Directives preventing withholding taxes being imposed on intra-group dividends, interest and royalties may no longer apply to payments made into and out of the United Kingdom, meaning that the United Kingdom’s double tax treaty network will need to be relied on. Not all double tax treaties fully eliminate withholding tax. Further, there may be changes to the operation of VAT. Changes in market conditions and the development of new regulatory regimes may have an adverse impact on Morgan Stanley, us, and our transactions, particularly those occurring in or affected by conditions in the United Kingdom and Europe. This uncertainty is likely to continue to adversely impact the global economic climate and may impact companies or assets, including with respect to opportunity, pricing, regulation, value or exit, in particular for companies based in, doing business in, or having service or other significant relationships in or with, the United Kingdom or the European Union.
In addition, the long-term stability of certain European financial markets remains uncertain and the possibility of defaults and/or bankruptcies by sovereign states in Europe in respect of their obligations remains a concern, which could have an impact on economic conditions and market activity in the European Union. Given current market conditions of relatively weak growth in many European Union member states, there is a risk that default of certain participating member states of the European Union may lead to the collapse of the Eurozone as it is constituted today, that certain member states of the European Union may cease to use the Euro as their national currency or that one or more member states may seek to withdraw from EU membership, which would likely have an adverse impact on the Company. Moreover, financial and economic developments in one European Union member state may impact economic and financial conditions among other European Union member states. A Euro collapse would likely have negative implications for the European financial industry and the global economy as a whole because of counterparty risks, exposures and other “systemic” risks. A potential effect would be an immediate reduction of liquidity for particular investments in economically connected countries, thereby impairing the value of such investments. We cannot predict for how long uncertain economic conditions will continue to impact markets adversely, or to what degree economic conditions will deteriorate further. Volatility in the global credit markets (and in particular, the recent uncertainty of the credit markets in Europe) may make it more difficult for issuers and borrowers to obtain favorable financing or refinancing arrangements that may be needed to execute our investment strategy. A Euro collapse could have an adverse effect on us by affecting the performance of our investments and our ability to fulfill our investment objectives. Moreover, this could have a detrimental effect on the performance of investments both in those countries that may experience a default on liabilities and other countries which are economically connected with the European Union.
Risks relating to compliance with the AIFMD
The European Union Directive on Alternative Investment Fund Managers (the “AIFMD” or the “Directive”) regulates, and imposes regulatory obligations in respect of, the marketing in the European Economic Area (the “EEA”) by alternative investment fund managers (each an “AIFM”) (whether established in the EEA or elsewhere) of alternative investment funds (each an “AIF”) (whether established in the EEA or elsewhere). For these purposes, the Adviser is a non-EEA AIFM and we are a non-EEA AIF. Each European jurisdiction that has implemented the Directive has implemented a new and, in most cases, more restrictive private placement regime in connection with the implementation of the Directive.
The AIFMD could have an adverse effect on the Adviser and us by, among other things, increasing the regulatory burden and costs of doing business in EEA member states. Except in limited circumstances, a non-EEA AIFM marketing its AIF to prospective EEA investors will be required to satisfy extensive disclosure obligations, including periodic disclosures to EEA regulators. The AIFMD could also limit the Adviser’s operating flexibility and our investment opportunities.
The Directive imposes extensive disclosure obligations on the Adviser in respect of companies located in EEA member states, if any, in which we invest and potentially disadvantages us as an investor in private companies located in EEA member states when compared to non-AIF/AIFM competitors which may not be subject to the requirements of the AIFMD, thereby potentially restricting our ability to make investments in such companies. Further, the AIFMD may restrict certain of our activities in relation to EEA portfolio companies, including, in certain circumstances, our ability to recapitalize, refinance or potentially restructure an EEA portfolio company for the two year period following acquisition.
The AIFMD may expose the Adviser or us to conflicting regulatory requirements in the United States and Europe and may require the restructuring of the Company and the Adviser and/or the relations among them.
EEA AIFMs are regulated in a different way to non-EEA AIFMs as a consequence of the AIFMD. Broadly, an EEA AIFM is subject to extensive regulatory obligations and has access to a pan-European ‘marketing passport’ in respect of its AIFs (i.e., the marketing passport is utilized in lieu of relying on the various private placement regimes in the European jurisdictions). The full scope of the AIFMD ultimately may be extended to non-EEA AIFMs who wish to market an AIF within the EEA pursuant to the pan-European marketing passport regime. In addition to satisfying the obligations described above, a non-EEA AIFM that obtains a pan-European marketing passport will have to satisfy additional obligations including, among other things, in respect of rules relating to the remuneration of certain personnel (potentially requiring the Adviser to change its compensation structures for key personnel, such that the Adviser’s ability to recruit and retain these personnel may be affected), minimum regulatory capital requirements and independent valuation of an AIF’s assets.

There is little guidance, and limited market practice, that has developed in respect of the AIFMD. Many of the provisions of the AIFMD require the adoption of delegated acts and regulatory technical standards, as well as the establishment of guidelines. Some, but not all, EEA member states have published the relevant acts, standards and guidelines. Where these acts, standards and guidelines have been implemented, their practical application is still uncertain. As such, it is difficult to predict the precise impact of the AIFMD on us and the Adviser. Any regulatory changes arising from the transposition of the AIFMD into national law that impair the ability of the Adviser to manage us or our investments, or limit the Adviser’s ability to market the Common Stock in the future, may materially adversely affect our ability to carry out our investment approach and achieve our investment objectives.
The Adviser is not subject to the requirements of the Directive to have additional own funds and/or professional indemnity insurance to cover potential liability risks arising from the professional negligence of the Adviser.
Investors will not have any redemption rights in respect of the Common Stock and there is no meaningful liquidity risk to manage.
To the extent required by laws implementing the Directive in any relevant EEA member state, the information in respect of the Company required to be disclosed pursuant to Article 23(4) and (5) of the Directive will be made available to each investor as follows:
(a)
Any new arrangements for managing our liquidity, without undue delay in a disclosure notice delivered to each investor.

(b)
Our current risk profile and the risk management systems employed by the Adviser to manage those risks, in each annual report.

(c)
Any changes to the maximum level of leverage which the Adviser may employ on our behalf as well as any right of the reuse of collateral or any guarantee granted under the leveraging arrangement, without undue delay in a disclosure notice delivered to each investor. Please note, we do not intend to employ collateral and asset reuse arrangements.

(d)
The total amount of leverage employed by us, in each annual report.

Risks Relating to Our Investments
Economic recessions or downturns could impair our portfolio companies and defaults by our portfolio companies will harm our operating results.
Many of our portfolio companies are susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing our investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, lenders in certain cases can be subject to lender liability claims for actions taken by them when they become too involved in the borrower’s business or exercise control over a borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken if we render managerial assistance to the borrower.

Limitations of investment due diligence expose us to investment risk.
Our due diligence may not reveal all of a portfolio company’s liabilities and may not reveal other weaknesses in its business. We can offer no assurance that our due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment in, or a loan to, a company, our Adviser will assess the strength and skills of the company’s management and other factors that it believes are material to the performance of the investment.
In making the assessment and otherwise conducting customary due diligence, our Adviser will rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and highly subjective with respect to newly organized entities because there may be little or no information publicly available about the entities.
We may make investments in, or loans to, companies which are not subject to public company reporting requirements including requirements regarding preparation of financial statements and our portfolio companies may utilize divergent reporting standards that may make it difficult for the Adviser to accurately assess the prior performance of a portfolio company. We will, therefore, depend upon the compliance by investment companies with their contractual reporting obligations. As a result, the evaluation of potential investments and our ability to perform due diligence on, and effectively monitor investments, may be impeded, and we may not realize the returns which we expect on any particular investment. In the event of fraud by any company in which we invest or with respect to which we make a loan, we may suffer a partial or total loss of the amounts invested in that company.
Our debt investments may be risky and we could lose all or part of our investments.
The debt instruments in which we invest are typically not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services), which under the guidelines established by these entities is an indication of having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. Bonds that are rated below investment grade are sometimes referred to as “high yield bonds” or “junk bonds.” Therefore, our investments may result in an above average amount of risk and volatility or loss of principal.
Defaults by our portfolio companies will harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its debt financing and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the debt or equity securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company.
We may invest in distressed or highly leveraged companies, which could cause you to lose all or part of your investment.
We may make investments in restructurings that involve, or otherwise invest in the debt securities of, portfolio companies that are experiencing, or are expected to experience, severe financial difficulties. These severe financial difficulties may never be overcome and may cause such portfolio companies to become subject to bankruptcy proceedings. As such, these investments could subject us to certain additional potential liabilities that may exceed the value of our original investment. Under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, a preferential payment or a similar transaction under the applicable bankruptcy and insolvency laws. In addition, under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions.
We may also invest in highly leveraged companies. Investment in leveraged companies involves a number of significant risks. Leveraged companies in which we invest may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold. Such developments may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees that we may have obtained in connection with our investment. Smaller leveraged companies also may have less predictable operating results and may require substantial additional capital to support their operations, finance their expansion or maintain their competitive position.
We may hold the debt securities of leveraged companies that may, due to the significant volatility of such companies, enter into bankruptcy proceedings.
Leveraged companies may experience bankruptcy or similar financial distress. The bankruptcy process has a number of significant inherent risks. Many events in a bankruptcy proceeding are the product of contested matters and adversary proceedings and are beyond the control of the creditors. A bankruptcy filing by an issuer may adversely and permanently affect the issuer. If the proceeding is converted to a liquidation, the value of the issuer may not equal the liquidation value that was believed to exist at the time of the investment. The duration of a bankruptcy proceeding is also difficult to predict, and a creditor’s return on investment can be adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective. The administrative costs of a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the class of securities or other obligations we own may be lost by increases in the number and amount of claims in the same class or by different classification and treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.
Depending on the facts and circumstances of our investments and the extent of our involvement in the management of a portfolio company, upon the bankruptcy of a portfolio company, a bankruptcy court may recharacterize our debt investments as equity interests and subordinate all or a portion of our claim to that of other creditors. This could occur even though we may have structured our investment as senior debt.
Our investments in private and middle-market portfolio companies are risky, and you could lose all or part of your investment.
Investments in private and middle-market companies involve a number of significant risks. Generally, little public information exists about these companies, and we rely on the ability of the Adviser’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If the Adviser is unable to uncover all material information about these companies, it may not make a fully informed investment decision, and we may lose money on our investments. Middle-market companies generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. Middle-market companies may have limited financial resources, may have difficulty accessing the capital markets to meet future capital needs and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees we may have obtained in connection with our investment. In addition, such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. Additionally, middle-market companies are more likely to depend on the management talents and efforts of a small group of persons. Therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us. Middle-market companies also may be parties to litigation and may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence. In addition, our executive officers, directors and the Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies.
Subordinated liens on collateral securing debt investments that we will make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.
Certain debt investments that we make in portfolio companies will be secured on a second priority basis by the same collateral securing senior debt of such companies. The first priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the debt. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We can offer no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the debt obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the debt obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any. Similarly, investments in “last out” pieces of tranched first lien loans will be similar to second lien loans in that such investments will be junior in priority to the “first out” piece of the same tranched loan with respect to payment of principal, interest and other amounts.
We may also make unsecured debt investments in portfolio companies, meaning that such investments will not benefit from any interest in collateral of such companies. Liens on such portfolio companies’ collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured debt agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We can offer no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured debt obligations after payment in full of all secured debt obligations. If such proceeds were not sufficient to repay the outstanding secured debt obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.
The rights we may have with respect to the collateral securing the debt investments we make in our portfolio companies with senior debt outstanding, or first-out pieces of tranched first lien debt, may also be limited pursuant to the terms of one or more inter-creditor agreements that we enter into with the holders of senior debt. Under such an inter-creditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.
The lack of liquidity in our investments may adversely affect our business.
We may invest in companies that are experiencing financial difficulties, which difficulties may never be overcome. Our investments will be illiquid in most cases, and we can offer no assurance that we will be able to realize on such investments in a timely manner. A substantial portion of our investments in leveraged companies are and will be subject to legal and other restrictions on resale or will otherwise be less liquid than more broadly traded public securities. The illiquidity of these investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. We may also face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we, the Adviser or any of its affiliates have material nonpublic information regarding such portfolio company.
In addition, we generally expect to invest in securities, instruments and assets that are not, and are not expected to become, publicly traded. We will generally not be able to sell securities publicly unless the sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available.

Investments may be illiquid and long-term. Illiquidity may result from the absence of an established or liquid market for investments as well as legal and contractual restrictions on their resale by us. It is generally expected that we will hold assets to maturity, and the amount of “discretionary sales” of investments generally will be limited. Our investment in illiquid investments may restrict its ability to dispose of investments in a timely fashion and for a fair price. Furthermore, we likely will be limited in our ability to sell investments because Morgan Stanley may have material, non-public information regarding the issuers of such loans or investments or as a result of other Morgan Stanley policies. This limited ability to sell investments could materially adversely affect our investment results. As a result, our exposure to losses, including a potential loss of principal, as a result of which you could potentially lose all or a portion of your investment in us, may be increased due to the illiquidity of our investments generally.
In certain cases, we may also be prohibited by contract from selling our investments for a period of time or otherwise be restricted from disposing of our investments. Furthermore, certain types of investments expected to be made may require a substantial length of time to realize a return or fully liquidate. We may exit some investments through distributions in kind to the stockholders, after which such you will still bear the risks associated with holding the securities and must make your own disposition decisions.
Given the nature of the investments contemplated by the Company, there is a material risk that we will be unable to realize our investment objectives by sale or other disposition at attractive prices or will otherwise be unable to complete any exit strategy. In particular, this risk could arise from changes in the financial condition or prospects of the portfolio company in which the investment is made, changes in national or international economic conditions, changes in debt and equity capital markets and changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made.
In connection with the disposition of an investment in a portfolio company, we may be required to make representations about the business and financial affairs of the portfolio company, or may be responsible for the contents of disclosure documents under applicable securities laws. We may also be required to indemnify the purchasers of such investment or underwriters to the extent that any such representations or disclosure documents turn out to be incorrect, inaccurate or misleading. These arrangements may result in contingent liabilities, for which we may establish reserves or escrows.
However, we can offer no assurance that we will adequately reserve for our contingent liabilities and that such liabilities will not have an adverse effect on us. Such contingent liabilities might ultimately have to be funded by proceeds, including the return of capital, from our other investments.
Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our net asset value through increased net unrealized depreciation.
As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by our Board of Directors. As part of the valuation process, we may take into account the following types of factors, if relevant, in determining the fair value of our investments:
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a comparison of the portfolio company’s securities to publicly traded securities;

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the enterprise value of the portfolio company;

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the nature and realizable value of any collateral;

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the portfolio company’s ability to make payments and its earnings and discounted cash flow;

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the markets in which the portfolio company does business; and

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changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made in the future and other relevant factors.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate our valuation. We record decreases in the market values or fair values of our investments as unrealized depreciation. Declines in prices and liquidity in the corporate debt markets may result in significant net unrealized depreciation in our portfolio. The effect of all of these factors on our portfolio may reduce our net asset value by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer additional unrealized losses in future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our prospective portfolio companies may be unable to repay or refinance outstanding principal on their loans at or prior to maturity, and rising interests rates may make it more difficult for portfolio companies to make periodic payments on their loans.
The portfolio companies in which we expect to invest may be unable to repay or refinance outstanding principal on their loans at or prior to maturity. This risk and the risk of default is increased to the extent that the loan documents do not require the portfolio companies to pay down the outstanding principal of such debt prior to maturity. In addition, if general interest rates rise, there is a risk that our portfolio companies will be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. Any failure of one or more portfolio companies to repay or refinance its debt at or prior to maturity or the inability of one or more portfolio companies to make ongoing payments following an increase in contractual interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our prospective portfolio companies may prepay loans, which may reduce our yields if capital returned cannot be invested in transactions with equal or greater expected yields.
The loans in our investment portfolio may be prepaid at any time, generally with little advance notice. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such company the ability to replace existing financing with less expensive capital. As market conditions change, we do not know when, and if, prepayment may be possible for each portfolio company. In some cases, the prepayment of a loan may reduce our achievable yield if the capital returned cannot be invested in transactions with equal or greater expected yields, which could have a material adverse effect on our business, financial condition and results of operations.
Our investments in portfolio companies may expose us to environmental risks.
We may invest in portfolio entities that are subject to changing and increasingly stringent environmental and health and safety laws, regulations and permit requirements and environmental costs that could place increasing financial burdens on such portfolio entities. Required expenditures for environmental compliance may adversely impact investment returns on portfolio entities. The imposition of new environmental and other laws, regulations and initiatives could adversely affect the business operations and financial stability of portfolio entities.
There can be no guarantee that all costs and risks regarding compliance with environmental laws and regulations can be identified. New and more stringent environmental and health and safety laws, regulations and permit requirements or stricter interpretations of current laws or regulations could impose substantial additional costs on portfolio investment or potential investments. Compliance with such current or future environmental requirements does not ensure that the operations of the portfolio investments will not cause injury to the environment or to people under all circumstances or that the portfolio investments will not be required to incur additional unforeseen environmental expenditures. Moreover, failure to comply with any such requirements could have a material adverse effect on an investment, and we can offer no assurance that the portfolio investments will at all times comply with all applicable environmental laws, regulations and permit requirements.
We have not yet identified all of the portfolio company investments we will acquire.
We have not yet identified all of the potential investments for our portfolio that we will acquire with the proceeds of any sales of our securities or repayments of investments currently in our portfolio. Privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring, and we cannot assure you that we will achieve our anticipated investment pace.

The Adviser selects all of our investments, and our stockholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our securities. Until such appropriate investment opportunities can be found, we may also invest the net proceeds in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. We expect these temporary investments to earn yields substantially lower than the income that we expect to receive in respect of our targeted investment types. As a result, any distributions we make during this period may be substantially smaller than the distributions that we expect to pay when our portfolio is fully invested.
We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.
We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. To the extent that we assume large positions in the securities of a small number of issuers, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. Beyond our asset diversification requirements as a RIC under the Code, we do not have fixed guidelines for diversification, and our investments could be concentrated in relatively few portfolio companies. Although we are classified as a non-diversified investment company within the meaning of the 1940 Act, we maintain the flexibility to operate as a diversified investment company. To the extent that we operate as a non-diversified investment company, we may be subject to greater risk.
Our portfolio may initially be concentrated in a limited number of portfolio companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.
During the period of time in which we are deploying our initial capital, our portfolio may be concentrated in a limited number of portfolio companies and industries. As a result, the aggregate returns we realize may be significantly and adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, while we are not targeting any specific industries, our investments may be concentrated in relatively few industries. For example, although we may classify the industries of our portfolio companies by end-market (such as health market or business services) and not by the products or services (such as software) directed to those end-markets, some of our portfolio companies may principally provide software products or services, which exposes us to downturns in that sector. As a result, a downturn in any particular industry in which we are invested could also significantly impact the aggregate returns we realize.
Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.
Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in seeking to:
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increase or maintain in whole or in part our position as a creditor or equity ownership percentage in a portfolio company;

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exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

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preserve or enhance the value of our investment.

We have discretion to make follow-on investments, subject to the availability of capital resources and certain limitations on co-investment with affiliates under the 1940 Act. Failure on our part to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful portfolio company. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our level of risk, because we prefer other opportunities or because of regulatory or other considerations. Our ability to make follow-on investments may also be limited by the Adviser’s allocation policies and procedures.
Because we generally do not hold controlling equity interests in our portfolio companies, we may not be able to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.
To the extent that we do not hold controlling equity interests in portfolio companies, we will have a limited ability to protect our position in such portfolio companies. We may also co-invest with third parties through partnerships, joint ventures or other entities. Such investments may involve risks in connection with such third-party involvement, including the possibility that a third-party co-investor may have economic or business interests or goals that are inconsistent with ours or may be in a position to take (or block) action in a manner contrary to our investment objective. In those circumstances where such third parties involve a management group, such third parties may receive compensation arrangements relating to such investments, including incentive compensation arrangements.
We can offer no assurance that portfolio company management will be able to operate their companies in accordance with our expectations.
The day-to-day operations of each portfolio company in which we invest will be the responsibility of that portfolio company’s management team. Although we will be responsible for monitoring the performance of each investment and generally intend to invest in portfolio companies operated by strong management, we can offer no assurance that the existing management team, or any successor, will be able to operate any such portfolio company in accordance with our expectations. We can offer no assurance that a portfolio company will be successful in retaining key members of its management team, the loss of whom could have a material adverse effect on us. Although we generally intend to invest in companies with strong management teams and defensible market positions, we can offer no assurance that the existing management of such companies will continue to operate a company successfully.
Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies and such portfolio companies may not generate sufficient cash flow to service their debt obligations to us.
We may invest a portion of our capital in second lien and subordinated loans issued by our portfolio companies. Our portfolio companies may have, or be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest. Such subordinated investments are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the obligor or in general economic conditions. If we make a subordinated investment in a portfolio company, the portfolio company may be highly leveraged, and its relatively high debt-to-equity ratio may create increased risks that its operations might not generate sufficient cash flow to service all of its debt obligations. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the securities in which we invest. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event of and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying senior creditors, the portfolio company may not have any remaining assets to use for repaying its obligation to us where we are junior creditor. In the case of debt ranking equally with debt securities in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
Additionally, certain loans that we make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. The first priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Similarly, investments in “last out” pieces of tranched first lien loans will be similar to second lien loans in that such investments will be junior in priority to the “first out” piece of the same tranched first lien loan with respect to payment of principal, interest and other amounts. We can offer no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens or the “last out” pieces of the tranched first lien loans after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens or the “last out” pieces of unitranche loans, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.
We may make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on a portfolio company’s collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We can offer no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all loans secured by collateral. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.
The rights we may have with respect to the collateral securing any junior priority loans, including any “last out” pieces of tranched first lien loans, we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into (or the absence of an intercreditor agreement) with the holders of senior debt. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens:
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the ability to cause the commencement of enforcement proceedings against the collateral;

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the ability to control the conduct of such proceedings;

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the approval of amendments to collateral documents;

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releases of liens on the collateral; and

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waivers of past defaults under collateral documents.

We may not have the ability to control or direct such actions, even if our rights as junior lenders are adversely affected.
The liability of each of the Adviser and the Administrator is limited, and we have agreed to indemnify each against certain liabilities, which may lead them to act in a riskier manner on our behalf than each would when acting for its own account.
Under the Investment Advisory Agreement, the Adviser does not assume any responsibility to us other than to render the services called for under that agreement, and it is not responsible for any action of our Board of Directors in following or declining to follow the Adviser’s advice or recommendations. Under the terms of the Investment Advisory Agreement, the Adviser, its officers, members, personnel and any person controlling or controlled by the Adviser are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Investment Advisory Agreement, except those resulting from acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of the Adviser’s duties under the Investment Advisory Agreement. In addition, we have agreed to indemnify the Adviser and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Investment Advisory Agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person’s duties under the Investment Advisory Agreement. Under the Administration Agreement, the Administrator and certain specified parties providing administrative services pursuant to that agreement are not liable to us or our stockholders for, and we have agreed to indemnify them for, any claims or losses arising out of the good faith performance of their duties or obligations under the Administration Agreement, except those liabilities resulting primarily attributable to gross negligence, willful misconduct, bad faith or reckless disregard of the Administrator’s duties under the Administration Agreement. These protections may lead the Adviser or the Administrator to act in a riskier manner when acting on our behalf than it would when acting for its own account.
We may be subject to risks under hedging transactions and may become subject to risks if we invest in foreign securities.
We may invest in non-U.S. companies, including emerging market issuers, to the limited extent such investments are permitted under the 1940 Act. We expect that these investments would focus on the same types of investments that we make in U.S. middle-market companies. Investing in securities of emerging market issuers involves many risks including economic, social, political, financial, tax and security conditions in the emerging market, potential inflationary economic environments, regulation by foreign governments, different accounting standards and political uncertainties. Economic, social, political, financial, tax and security conditions also could negatively affect the value of emerging market companies. These factors could include changes in the emerging market government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities and the possibility of fluctuations in the rate of exchange between currencies.
We may engage in hedging transactions to the limited extent such transactions are permitted under the 1940 Act and applicable commodities laws. Engaging in hedging transactions or investing in foreign securities would entail additional risks to our stockholders. We could, for example, use instruments such as interest rate swaps, caps, collars and floors and, if we were to invest in foreign securities, we could use instruments such as forward contracts or currency options and borrow under a credit facility in currencies selected to minimize our foreign currency exposure. In each such case, we generally would seek to hedge against fluctuations of the relative values of our portfolio positions from changes in market interest rates or currency exchange rates. Hedging against a decline in the values of our portfolio positions would not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of the positions declined. However, such hedging could establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions could also limit the opportunity for gain if the values of the underlying portfolio positions increased. Moreover, it might not be possible to hedge against an exchange rate or interest rate fluctuation that was so generally anticipated that we would not be able to enter into a hedging transaction at an acceptable price. Use of a hedging transaction could involve counterparty credit risk.
The success of any hedging transactions we may enter into will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into hedging transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates could result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged could vary. Moreover, for a variety of reasons, we might not seek to (or be able to) establish a perfect correlation between the hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation could prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it might not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations. Our ability to engage in hedging transactions may also be adversely affected by rules adopted by the CFTC.

We may not realize gains from our equity investments.
When we invest in unitranche, second lien and subordinated loans, we may acquire warrants or other equity securities of portfolio companies as well. We may also invest in equity securities directly. To the extent we hold equity investments, we will seek to dispose of them and realize gains upon our disposition of them. However, the equity interests we receive may not appreciate in value and may decline in value. As a result, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.
We may be subject to risks to the extent we provide managerial assistance to our portfolio companies.
To the extent we participate substantially in the conduct of the management of certain of our portfolio companies, such as designating directors to serve on the boards of directors of certain portfolio companies, such designation of representatives and other measures contemplated could expose our assets to claims by a portfolio company in which we invest, its security-holders and its creditors, including claims that we are a controlling person and thus are liable for securities laws violations of a portfolio company. These measures also could result in certain liabilities in the event of the bankruptcy or reorganization of a portfolio company, could result in claims against us if a designated director violates their fiduciary or other duties to a portfolio company or fail to exercise appropriate levels of care under applicable corporate or securities laws, environmental laws or other legal principles, and could expose us to claims that we have interfered in management to the detriment of a portfolio company.
Risks Relating to Our Common Stock and Preferred Stock
There is no public market for shares of our Common Stock or shares of our Series A Preferred Stock, and we do not expect there to be a market for our shares.
There is no existing trading market for shares of our Common Stock or shares of our Series A Preferred Stock, and no market for our shares may develop in the future. If developed, any such market may not be sustained. In the absence of a trading market, holders of shares of our Common Stock and holders of shares of our Series A Preferred Stock may be unable to liquidate an investment in our shares.
The shares of our Common Stock and the shares of our Series A Preferred Stock have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
There are restrictions on the ability of holders of our Common Stock and Preferred Stock to transfer shares in excess of the restrictions typically associated with a private offering of securities under Regulation D and other exemptions from registration under the Securities Act, and these restrictions could limit the liquidity of an investment in shares of our Common Stock and in shares of our Series A Preferred Stock and the price at which holders may be able to sell the shares.
We are relying on an exemption from registration under the Securities Act and state securities laws in offering shares of our Common Stock pursuant to the Subscription Agreements and shares of our Series A Preferred Stock pursuant to the concurrent preferred stock offering. As such, absent an effective registration statement covering our Common Stock or our Series A Preferred Stock, as applicable, such shares may be resold only in transactions that are exempt from the registration requirements of the Securities Act and with our prior consent. Our Common Stock and our Series A Preferred Stock will have limited transferability which could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our securities or otherwise be in the best interest of our stockholders.
If the current period of capital markets disruption and economic uncertainty continues for an extended period of time, there is a risk that you may not receive distributions or that our distributions may not grow over time and a portion of our distributions may be a return of capital.
We intend to make periodic distributions to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this Registration Statement or incorporated herein by reference, including the Coronavirus pandemic described above. For example, if the temporary closure of many corporate offices, retail stores, and manufacturing facilities and factories in the jurisdictions, including the United States, affected by the Coronavirus pandemic were to continue for an extended period of time it could result in reduced cash flows to us from our portfolio companies, which could reduce cash available for distribution to our stockholders. Due to the asset coverage test applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. To the extent we make distributions to holders of Common Stock or Preferred Stock that include a return of capital, such portion of the distribution essentially constitutes a return of the stockholder’s investment. Although such return of capital may not be taxable, such distributions may increase an investor’s tax liability for capital gains upon the future sale of our Common Stock. A return of capital distribution may cause a stockholder to recognize a capital gain from the sale of our Common Stock even if the stockholder sells its shares for less than the original purchase price.
Investing in our Common Stock may involve an above average degree of risk.
The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and a higher risk of volatility or loss of principal. Our investments in portfolio companies involve higher levels of risk, and therefore, an investment in our shares may not be suitable for someone with lower risk tolerance. In addition, our Common Stock is intended for long-term investors who can accept the risks of investing primarily in illiquid loans and other debt or debt-like instruments and should not be treated as a trading vehicle.
Our stockholders may experience dilution in their ownership percentage.
Our stockholders do not have preemptive rights to any shares of our Common Stock we issue in the future. To the extent that we issue additional equity interests at or below net asset value your percentage ownership interest in us may be diluted. In addition, depending upon the terms and pricing of any future sales of Common Stock and the value of our investments, you may also experience dilution in the book value and fair value of your shares.
Under the 1940 Act, we generally are prohibited from issuing or selling shares of our Common Stock at a price below net asset value per share, which may be a disadvantage as compared with certain public companies. We may, however, sell shares of our Common Stock, or warrants, options, or rights to acquire shares of our Common Stock, at a price below the current net asset value of shares of our Common Stock if our Board of Directors determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders, including a majority of those stockholders that are not affiliated with us, approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the fair value of such securities (less any distributing commission or discount). If we raise additional funds by issuing shares of our Common Stock or senior securities convertible into, or exchangeable for, shares of our Common Stock, then the percentage ownership of our stockholders at that time will decrease and you will experience dilution.
Purchases of Common Stock pursuant to the Subscription Agreements will generally be made pro rata, in accordance with the remaining capital commitments of all investors. However, we may request capital contributions on a non-pro rata basis in accordance with the terms of the Subscription Agreement. To the extent an investor is required to purchase less than its pro rata share of a drawdown of investor capital commitments, such stockholder will experience dilution in its percentage ownership of the Company.
In the event that we enter into a Subscription Agreement with one or more investors after the Initial Drawdown, each such investor will be required to make Catch-up Purchases on one or more dates to be determined by us. Each Catch-up Purchase will dilute the ownership percentage of all investors whose subscriptions were accepted at previous closings. As a result, each subsequent closing after the Initial Closing will result in existing stockholders in the Company experiencing dilution as a result of Catch-up Purchases.

Our stockholders may receive shares of our Common Stock as dividends, which could result in adverse tax consequences to them.
In order to satisfy the Annual Distribution Requirement applicable to RICs, we will have the ability to declare a large portion of a dividend in shares of our Common Stock instead of in cash. Revenue Procedures issued by the IRS allow a publicly offered regulated investment company (as defined above) to distribute its own stock as a dividend for the purpose of fulfilling its distribution requirements, if certain conditions are satisfied. As long as a portion of such dividend is paid in cash (which portion may be as low as 10% of such dividend, for dividends declared on or before December 31, 2020, and 20% of such dividend, for dividends declared on or after January 1, 2021) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder generally would be subject to tax on 100% of the fair market value of the dividend on the date the dividend is received by the stockholder in the same manner as a cash dividend, even though most of the dividend was paid in shares of our Common Stock. We currently do not intend to pay dividends in shares of our Common Stock.
Our Preferred Stock, including our Series A Preferred Stock and any additional series of Preferred Stock we may determine to issue in the future, could adversely affect the value of shares of Common Stock.
Our Preferred Stock, including our Series A Preferred Stock and any additional series of Preferred Stock we may determine to issue in the future, may have dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of such series Preferred Stock that could make an investment in shares of Common Stock less attractive. In addition, the dividends on any Preferred Stock we issue must be cumulative. Payment of dividends and repayment of the liquidation preference of Preferred Stock must take preference over any distributions or other payments to holders of Common Stock, and holders of Preferred Stock are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference (other than convertible Preferred Stock that converts into shares of Common Stock). In addition, under the 1940 Act, any such Preferred Stock would constitute a “senior security” for purposes of the 150% asset coverage test.
An investment in Preferred Stock with a fixed interest rate, such as the Series A Preferred Stock, bears interest rate risk.
Our Series A Preferred Stock pays dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on securities comparable to our Preferred Stock may increase, which would likely result in a decline in the value of such Preferred Stock.
Our Series A Preferred Stock is subject to a risk of early redemption, and holders may not be able to reinvest their funds.
We may voluntarily redeem some or all of the outstanding shares of our Series A Preferred Stock at any time. We also may be forced to redeem some or all of the outstanding shares of our Preferred Stock to meet regulatory requirements and the asset coverage requirements of such shares. Any such redemption may occur at a time that is unfavorable to holders of our Series A Preferred Stock. We may have an incentive to redeem our Series A Preferred Stock if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend rate on the outstanding Preferred Stock. If we redeem shares of our Series A Preferred Stock, the holders of such redeemed shares face the risk that the return on an investment purchased with proceeds from such redemption may be lower than the return previously obtained from the investment in our Series A Preferred Stock.
Our Preferred Stock is subordinate to the rights of holders of senior indebtedness.
While preferred stockholders, including holders of our Series A Preferred Stock, will have equal liquidation and distribution rights to any other series of Preferred Stock, they are subordinated to the rights of holders of any of other senior indebtedness we may incur. Therefore, dividends, distributions and other payments to preferred stockholders in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debtholders with voting rights that are superior to the voting rights of our Preferred Stock.

Holders of our Series A Preferred Stock bear dividend risk.
We may be unable to pay dividends on our Series A Preferred Stock under some circumstances. The terms of any future indebtedness we may incur could preclude the payment of dividends in respect of equity securities, including our Preferred Stock, under certain conditions.
If we fail to pay dividends on our Series A Preferred Stock for two years, the holders of our Series A Preferred Stock will be entitled to elect a majority of our directors.
The terms of our Series A Preferred Stock provide for certain dividend payments. In accordance with the 1940 Act and the terms of the Series A Preferred Stock, if dividends thereon are unpaid in an amount equal to at least two years of dividends, the holders of our Series A Preferred Stock will be entitled to elect a majority of our Board of Directors. Holders of the Series A Preferred Stock have the right to vote, including in the election of directors, in ways that may benefit their interests but not the interests of holders of our Common Stock.
Holders of our Common Stock may be subject to filing requirements under the Exchange Act as a result of an investment in us.
Because our Common Stock is registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our Common Stock must be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our quarterly financial statements the amount of outstanding stock and the amount of the investor’s stock, the responsibility for determining the filing obligation and preparing the filing remains with the investor. In addition, owners of 10% or more of our Common Stock are subject to reporting obligations under Section 16(a) of the Exchange Act.
Our stockholders may be subject to the short-swing profits rules under the Exchange Act as a result of an investment in us.
Persons with the right to appoint a director or who hold 10% or more of a class of our shares may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the issuer profits from the purchase and sale of registered stock within a six-month period.

ITEM 2.   FINANCIAL INFORMATION
Selected Financial and Other Information
Discussion of Management’s Expected Operating Plans
Overview
We are a newly incorporated Delaware corporation formed on August 24, 2020 structured as an externally managed specialty finance company focused on lending to middle market companies. We intend to elect to be regulated as a BDC under the 1940 Act. In addition, for U.S. federal income tax purposes, we intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.
Our investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle market companies backed by financial sponsors. For the purposes of this Registration Statement, “middle-market companies” refers to companies that, in general, generate annual EBITDA in the range of approximately $15 million to $100 million, which we believe is a useful proxy for cash flow.
We intend to achieve our investment objective by investing primarily in directly originated senior secured term loans including first lien senior secured term loans (including unitranche loans) and, to a lesser extent, second lien senior secured term loans, higher-yielding assets such as mezzanine debt, unsecured debt, equity investments and other opportunistic asset purchases. Under normal market circumstances, we expect that investments other than first lien senior secured term loans would not exceed 10% of our gross assets at the time of acquisition of any such investments. Typical middle market senior loans may be issued by middle market companies in the context of LBOs, acquisitions, debt refinancings, recapitalizations, and other similar transactions.
We expect to conduct private offerings of shares of our Common Stock to investors in reliance on exemptions from the registration requirements of the Securities Act. At the closing of any private offering, each investor will make a Capital Commitment to purchase shares of Common Stock pursuant to a subscription agreement entered into with us. Investors will be required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective Capital Commitments on an as-needed basis each time we deliver a notice to the investors. We intend to permit, subject to our sole discretion, additional closings of the private offering. See “Item 1. Business — Private Offering.”
Investments
Our level of investment activity can and is expected to vary substantially from period to period depending on many factors, including the amount of debt available to middle market companies, the general economic environment and the competitive environment for the type of investments we make.
Revenues
We plan to generate revenue primarily in the form of interest and fee income on debt investments we hold and capital gains, if any, on investments. We generally expect our debt investments to have a stated term of five to eight years and typically to bear interest at a floating rate usually determined on the basis of a benchmark such as LIBOR. Interest on these debt investments will generally be payable quarterly. In some instances, we expect to receive payments on our debt investments based on scheduled amortization of the outstanding balances. In addition, we may receive repayments of some of our debt investments prior to their scheduled maturity date. The frequency or volume of these repayments is expected to fluctuate significantly from period to period. Our portfolio activity is also expected to reflect the proceeds of sales of securities. We may also generate revenue in the form of commitment, origination, amendment, structuring or due diligence fees, fees for providing managerial assistance and consulting fees.
Expenses
We expect some of our primary annual operating expenses to be the payment of adviser fees and the reimbursement of expenses under our Investment Advisory Agreement and our Administration Agreement,

respectively. We bear other expenses, which include our initial organizational costs and operating costs incurred prior to the filing of our election to be regulated as a BDC; the costs associated with any private offerings of our common stock, including the Private Offering, preferred stock, including the concurrent preferred stock offering; and any other securities; calculating individual asset values and our net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and monitoring actual portfolio companies and, if necessary, enforcing our rights; the base management fee payable under the Investment Advisory Agreement; certain costs and expenses relating to distributions paid by us; administration fees payable under the Administration Agreement and any sub-administration agreements, including related expenses; debt service and other costs of borrowings, senior securities or other financing arrangements; the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any fees payable to rating agencies; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with Sarbanes-Oxley Act, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration fees, and the compensation of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the costs and expenses of preparations for the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; our fidelity bond; any necessary insurance premiums; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Company); direct fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either the Administrator or us in connection with administering our business, including payments under the Administration Agreement based upon our allocable portion of the compensation paid to our Chief Financial Officer and Chief Compliance Officer and reimbursing third-party expenses incurred by the Administrator in carrying out its administrative services including, but not limited to, the fees and expenses associated with performing compliance functions. We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.
Hedging
We may hedge against interest rate and currency exchange rate fluctuations by using standard hedging instruments such as futures, options and forward contracts subject to the requirements of the 1940 Act and to applicable CFTC regulations. While hedging activities may insulate us against adverse changes in interest rates or currency exchange rates, they may also limit our ability to participate in benefits of such changes with respect to our portfolio of investments. The Adviser will claim no-action relief from CFTC registration and regulation as a commodity pool operator pursuant to a staff no-action letter (the “CFTC No-Action Letter”) with respect to our operations, with the result that we will be limited in our ability to use futures contracts or options on futures contracts or engage in swap transactions. Specifically, the CFTC No-Action Letter imposes strict limitations on using such derivatives other than for hedging purposes, whereby the use of derivatives not used solely for hedging purposes is generally limited to situations where (i) the aggregate initial margin and premiums required to establish such positions do not exceed five percent of the liquidation value of our portfolio, after taking into account unrealized profits and unrealized losses on any such contracts we have entered into; or (ii) the aggregate net notional value of such derivatives does not exceed 100% of the liquidation value of our portfolio. Moreover, we anticipate entering into transactions involving such derivatives to a very limited extent solely for hedging purposes or otherwise within the limitations of the CFTC No-Action Letter.

Financial Condition, Liquidity and Capital Resources
We intend to generate cash primarily from the net proceeds of any offering of shares of our Common Stock and from cash flows from interest and fees earned from our investments and principal repayments and proceeds from sales of our investments. We may also fund a portion of our investments through borrowings from banks and issuances of senior securities, including before we have fully invested the proceeds of the private offering. Our primary use of cash will be investments in portfolio companies, payments of our expenses and payment of cash distributions to our stockholders.
Credit Facilities
We intend to utilize leverage to finance our investments. The amount of leverage that we employ will be subject to the restrictions of the 1940 Act and the supervision of our Board of Directors. At the time of any proposed borrowing, the amount of leverage we employ will also depend on our Adviser’s assessment of market and other factors. We currently plan to utilize one or all of the proposed financing arrangements described below:
Subscription Facility
We intend to enter into a revolving credit facility with one or more lenders (a “Subscription Facility”) shortly after the Initial Closing. While we cannot provide any assurances regarding the terms of any Subscription Facility we may enter into, we expect a Subscription Facility to provide for a three-year revolving period (which can potentially be extended). The lenders would be expected to require us to pledge our investors’ capital commitments in connection with the Subscription Facility.
SPV Credit Facility
We, through a wholly owned subsidiary of the Company (“SPV”), intend to enter into a senior secured credit facility with various lenders (an “SPV Credit Facility”). We would anticipate using an SPV Credit Facility to fund new investments and/or refinance any Subscription Facility of ours. While we cannot provide any assurances regarding the terms of any SPV Credit Facility we may enter into, we expect an SPV Credit Facility to provide for a three-year reinvestment period followed by a two-year amortization period and have a maturity date five years from the closing date of the SPV Credit Facility (which could be extended in connection with an extension of the reinvestment or amortization periods). The lenders are expected to have a first lien security interest in all of the assets of the SPV.
As part of an SPV Credit Facility, the SPV would likely be subject to limitations as to how borrowed funds may be used including, but not limited to, restrictions on geographic concentrations, sector concentrations, loan size, tenor and investment ratings (or shadow ratings). We expect there would also be certain requirements relating to interest coverage and portfolio performance, including limitations on delinquencies and charge offs, violation of which could result in the immediate acceleration of the amounts due under an SPV Credit Facility. An SPV Credit Facility is also expected to be subject to a borrowing base that applies different advance rates to assets held by the SPV based generally on the fair market value of such assets, and such advance rates for each investment may be subject to approval by the lenders. Under certain circumstances, we may be obligated to repurchase loans from the SPV.
There can be no assurance that we or any SPV will (or the date on which we or the SPV may) enter into any Credit Facilities and, if any Credit Facilities are entered into, the terms and conditions may differ materially from the terms and conditions described in this Memorandum. See also Item 1A — “Risk Factors — Risks Relating to Our Business and Structure — We intend to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.”
Critical Accounting Policies
This discussion of our expected operating plans is based upon our expected financial statements, which will be prepared in accordance with GAAP. The preparation of these financial statements will require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, we will describe our critical accounting policies in the notes to our future financial statements.
Valuation of Investments
We will measure the value of our investments in accordance with fair value accounting guidance promulgated under GAAP, which establishes a hierarchical disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. See “Item 1. Business — Valuation Procedures” for a description of the hierarchy for fair value measurements and a description of our valuation procedures.
Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation
Investment transactions will be recorded on the trade date. We will measure net realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation will reflect the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.
Revenue Recognition
We record interest income on an accrual basis to the extent that we expect to collect such amounts. We do not accrue as a receivable interest on loans and debt securities for accounting purposes if we have reason to doubt our ability to collect such interest. OIDs, market discounts or premiums are accreted or amortized over the life of the respective security using the effective interest method as interest income. We record prepayment premiums on loans and debt securities as interest income.
Other Income
Other income may include income such as consent, waiver, amendment, unused, syndication and prepayment fees associated with our investment activities as well as any fees for managerial assistance services rendered by us to the portfolio companies. Such fees are recognized as income when earned or the services are rendered. We may receive fees for guaranteeing the outstanding debt of a portfolio company. Such fees are amortized into other income over the life of the guarantee.
Organizational and Offering Expenses
We have agreed to reimburse our Adviser for the third party costs it incurs on our behalf in connection with our formation and the initial closing of the private offering of shares of our Common Stock. In general, we may not deduct offering expenses for tax purposes. We may elect to amortize organizational expenses over at least a 180-month period for tax purposes.
U.S. Federal Income Taxes
We intend to elect to be taxed as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or net capital gains that we distribute to our stockholders from our tax earnings and profits. To obtain and maintain our RIC tax treatment, we must meet certain source-of-income and asset diversification requirements as well as distribute at least 90% of our investment company taxable income in respect of each taxable year to the holders of shares of our Common Stock. See “Item 1. Business — Certain U.S. Federal Income Tax Considerations.”
Contractual Obligations and Off-Balance Sheet Arrangements
We have entered into certain contracts under which we have material future commitments. We have entered into the Investment Advisory Agreement with our Adviser. Our Adviser will serve as our investment adviser in accordance with the terms of our Investment Advisory Agreement. Payments under our

Investment Advisory Agreement in each reporting period consists of the base management fee equal to a percentage of the value of Capital Under Management.
We have entered into an Administration Agreement with the Administrator pursuant to which the Administrator will furnish us with administrative services necessary to conduct our day-to-day operations. The Administrator will be reimbursed for administrative expenses it incurs on our behalf in performing its obligations. Such costs will be reasonably allocated to us on the basis of assets, revenues, time records or other reasonable methods. We will not reimburse our Administrator for any services for which it receives a separate fee.
If any of our contractual obligations discussed above is terminated, our costs may increase under any new agreements that we enter into as replacements. We would also likely incur expenses in locating alternative parties to provide the services we expect to receive under our Investment Advisory Agreement and Administration Agreement.
We may become a party to financial instruments with off-balance sheet risk in the normal course of our business to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet. As of the date of our most recent financial statements, we had not commenced operations and were not party to any off-balance sheet arrangements.
Dividends and Distributions to Common and Preferred Stockholders
To the extent that the Company has taxable income available, the Company intends to make distributions to holders of its Common Stock and Preferred Stock. The Company intends to make dividends and distributions to common stockholders on a quarterly basis and such dividends and distributions are recorded on the record date. The amount to be distributed is determined by the Board of Directors each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although the Company may decide to retain such capital gains for investment.
The Company intends to make dividends and distributions to its preferred stockholders semi-annually on or before June 30 and December 31 of each year. Dividends and distributions to preferred stockholders will be payable to holders of record at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable dividend payment date falls or on such other date designated by the Board of Directors for the payment of dividends to preferred stockholders that is not more than 30 nor less than ten days prior to such dividend payment date.
Cash Equivalents
We deem certain U.S. Treasury bills, repurchase agreements and other high-quality, short-term debt securities as cash equivalents. We intend to primarily make investments in securities described in paragraphs 1 through 3 of Section 55(a) of the 1940 Act. From time to time, including at or near the end of each fiscal quarter, we may consider using various temporary investment strategies for our business, including taking proactive steps by utilizing cash equivalents as temporary assets with the objective of enhancing our investment flexibility pursuant to Section 55 of the 1940 Act. More specifically, from time-to-time we may draw down our credit facilities, as deemed appropriate, and repay such borrowings subsequent to quarter end. We may also purchase U.S. Treasury bills or other high-quality, short-term debt securities at or near the end of the quarter and typically close out the position on a net cash basis subsequent to quarter end. The Investment Advisory Agreement excludes the amount of these transactions or such cash drawn for this purpose from total assets for purposes of computing the base management fee.
Quantitative and Qualitative Disclosures About Market Risk
We are subject to financial market risks, most significantly changes in interest rates. Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates. Because we expect to fund a portion of our investments with borrowings, our net investment income is expected to be affected by the difference between the rate at which we invest and the rate at which we borrow.

As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.
In addition, any investments we make that are denominated in a foreign currency will be subject to risks associated with changes in currency exchange rates. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved.
We may hedge against interest rate and currency exchange rate fluctuations by using standard hedging instruments such as futures, options, swaps and forward contracts and credit hedging contracts, such as credit default swaps, in each case, subject to the requirements of the 1940 Act. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates.
ITEM 3.   PROPERTIES.
Our headquarters are located at 1585 Broadway, New York, NY 10036 and are provided by our Administrator. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.
ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain ownership information with respect to shares of our Common Stock for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of our outstanding shares of Common Stock and all officers and directors, as a group.
Percentage of Common Stock outstanding
Name and address	Type of ownership	Shares owned	Percentage
MS Capital Partners Adviser Inc.(1)	Record	1,000	100%
Joan Binstock	N/A	—	—
Bruce Frank	N/A	—	—
Jeffrey S. Levin	N/A	—	—
Adam Metz	N/A	—	—
David N. Miller	N/A	—	—
Kevin Shannon	N/A	—	—
Orit Mizrachi	N/A	—	—
Venugopal Rathi	N/A	—	—
Grove Stafford	N/A	—	—
All directors and officers as a group (9 persons)		—	—%

*
Represents less than 1.0%.

(1)
In conjunction with our incorporation, on September 10, 2020, the Adviser purchased 1,000 shares of our Common Stock for an aggregate purchase price equal to $20,000, which shares of Common Stock represent all of our issued and outstanding Common Stock as of October 6, 2020.

ITEM 5.
DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors oversees our management. Our Board of Directors currently consists of 6 members, 4 of whom are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act.
Our Board of Directors elects our officers, who serve at the discretion of our Board of Directors. The responsibilities of each director include the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements. Our Board of Directors has also established an Audit Committee, a Nominating and Corporate Governance Committee and a Pricing Committee, and may establish additional committees in the future.
Board of Directors and Executive Officers
Directors
Under our Charter and bylaws, our directors are divided into three classes. At each annual meeting, directors are elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Information regarding our Board of Directors is as follows:
Name	Age	Position(s) held with the Company	Term of Office and Length of Time Served
Interested Directors
David N. Miller	44	Chair of the Board of Directors	Class I Director since 2020, term expires 2023
Jeffrey S. Levin	40	Chief Executive Officer, President and Director	Class II Director since 2020, term expires 2021
Independent Directors
Joan Binstock	66	Director	Class II Director since 2020, term expires 2021
Bruce Frank	66	Director	Class III Director since 2020, term expires 2022
Adam Metz	59	Director	Class III Director since 2020, term expires 2022
Kevin Shannon	65	Director	Class I Director since 2020, term expires 2023
The address for each of our directors is c/o SL Investment Corp., 1585 Broadway, New York, NY 10036.
Executive Officers Who Are Not Directors
Name	Age	Position(s) held with the Company
Orit Mizrachi	48	Chief Operating Officer and Secretary
Venugopal Rathi	41	Chief Financial Officer
Grove Stafford	43	Chief Compliance Officer
Biographical Information
Directors
The Board of Directors has determined that each of the directors is qualified to serve as our director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The Board of Directors has determined that each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. Each of our directors has demonstrated high character and integrity and has expertise and diversity of experience to be able to offer advice and guidance to our management. For the purposes of this Registration Statement, our directors have been divided into two groups — independent directors and interested directors. Interested directors are “interested persons” as defined in the 1940 Act.

Interested Directors
David N. Miller has served as the Chair of our Board of Directors since September 2020. Mr. Miller is the Head of Morgan Stanley Private Credit & Equity and a member of the management committee at IM. He has also served as the Chair of the Board of Directors of MS DLF since October 2019. Mr. Miller joined Morgan Stanley in August 2016 and has over 21 years of investing experience. Prior to joining Morgan Stanley, from 2012 to January 2016, Mr. Miller was the President and Chief Executive Officer of Silver Bay Realty Trust Corp. (“Silver Bay”), a publicly traded real estate investment trust he co-founded in 2011 to capitalize on the significant dislocation in the residential housing market. Prior to Silver Bay, Mr. Miller was a Managing Director at Pine River Capital Management and Two Harbors Investment Corp. where he focused on investment strategy and new business development. During the global financial crisis (2008 – 2011), Mr. Miller served in various roles at the U.S. Department of Treasury (“Treasury”), including as the Chief Investment Officer of the Troubled Asset Relief Program (“TARP”) where he created complex crisis response investment programs and managed its $700 billion portfolio. Prior to Treasury, Mr. Miller held various investment roles, including as a portfolio manager at HBK Investments and in the Special Situations Group at Goldman Sachs & Co., where he focused on opportunistic investments in public and private debt and equity. Mr. Miller received an MBA from Harvard Business School and a B.A. magna cum laude in Economics from Dartmouth College where he was elected to Phi Beta Kappa. Mr. Miller’s investing experience and experience as a senior officer of several finance companies led our Nominating and Corporate Governance Committee to conclude that Mr. Miller is qualified to serve as a director.
Jeffrey S. Levin has served as our Chief Executive Officer and President since September 2020. Mr. Levin is the Head of Direct Lending in Morgan Stanley Private Credit & Equity and has served as Chief Executive Officer, President and a member of the Board of Directors of MS DLF since October 2019. Prior to rejoining IM in February 2019, Mr. Levin was a Partner at The Carlyle Group, and served as President of the firm’s BDCs (TCG BDC, Inc. and TCG BDC II, Inc.) and the Direct Lending platform from May 2016 to February 2019. From 2012 to May 2016, Mr. Levin served as the Head of Origination for The Carlyle Group’s Direct Lending platform. Prior to joining The Carlyle Group in 2012, Mr. Levin was a senior member of the Morgan Stanley Private Credit platform, where he was responsible for originating, structuring and executing credit and private equity investments across various industries. Prior to that role, Mr. Levin was a member of the Leveraged & Acquisition Finance Group at Morgan Stanley, where he was responsible for originating and executing high yield bond and leveraged loan transactions. Mr. Levin received a BBA from Emory University. Mr. Levin’s investing experience and experience as a senior officer of other BDCs led our Nominating and Corporate Governance Committee to conclude that Mr. Levin is qualified to serve as a Director.
Independent Directors
Joan Binstock has served as a member of our Board of Directors and Chair of our Nominating and Corporate Governance Committee since September 2020. Ms. Binstock serves as an Advisor at Lovell Minnick Partners, LLC since June 2018, where she is responsible for assisting the firm on deal and operational due diligence activities across all portfolio companies. In addition, she has been a Director of SimCorp A/S since March 2018 and the Brown Brother Harriman US Mutual Funds since September 2019. Ms. Binstock was a Partner at Lord, Abbett & Co. LLC from 2000 to April 2017, where she served as the Chief Operating Officer and Chief Financial Officer. Previously, Ms. Binstock was the Chief Operating Officer at Morgan Grenfell Asset Management. Prior to that, she was a Principal and National Director of the Regulatory and Risk Management Practice at Ernst & Young, LLP, the Chief Administrative Officer at BEA/Credit Suisse, and the Chief Administrative Officer of the Capital Markets Group at Goldman Sachs. Ms. Binstock has served as a member of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee of MS DLF since June 2019. She served as a Member of the Association of Institutional Investors Board of Directors, was a Director of the Securities Industry and Financial Markets Association, and was a Member of the Global Board of Managers of Omgeo LLC until January 2018. Ms. Binstock is on the board of the Greyston Foundation and on the Advisory Council of NY/NJ Year Up, both of which are nonprofit organizations. Ms. Binstock is a licensed Certified Public Accountant. She holds a M.B.A. from New York University and a B.A. from the University of Binghamton. Ms. Binstock’s investing experience and experience as a senior executive officer in several finance companies led our Nominating and Corporate Governance Committee to conclude that Ms. Binstock is qualified to serve as a Director.

Bruce D. Frank has served as a member of our Board of Directors and Chair of the Audit Committee since September 2020. Mr. Frank also has served as a member of the Board of Directors of MS DLF, where he serves of as chair of the Audit Committee, since October 2019, and as a member of the Board of Directors of Landsea Holdings Corporation, where he serves as the chair of the Audit Committee and a member of the Investment and Compensation Committees, since January 2015. Mr. Frank previously served on the Board of Directors of VEREIT, Inc., a real estate operating company, from July 2014 to March 2017 and the Board of Directors of ACRE Realty Investors Inc., a real estate investment and operating company, from November 2014 to December 2018. Mr. Frank was a Senior Partner at Ernst & Young LLP’s real estate practice within the assurance service line from April 1997 through June 2014. Prior to joining Ernst & Young LLP, Mr. Frank worked at KPMG LLP, a public accounting firm, for 17 years. He has over 35 years of experience providing assurance services to prominent public and private owners, investors and developers, both domestically and globally. His extensive experience has included working on initial public offerings and assisting acquirers in consummating acquisition transactions. Mr. Frank received a Bachelor of Science degree in Accounting from Bentley College, is a member of the American Institute of Certified Public Accountants and is a Certified Public Accountant in the State of New York. Mr. Frank’s past experience as an accountant led our Nominating and Corporate Governance Committee to conclude that Mr. Frank is qualified to serve as a Director.
Adam Metz has served as a member of our Board of Directors since September 2020. Mr. Metz has spent over 30 years in the real estate industry. Mr. Metz joined The Carlyle Group in October 2013 where he served as Head of International Real Estate until April 2018. Prior to his tenure at Carlyle, he was a Senior Advisor to Texas Pacific Group Capital’s (“TPG”) Real Estate Group. Prior to his role at TPG, Mr. Metz was the Chief Executive Officer of General Growth Properties (“GGP”) and led the company through one of the largest and most successful bankruptcy and restructurings in REIT history. Previously, Mr. Metz co-founded Polaris Capital, LLC, a real estate investment firm. Mr. Metz also served as Executive Vice President and Chief Investment Officer of Rodamco, North America, and President and Chief Financial Officer of Urban Shopping Centers. Prior to these roles, Mr. Metz was a Vice President in the Capital Markets group of JMB Realty, and in the Commercial Real Estate Lending Group at The First National Bank of Chicago as a Corporate Lending Officer. Mr. Metz currently serves as a member of the Real Estate Roundtable and ULI and has served on the Board of Directors of MS DLF since October 2019 and of Hammerson PLC, a British property development company, since July 2019. He also serves on the advisory boards of the real estate programs at both Cornell University and Northwestern University and serves on the Smithsonian’s Hirshhorn Museum and Sculpture Garden Board of Trustees in Washington, DC. Previously, Mr. Metz served as an independent director on numerous boards including Forest City Enterprises, Parkway Properties, Aliansce Shopping Centers S.A., AMLI Residential Properties Trust, Bally Total Fitness Holding Corp., and Chia’sso Acquisition LLC. Mr. Metz received his Bachelor’s degree from Cornell University, and a Masters of Management degree from Northwestern University. Mr. Metz’s investing experience and experience as a senior executive officer in several real estate companies led our Nominating and Corporate Governance Committee to conclude that Mr. Metz is qualified to serve as a Director.
Kevin Shannon has served as a member of our Board of Directors since September 2020. Mr. Shannon has also served as a member of the Board of Directors of MS DLF since October 2019. Mr. Shannon previously served as the Chief Financial Officer of the Harvard Management Company, Inc., the investment advisor for Harvard University’s $42 billion general investment account, from September 2009 to April 2020. In addition, he has served on the Operating Committee from September 2009 to December 2018 and has chaired the Valuation Committee from June 2015 to December 2017. In addition, since December 2016, he has overseen both investment and operations of Harvard University’s $1.4 billion Trust & Gifts Group. Prior to joining Harvard Management Company, Inc., Mr. Shannon was the Chief Financial Officer and an Executive Vice President at Moore Capital Management, LLC, a large multi-strategy private investment company, where he worked for 15 years. During his tenure he was responsible for all treasury functions and served as a member of the Board of Directors, Risk Committee, and Valuation Committee. Additionally, he served two consecutive terms on the Board of Directors of the Managed Funds Association, a group representing the global alternative investment industry and its investors, and was a member of its Executive Committee as Vice Chairman and Treasurer. Prior to Moore Capital Management, LLC, he was a senior executive at Lehman Brothers where he served as Senior Vice President and Chief Financial Officer of Lehman’s derivative products subsidiary and earlier as Director of Firm Trading Accounting and Controls. Prior to joining Lehman Brothers, Mr. Shannon began his career as an auditor at KPMG LLP, serving financial services clients. Mr. Shannon served a two-year tenure as a part time adjunct lecturer with Baruch College’s Department of Accounting. In addition, Mr. Shannon takes an active role in his community; he currently serves on the board and is a former member of the Audit and Executive Committees of Help for Children, and he is a member of the Boston Economics Club. Mr. Shannon received his Bachelor of Science degree, magna cum laude, from New York University and an MBA from Fairleigh Dickinson University. Mr. Shannon’s investing experience and experience as a senior executive officer in several finance companies led our Nominating and Corporate Governance Committee to conclude that Mr. Shannon is qualified to serve as a Director.
Executive Officers Who Are Not Directors
Orit Mizrachi was appointed as our Chief Operating Officer and Secretary in September 2020. Ms. Mizrachi has served as Chief Operating Officer and Secretary of MS DLF since October 2019 and has been an Executive Director of IM since April 2019. Prior to joining Morgan Stanley in April 2019, Ms. Mizrachi held various senior positions at The Carlyle Group from 2011 to 2018, including Director of Operations for Global Market Strategies and Chief Operating Officer for The Carlyle Group’s Direct Lending platform. In addition, Ms. Mizrachi served as Chief Operating Officer and interim Chief Financial Officer of TCG BDC, Inc., a publicly-traded BDC advised by an affiliate of The Carlyle Group, from April 2014 until her departure from The Carlyle Group in 2018 and from September 2014 to March 2015, respectively. Ms. Mizrachi also served as Chief Operating Officer of TCG BDC II, Inc., a non-traded BDC advised by an affiliate of The Carlyle Group, from April 2017 until her departure from The Carlyle Group in 2018. In addition, prior to its acquisition by TCG BDC, Inc. in June 2017, Ms. Mizrachi served as Chief Operating Officer and interim Chief Financial Officer of NF Investment Corp., a non-traded BDC advised by an affiliate of The Carlyle Group, from April 2014 to June 2017 and from September 2014 to March 2015, respectively. Prior to joining The Carlyle Group in 2010, Ms. Mizrachi worked in the hedge fund industry as the chief financial officer of Carlyle Blue Wave Management L.P. and as controller at Sagamore Hill Capital Management L.P., each a multi-strategy hedge fund. Ms. Mizrachi started her career at Goldstein Golub & Kessler LLP, an audit firm, as an auditor in their financial services group.
Venugopal Rathi was appointed as our Chief Financial Officer in September 2020. Mr. Rathi has served as Chief Financial Officer of MS DLF since November 2019 and has been an Executive Director of IM since October 2019. Prior to joining Morgan Stanley, Mr. Rathi held various senior positions at The Carlyle Group from September 2014 to October 2019, including Chief Financial Officer and Chief Accounting Officer of its Global Credit platform. In addition, Mr. Rathi served as chief financial officer from April 2015 to March 2018 and treasurer from April 2015 to September 2019 of TCG BDC, Inc., a publicly-traded BDC advised by an affiliate of The Carlyle Group. Mr. Rathi also served as chief financial officer and treasurer of TCG BDC II, Inc., a non-traded BDC advised by an affiliate of The Carlyle Group, from April 2017 to March 2018 and from April 2017 to September 2019, respectively. In addition, prior to its acquisition by TCG BDC, Inc. in June 2017, Mr. Rathi served as chief financial officer and treasurer to NF Investment Corp., a non-traded BDC advised by an affiliate of The Carlyle Group, beginning in April 2015. Prior to joining Carlyle in 2014, Mr. Rathi worked within the financial services practice of Ernst & Young LLP and its affiliates since 2004. Mr. Rathi has a Bachelor’s degree in Finance and Accounting from MDS University, India. He is a New York State Certified Public Accountant and a Chartered Accountant.
Grove Stafford was appointed as our Chief Compliance Officer in September 2020. Mr. Stafford has served as Chief Compliance Officer of MS DLF since October 2019. In addition, since May 2018, Mr. Stafford has been an Executive Director of Morgan Stanley and has served as the head of US Private Investing Compliance, covering the Private Credit & Equity and private side Real Assets businesses. Prior to joining Morgan Stanley, from 2006 to March 2018, Mr. Stafford was employed by Resource America, Inc., serving as Vice President and Assistant General Counsel, with responsibility for legal and compliance matters for Resource America’s investment adviser platforms with a focus on closed-end mutual funds, collateralized debt obligations, private equity and hedge funds, and REITs. Mr. Stafford received his J.D. from Tulane University and B.A. from Boston University. He is a member of the bar in New York and Louisiana.
Board of Directors Leadership Structure
Our Board of Directors monitors and performs an oversight role with respect to our business and affairs, including with respect to our investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of our service providers. Among other things, our Board of Directors approves the appointment of our Adviser and officers, reviews and monitors the services and activities performed by our Adviser and executive officers, and approves the engagement and reviews the performance of our independent public accounting firm.
Under our bylaws, our Board of Directors may designate a Chair to preside over the meetings of our Board of Directors and meetings of the stockholders and to perform such other duties as may be assigned to him or her by the Board of Directors. We do not have a fixed policy as to whether the Chair of the Board of Directors should be an independent director and believe that we should maintain the flexibility to select the Chair and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and the best interests of our stockholders at such times.
Presently, David N. Miller serves as the Chair of our Board of Directors. Mr. Miller is an “interested person” as defined in Section 2(a)(19) of the 1940 Act of us, and therefore, is an interested director. We believe that Mr. Miller’s extensive knowledge of the financial services industry and capital markets in particular qualifies him to serve as the Chair of our Board of Directors. We believe that we are best served through this existing leadership structure, as Mr. Miller’s relationship with our Adviser provides an effective bridge and encourages an open dialogue between management and our Board of Directors, ensuring that both groups act with a common purpose.
Our Board of Directors does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chair of the Board of Directors, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of Audit and Nominating and Corporate Governance Committees comprised solely of independent directors and the appointment of a chief compliance officer, with whom the independent directors meet regularly without the presence of interested directors and other members of management, for administering our compliance policies and procedures.
We recognize that different board of directors’ leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.
Board of Directors’ Role in Risk Oversight
Our Board of Directors performs its risk oversight function primarily through (a) its standing Audit Committee, which reports to the entire Board of Directors and is comprised solely of independent directors, and (b) active monitoring by our Chief Compliance Officer and of our compliance policies and procedures.
As described below in more detail under “Committees of the Board of Directors,” the Audit Committee assists our Board of Directors in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the accounting and financial reporting processes, our valuation process, our systems of internal controls regarding finance and accounting and audits of our financial statements.
Our Board of Directors also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. Our Board of Directors will annually review a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of our compliance policies and procedures and our service providers. The Chief Compliance Officer’s annual report will address, at a minimum, (a) the operation of our compliance policies and procedures and our service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which our Board of Directors would reasonably need to know to oversee our compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the independent directors at least once each year.
We believe that our Board of Director’s role in risk oversight is effective and appropriate given the extensive regulation to which we will be subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that our asset coverage must equal at least 150% immediately after each time we incur indebtedness, we generally have to invest at least 70% of our total assets in “qualifying assets” and we are not generally permitted to invest in any portfolio company in which one of our affiliates currently has an investment.
We recognize that different board roles in risk oversight are appropriate for companies in different situations. We intend to re-examine the manners in which our Board of Directors administers its oversight function on an ongoing basis to ensure that they continue to meet our needs.
Committees of the Board of Directors
An Audit Committee and a Nominating and Corporate Governance Committee have been established by our Board of Directors. All directors are expected to attend at least 75% of the aggregate number of meetings of our Board of Directors and of the respective committees on which they serve. We require each director to make a diligent effort to attend all Board of Directors and committee meetings as well as each annual meeting of our stockholders.
Audit Committee
The members of the Audit Committee are Ms. Binstock, Messrs. Frank, Metz and Shannon, each of whom is financially literate, is not considered an “interested person” of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act, and meets the independence requirements of Rule 10A(m)(3) of the Exchange Act. Mr. Frank serves as Chair of the Audit Committee. Our Board of Directors has determined that Ms. Binstock and Messrs. Frank, Metz and Shannon are each an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to our Board of Directors regarding the valuation of certain of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements and periodic filings and receiving our audit reports and financial statements.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Ms. Binstock, Messrs. Frank, Metz and Shannon, each of whom is not considered an “interested person” of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act. Ms. Binstock serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our Board of Directors. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating qualified nominees to be elected to the Board of Directors by our stockholders at the annual stockholder meeting, selecting qualified nominees to fill any vacancies on our Board of Directors or a committee of the Board of Directors (consistent with criteria approved by our Board of Directors), developing and recommending to our Board of Directors a set of corporate governance principles applicable to us and overseeing the evaluation of our Board of Directors and our management.
The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses director diversity, among other factors, with a view toward the needs of our Board of Directors as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our Board of Directors, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee’s goal of creating a Board of Directors that best serves our needs and the interests of our stockholders.
Pricing Committee
The members of the Pricing Committee are Messrs. Levin and Metz, provided, that all other members of the Board of Directors are invited to attend all meetings of the Pricing Committee and, if in attendance, shall be deemed to be members of the Pricing Committee. The Pricing Committee operates pursuant to a charter approved by our Board of Directors, which sets forth the responsibilities of the Pricing Committee. The principal goals of the Pricing Committee are to approve the offering price of shares of the Common Stock in accordance with our valuation policy, and to ensure that we do not sell shares of Common Stock at a price per share below the net asset value of such Common Stock, as required by Section 23 of the 1940 Act, which was made applicable to BDCs by Section 63 of the 1940 Act.
Indemnification Agreements
We have entered into indemnification agreements with our directors. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Delaware law and the 1940 Act. Each indemnification agreement provides that we will indemnify the director who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Delaware law and the 1940 Act.
Investment Committee
The Adviser has established the Investment Committee to be responsible for the Company’s investment decisions and it is comprised of senior investment professionals of IM and is chaired by our Chief Executive Officer and President, Jeffrey S. Levin. All investment decisions are reviewed and approved by the Investment Committee, which has principal responsibility for approving new investments and overseeing the management of existing investments.
With over an average of 21 plus years of experience, the members of the Investment Committee have significant investing, leveraged finance and risk management experience and provide valuable diligence insights to the Investment Team. The Investment Team leverages the broad experience-set of the Investment Committee to evaluate transactions and develop a framework for seeking appropriate risk-adjusted returns and risk mitigation strategies for target investments.
The members of the Investment Committee are: David N. Miller, Jeffrey S. Levin, Jeffrey Day, Kunal Soni, David Kulakofsky, Sean Sullivan, Ashwin Krishnan, Henry ‘Hank’ D’Alessandro, Thomas Bergen and Toby Norris.
For biographical information of Messrs. Miller and Levin, see “— Biographical Information — Interested Directors.”
Jeffrey Day is a Managing Director of Morgan Stanley, a member of the executive team for the Direct Lending strategy and a member of the MSPC Investment Committees. Mr. Day joined Morgan Stanley in 2019 and is a Managing Director at IM. He brings more than 20 years of relevant middle market private credit investing and leveraged finance experience. Prior to joining Morgan Stanley, Mr. Day was a Managing Director at Madison Capital Funding and was involved in sponsor coverage, capital markets, and fundraising. Prior to Madison Capital, he worked in various underwriting, portfolio management, capital markets and relationship management roles at JP Morgan Chase, CapitalSource Finance and GE Capital. Mr. Day earned a BBA in Finance from the Goizueta Business School at Emory University and his MBA in Finance and Management & Strategy from the J.L. Kellogg School of Management at Northwestern University.
Kunal Soni is a Managing Director of Morgan Stanley, a member of the executive team for the Direct Lending strategy and a member of the MSPC Investment Committees. Prior to joining Morgan Stanley Private Credit in December 2019, Mr. Soni was Head of the Western Region and Head of the Technology vertical for The Carlyle Group’s Direct Lending strategy from 2015 to 2019. Before joining The Carlyle Group, Mr. Soni was Head of the Western Region for Medley Management (“Medley”) from September 2013 to February 2015. Prior to Medley, Mr. Soni was a Founding Partner and Head of the Western Region for THL Credit (the credit affiliate of THL Partners) from 2007 to 2012. Mr. Soni and two other Partners spun off from Bison Capital Asset Management, a structured equity firm focused only on non-sponsored companies, to launch THL Credit in July 2007 (THL Credit went public in April 2010 on the Nasdaq under the ticker symbol “TCRD”). Prior to THL Credit / Bison Capital, Mr. Soni served in the Investment Banking division of J.P. Morgan and Audit and Transaction Services Group of KPMG LLP. Mr. Soni earned his BA from Emory University.
David Kulakofsky is a Managing Director of Morgan Stanley, a member of the executive team for the Direct Lending strategy and a member of the MSPC Investment Committees. Prior to joining Morgan Stanley Private Credit in April 2020, Mr. Kulakofsky was Head of Madison Capital Funding’s Software & Technology Services team and a member of Madison’s Investment Committee. Mr. Kulakofsky joined Madison Capital at its inception in 2001 as an Associate and was a Vice President and Underwriting Team Leader before transitioning to an origination role in 2007. Prior to joining Madison Capital, Mr. Kulakofsky was an Analyst in the Investment Banking group at Robert W. Baird & Co., focusing primarily on industrial M&A transactions. Mr. Kulakofsky earned a B.A. in Economics with a minor in Sociology from Northwestern University and an MBA in Analytical Finance from the J.L. Kellogg School of Management at Northwestern University.
Sean Sullivan is a Managing Director of Morgan Stanley, a member of the executive team for the Direct Lending strategy and a member of the MSPC Investment Committees. Prior to joining Morgan Stanley Private Credit in June 2020, Mr. Sullivan was a Managing Director at Antares Capital, responsible for originating, structuring, and executing private credit investments. Before Antares, Mr. Sullivan was a Managing Director at Solar Capital. Prior to Solar Capital, Mr. Sullivan was a Senior Vice President of Originations at GE Capital focused on the TMT vertical. He also held capital markets structuring and finance positions at GE Capital. Mr. Sullivan graduated from the University of North Carolina — Chapel Hill.
Ashwin Krishnan has served on the Investment Committee since 2019. Mr. Krishnan is a Managing Director of Morgan Stanley and a Co-Portfolio Manager of the Credit Partners team. He joined Morgan Stanley in 2003 and has more than 18 years of experience. Prior to joining Morgan Stanley, Mr. Krishnan was in the Communications Investment Banking group at UBS. Mr. Krishnan holds an M.S. in Engineering from Columbia University and a B.S. in Industrial Engineering from Bangalore University, India.
Henry ‘Hank’ D’Alessandro has served on the Investment Committee since 2019. Mr. D’Alessandro is a Managing Director of Morgan Stanley, Co-Portfolio Manager and Chief Investment Officer of the Credit Partners strategy, and Chief Investment Officer of the Senior Loan investment strategy. He brings more than 27 years of private credit investing and leveraged finance experience. Mr. D’Alessandro is Head of Credit Partners’ Investment and Valuation Committees and is a member of Morgan Stanley’s Private Credit & Equity Executive Committee. He is based in New York. Mr. D’Alessandro joined Morgan Stanley in 1997 and most recently was Vice Chairman of North American Leveraged and Acquisition Finance and Head of U.S. Financial Sponsor Leveraged Finance. Prior to joining Morgan Stanley, he was a Vice President at Chase Securities, Inc. and an Audit Manager at KPMG Peat Marwick. Mr. D’Alessandro holds a B.S., magna cum laude, from Seton Hall University and an MBA from Cornell University. He serves as a member of the Seton Hall University Board of Regents. Mr. D’Alessandro is on the Board of Directors of Strata Worldwide.
Thomas Bergen has served on the Investment Committee since 2019. Mr. Bergen is a Managing Director of Morgan Stanley and a Portfolio Manager in the Credit Partners team. He joined Morgan Stanley in 2016 and has 22 years of credit investing and leveraged finance experience. Prior to joining Morgan Stanley, he structured, marketed and syndicated leveraged loans on behalf of middle market businesses from 2013 – 2016 at both GE Capital and Capital One. Prior to that, he served as an investment analyst for distressed and performing corporate credit at Litespeed Partners, a hedge fund investing primarily in equity and debt of distressed companies, from 2007 – 2009 and at Priority Capital Management from 2009 – 2013, where he managed a portfolio of distressed and performing corporate loans and bonds on behalf of institutions and high net worth individuals. Additionally, Mr. Bergen was an Executive Director in JP Morgan’s Syndicated and Leveraged Finance group from 2000 – 2007. Mr. Bergen holds a B.A. from Rutgers University and an M.B.A from the University of Rochester.

Toby Norris has served on the Investment Committee since 2019. Mr. Norris is Chief Operating Officer and Head of Risk Management for Private Investing at IM. Mr. Norris joined Morgan Stanley in 2011 and has over 21 years of banking and risk management experience. Prior to this role Mr. Norris was the head of risk for Merchant Banking and Real Estate Investing. Prior to joining the Firm, Mr. Norris was a senior risk executive at Bank of America Merrill Lynch responsible for managing all credit risk exposure to large corporate borrowers in North America in the general industrials, gaming, sports and other sectors. From 2005 to 2008, Mr. Norris held a series of management positions in Global Risk Management at Merrill Lynch, and was a Managing Director with responsibility for global capital commitments prior to the merger with Bank of America. From 1997 to 2005, Mr. Norris was a leveraged finance and media banker at Merrill Lynch. Mr. Norris received a B.A. in economics from Trinity College and an M.B.A. from the Massachusetts Institute of Technology.
The foregoing lists of personnel may not be complete lists and are subject to change, at any time, at the discretion of the Adviser, and no assurance can be given that such personnel will remain in their current positions or retain their current functions with regard to the platform or the Company. Also, the Adviser may change the scope of senior management, portfolio management or the Investment Committee’s responsibilities from time to time, or may conduct periodic portfolio reviews through other internal management committees within guidelines and constraints approved by the Investment Committee. The Adviser undertakes no obligation to update the foregoing description relating to senior management, portfolio management or the Investment Committee in the event of a change in personnel or in the scope of responsibilities.
Advisory Council
In addition, our Adviser formed the Advisory Council to facilitate optimal coordination with the various business units of the Firm so as to seek to ensure all relevant resources are fully utilized in executing our investment strategy. Subject in all cases to applicable regulations, information barriers, confidentiality provisions and policies and procedures.
ITEM 6.
EXECUTIVE COMPENSATION

Compensation of Executive Officers
None of our executive officers receive direct compensation from us. Any compensation paid for services relating to our financial reporting and compliance functions will be paid by our Administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered to us. To the extent that the Administrator outsources any of its functions, we will pay the fees associated with such functions on a direct basis without profit to our Administrator.
Compensation of Directors
The independent directors will receive an annual fee of $50,000 (prorated for any partial year). The chair of the Audit Committee will receive an additional fee of $5,000 per year. We are also authorized to pay the reasonable out-of-pocket expenses for each independent director incurred in connection with fulfillment of his or her duties as independent directors.
We have obtained directors’ and officers’ liability insurance on behalf of our directors and officers. We do not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits. No compensation is paid to directors who are “interested persons.” The Board of Directors reviews and determines the compensation of independent directors.
ITEM 7.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Introduction
As a diversified global financial services firm, Morgan Stanley engages in a broad spectrum of activities, including financial advisory services, investment management activities, lending, commercial banking, sponsoring and managing private investment funds, engaging in broker-dealer transactions and principal securities, commodities and foreign exchange transactions, research publication and other activities. In the ordinary course of its business, Morgan Stanley is a full-service investment banking and financial services firm and therefore engages in activities where Morgan Stanley’s interests or the interests of its clients may conflict with the interests of the investors, notwithstanding Morgan Stanley’s participation as one of our investors. Investors should be aware that potential and actual conflicts of interest between Morgan Stanley or any Affiliated Investment Account, on the one hand, and us, on the other hand, may exist and others may arise in connection with our operation. Morgan Stanley’s employees may also have interests separate from those of Morgan Stanley and us. The discussion below enumerates certain actual, apparent and potential conflicts of interest. There is no assurance that conflicts of interest will be resolved in favor of the investors, and, in fact, they may not be.
Prospective investors should be aware that our vendors and service providers may charge higher fee rates or otherwise contract on terms that are different to those offered to Morgan Stanley or other Morgan Stanley products.
Material Nonpublic Information
It is expected that confidential or material nonpublic information regarding a portfolio company or potential investment opportunity may become available to Morgan Stanley. If such information becomes available to Morgan Stanley, we may be precluded (including by applicable law or internal policies or procedures) from pursuing an investment or exit opportunity with respect to such portfolio company or investment opportunity. The Adviser may also from time to time be subject to contractual “stand-still” obligations and/or confidentiality obligations that may restrict its ability to trade in certain investments on our behalf. In addition, Morgan Stanley may be precluded from disclosing such information to the Investment Team, even in circumstances in which the information would benefit us if disclosed. Therefore, the Adviser may not be provided access to material nonpublic information in the possession of Morgan Stanley that might be relevant to an investment decision to be made by us, and we may initiate a transaction or sell an investment that, if such information had been known to it, may not have been undertaken. In addition, certain members of the Investment Team and of the Investment Committee may be recused from certain investment-related discussions, including investment committee meetings, so that such members do not receive information that would limit their ability to perform functions of their employment with Morgan Stanley unrelated to us. Furthermore, access to certain parts of Morgan Stanley may be subject to third party confidentiality obligations and to information barriers established by Morgan Stanley in order to manage potential conflicts of interest and regulatory restrictions, including without limitation joint transaction restrictions pursuant to the 1940 Act.
Accordingly, our ability to source investments from other business units within Morgan Stanley may be limited and there can be no assurance that we will be able to source any investments from any one or more parts of the Morgan Stanley network.
Investments by Morgan Stanley and Its Affiliated Investment Accounts
Morgan Stanley has advised clients and has sponsored, managed or advised other alternative investment funds, regulated funds and investment programs, accounts and businesses (collectively, together with any new or successor funds, programs, accounts or businesses, the “Affiliated Investment Accounts”) with a wide variety of investment objectives that in some instances may overlap or conflict with the investment objectives of the Company and present conflicts of interest, including without limitation, MS DLF, whose investment objectives overlap with those of the Company, real estate funds, Asian private equity funds, infrastructure funds, distressed debt investment funds, oil and gas funds and funds that invest in or alongside private equity funds or hedge funds. In addition, Morgan Stanley’s fixed income division routinely makes equity, equity-linked and private credit investments in connection with its acquisition, monitoring and disposition of distressed debt securities, instruments and portfolios. Morgan Stanley may also from time to time create new or successor Affiliated Investment Accounts that may compete with the Company for investment opportunities or overlap in terms of investment strategy and may present similar conflicts of interest. Morgan Stanley and/or some of its Affiliated Investment Accounts have routinely made, and will continue to make, investments that fall within the investment objectives of the Company. Certain members of the Investment

Team and the Investment Committee may make investment decisions on behalf of both Morgan Stanley and such Affiliated Investment Accounts, including Affiliated Investment Accounts with investment objectives that overlap with those of the Company. For example, our directors and officers also serve as directors and officers of MS DLF, a BDC that is advised by the Adviser and is pursuing an investment objective and investment strategy similar to ours.
Morgan Stanley currently invests and plans to continue to invest on its own behalf and on behalf of its Affiliated Investment Accounts in a wide variety of investment opportunities in North America, Europe and elsewhere. Morgan Stanley and, to the extent consistent with applicable law and/or exemptive relief, its Affiliated Investment Accounts will be permitted to invest in investment opportunities without making such opportunities available to the Company beforehand. Subject to the requirements of any applicable exemptive relief, Morgan Stanley may offer investments that fall into the investment objectives of an Affiliated Investment Account to such account or make such investment on its own behalf, even though such investment also falls within the investment objectives of the Company. The Company may invest in opportunities that Morgan Stanley and/or one or more Affiliated Investment Accounts has declined, and vice versa. Certain of these Affiliated Investment Accounts, including MS DLF, may provide for higher management fees or have incentive fees, greater expense reimbursements or overhead allocations, or permit the Adviser and its affiliates to receive higher origination and other transaction fees, which may create an incentive for the Adviser to favor such Affiliated Investment Accounts. All of the foregoing may reduce the number of investment opportunities available to the Company and may create conflicts of interest in allocating investment opportunities among the Company, itself, MS DLF and the Affiliated Investment Accounts.
To seek to reduce potential conflicts of interest and to attempt to allocate such investment opportunities in a fair and equitable manner, the Adviser has implemented allocation policies and procedures. These policies and procedures are intended to give all clients of the Adviser, including the Company, fair access to new private credit investment opportunities consistent with the requirements of organizational documents, investment strategies, applicable laws and regulations, the fiduciary duties of the Adviser, and to meet the conditions set in the exemptive relief granted by the SEC. The exemptive relief allows certain of the Adviser’s clients to participate in negotiated co-investment transactions, subject to the conditions set forth therein as described under “Co-Investment Transactions” below. Each client of the Adviser that is subject to the allocation policies and procedures, including the Company, is assigned a portfolio manager by the Adviser. The portfolio managers review investment opportunities at regular pipeline meetings and will make a determination with respect to the allocation of each opportunity taking into account various factors, including, but not limited to those described under “Co-Investment Transactions” below. The Adviser is empowered to take into account other considerations it deems appropriate to ensure a fair and equitable allocation of opportunities. The allocation policies and procedures are subject to change. Investors should note that the conflicts inherent in making such allocation decisions may not always be resolved to the advantage of the Company. There can be no assurance that the Company will have an opportunity to participate in certain opportunities that fall within the Company’s investment objectives.
It is possible that Morgan Stanley or an Affiliated Investment Account will invest in a company that is or becomes a competitor of a portfolio company of the Company. Such investment could create a conflict between the Company, on the one hand, and Morgan Stanley or the Affiliated Investment Account, on the other hand. In such a situation, Morgan Stanley may also have a conflict in the allocation of its own resources to the portfolio company. In addition, certain Affiliated Investment Accounts will be focused primarily on investing in other funds which may have strategies that overlap and/or directly conflict and compete with the Company.
It should be noted that Morgan Stanley has, directly or indirectly, made large investments in certain of its Affiliated Investment Accounts, including MS DLF, and accordingly Morgan Stanley’s investment in the Company may not be a determining factor in the outcome of any of the foregoing conflicts. Nothing herein restricts or in any way limits the activities of Morgan Stanley, including its ability to buy or sell interests in, or provide financing to, equity and/or debt instruments, funds or portfolio companies, for its own accounts or for the accounts of Affiliated Investment Accounts or other investment funds or clients in accordance with applicable law.

Co-Investment Transactions
Our Adviser has received an exemptive order from the SEC that permits us, among other things, to co-invest with certain other persons, including certain Affiliated Investment Accounts managed and controlled by the Adviser, including MS DLF. Subject to the 1940 Act and the conditions of any such co-investment order issued by the SEC, the Company may, under certain circumstances, co-invest with certain Affiliated Investment Account advised by the Adviser in investments that are suitable for the Company and one or more of such Affiliated Investment Account. Even though the Company and any such Affiliated Investment Account co-invest in the same securities, conflicts of interest may still arise. If the Adviser is presented with co-investment opportunities that generally fall within our investment objective and other board-established criteria and those of one or more Affiliated Investment Accounts advised by the Adviser, whether focused on a debt strategy or otherwise, the Adviser will allocate such opportunities among us and such Affiliated Investment Accounts in a manner consistent with the exemptive order and our Adviser’s allocation policies and procedures, as discussed herein.
Investment opportunities for all other Affiliated Investment Accounts not managed by our Adviser or its affiliates as well as other Morgan Stanley business lines are allocated in accordance with their respective investment advisers’ and Morgan Stanley’s other allocation policies and procedures, including IM’s Private Side “Allocation of Investment Opportunities and Related Party Transaction Policy.” Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds, accounts or Morgan Stanley business lines that are not managed by our Adviser.
With respect to co-investment transactions conducted under the co-investment exemptive order, initial internal allocations among us and certain other Affiliated Investment Accounts managed by our Adviser that are party to the exemptive order (“Internal Orders”) will generally be made taking into account a variety of factors which may include the investment guidelines, goals or restrictions of the client, availability of cash, issuer, industry and geographical concentrations, diversification requirements and objectives of the client, leverage covenants or restrictions, tax considerations, desired position sizes, legal or regulatory considerations, client investment horizon, liquidity needs and risk concentration limits (if any). If we invest in a transaction under the co-investment exemptive order and, immediately before the submission of the order for us and the other participating Affiliated Investment Accounts, the opportunity is oversubscribed, it will generally be allocated on a pro rata basis based on Internal Order size. Final allocations are approved by an allocation committee comprised of senior management. Our Board of Directors regularly reviews the allocation policies and procedures and code of ethics of the Adviser.
To the extent consistent with applicable law and/or exemptive relief issued to the Company, in addition to such co-investments, the Company and Morgan Stanley or an Affiliated Investment Account may, as part of unrelated transactions, invest in either the same or different tiers of a portfolio company’s capital structure or in an affiliate of such portfolio company. To the extent the Company holds investments in the same portfolio company or in an affiliate thereof that are different (including with respect to their relative seniority) than those held by Morgan Stanley or an Affiliated Investment Account, the Adviser and Morgan Stanley may be presented with decisions when the interests of the two co-investors are in conflict. If the portfolio company in which the Company has an equity or debt investment and in which Morgan Stanley or an Affiliated Investment Account has an equity or senior debt investment elsewhere in the portfolio company’s capital structure, becomes distressed or defaults on its obligations under the private credit investment, Morgan Stanley may have conflicting loyalties between its duties to its shareholders, the Affiliated Investment Account, the Company, certain of its other affiliates and the portfolio company. In that regard, actions may be taken for Morgan Stanley or such Affiliated Investment Account that are adverse to the Company, or actions may or may not be taken by the Company due to Morgan Stanley’s or such Affiliated Investment Account’s investment, which action or failure to act may be adverse to the Company. In addition, it is possible that in a bankruptcy proceeding, the Company’s interest may be subordinated or otherwise adversely affected by virtue of Morgan Stanley’s or such Affiliated Investment Account’s involvement and actions relating to its investment. Decisions about what action should be taken in a troubled situation, including whether to enforce claims, whether to advocate or initiate restructuring or liquidation inside or outside of bankruptcy, and the terms of any work-out or restructuring, raise conflicts of interest. If a portfolio company becomes troubled, the Company might arguably be best served by a liquidation that would result in its debt being paid, but leave nothing for Morgan Stanley or such Affiliated Investment

Accounts. In those circumstances where the Company and Morgan Stanley or such Affiliated Investment Accounts hold investments in different classes of a company’s debt or equity, Morgan Stanley may also, to the fullest extent permitted by applicable law, take steps to reduce the potential for adversity between the Company and Morgan Stanley or such Affiliated Investment Accounts, including causing the Company to take certain actions that, in the absence of such conflict, it would not take, such as (A) remaining passive in a restructuring or similar situations (including electing not to vote or voting pro rata with other security-holders), (B) divesting investments or (C) otherwise taking an action designed to reduce adversity. A similar standard generally will apply if Morgan Stanley or such Affiliated Investment Accounts make an investment in a company or asset in which the Company holds an investment in a different class of such company’s debt or equity securities or such asset.
Morgan Stanley Trading and Principal Investing Activities
Notwithstanding anything to the contrary herein, Morgan Stanley will generally conduct its sales and trading businesses, publish research and analysis, and render investment advice without regard for our holdings, although these activities could have an adverse impact on the value of one or more of our investments, or could cause Morgan Stanley to have an interest in one or more portfolio investments that is different from, and potentially adverse to ours.
Morgan Stanley’s sales and trading, financing and principal investing businesses (whether or not specifically identified as such, and including Morgan Stanley’s trading and principal investing businesses) will not be required to offer any investment opportunities to us. These businesses may encompass, among other things, principal trading activities as well as principal investing.
Morgan Stanley’s sales and trading, financing, and principal investing businesses have acquired or invested in, and in the future may acquire or invest in, minority and/or majority control positions in equity or debt instruments of diverse public and/or private companies. Such activities may put Morgan Stanley in a position to exercise contractual, voting, or creditor rights, or management or other control with respect to securities or loans of portfolio companies or other issuers, and in these instances Morgan Stanley may, in its discretion and subject to applicable law, act to protect its own interests or interests of clients, and not our interests.
Subject the limitations of applicable law and the conditions of the exemptive relief, we may purchase from or sell assets to, or make investments in, companies in which Morgan Stanley has or may acquire an interest, including as an owner, creditor or counterparty.
Morgan Stanley’s Investment Banking Activities
Morgan Stanley advises clients on a variety of mergers, acquisitions and financing transactions. Morgan Stanley may act as an advisor to clients, including other investment funds that may compete with us, with respect to investments in portfolio companies in which we may invest. Morgan Stanley may give advice and take action with respect to any of its clients or proprietary accounts that may differ from the advice given, or may involve an action of a different timing or nature than the action taken, by us. Morgan Stanley may give advice and provide recommendations to persons competing with us and/or any of our portfolio companies that are contrary to our best interests and/or the best interests of our portfolio companies.
Morgan Stanley could be engaged in financial advising, whether on the buy-side or sell-side, or in financing or lending assignments that could result in Morgan Stanley’s determining in its discretion or being required to act exclusively on behalf of one or more third parties, which could limit our ability to transact with respect to one or more existing or potential investments. Morgan Stanley may have relationships with third-party funds, companies or investors who may have invested in or may look to invest in portfolio companies, and there could be conflicts between our best interests, on the one hand, and the interests of a Morgan Stanley client or counterparty, on the other hand. From time to time, Morgan Stanley’s investment banking professionals may introduce a client to us that requires financing to complete an acquisition transaction and may receive a finder’s fee to the extent permitted by applicable law.
To the extent that Morgan Stanley advises creditor or debtor companies in the financial restructuring of companies either prior to or after filing for protection under chapter 11 of the Bankruptcy Code or similar laws in other jurisdictions, the Adviser’s flexibility in making investments in such restructurings on our behalf may be limited.
Morgan Stanley could provide investment banking services to competitors of portfolio companies, as well as to private equity and/or private credit funds; such activities may present Morgan Stanley with a conflict of interest vis-à-vis our investment and may also result in a conflict in respect of the allocation of investment banking resources to portfolio companies.
Our portfolio companies may engage Morgan Stanley to perform investment banking services, including advice on valuing, structuring, negotiating and arranging financing for certain transactions, and Morgan Stanley may also earn fees in connection with unconsummated transactions. In such situations, Morgan Stanley will generally receive fees based on the prevailing market rates for such services upon the consummation of the investment banking transaction for which it was retained.
Morgan Stanley will not share these fees with us. Morgan Stanley may also make interest-bearing loans to us and our portfolio companies and may act as agent in connection with the placement or syndication of our respective indebtedness.
To the extent permitted by applicable law, Morgan Stanley may provide a broad range of financial services to companies in which we invest, including strategic and financial advisory services, interim acquisition financing and other lending and underwriting or placement of securities, and Morgan Stanley generally will be paid fees (that may include warrants or other securities) for such services.
Morgan Stanley will not share any of the foregoing interest, fees and other compensation received by it (including, for the avoidance of doubt, amounts received by the Adviser) with us or the investors, and the Management Fee payable by or on our behalf and the behalf of the investors will not be reduced thereby.
Morgan Stanley may be engaged to act as a financial advisor to a company in connection with the sale of such company, or subsidiaries or divisions thereof, may represent potential buyers of businesses through its mergers and acquisition activities and may provide lending and other related financing services in connection with such transactions. Morgan Stanley’s compensation for such activities is usually based upon realized consideration and is usually contingent, in substantial part, upon the closing of the transaction. We may be precluded from participating in a loan to the company being sold under these circumstances.
Morgan Stanley’s Investment Management Activities
Morgan Stanley conducts a variety of investment management activities, including sponsoring investment funds that are registered under the 1940 Act and subject to its rules and regulations. Such activities also include managing assets of pension funds that are subject to federal pension law and its regulations. Such activities are generally restricted to investments in publicly traded securities and may present conflicts if we pursue an investment in, or if one of our portfolio companies seeks to acquire or merge with, a public company in which Morgan Stanley’s investment management clients and investment companies have previously invested.
Morgan Stanley’s Marketing Activities
Morgan Stanley is engaged in the business of underwriting, syndicating, brokering, administering, servicing, arranging and advising on the distribution of a wide variety of alternative structured products and other securities in which we may invest, including, without limitation, royalty-backed bonds and royalty sales, tax receivable agreements, index dividend swaps, synthetic performing loan securitizations, CLOs and CMBS. Subject to the restrictions of the 1940 Act, including Sections 10(f) and 57(a) thereof, we may invest in transactions in which Morgan Stanley acts as underwriter, placement agent, syndicator, broker, administrative agent, servicer, advisor, arranger or structuring agent and receives fees or other compensation from the sponsors of such products or securities. Any fees earned by Morgan Stanley in such capacity will not be shared with us. Certain conflicts of interest, in addition to the receipt of fees or other compensation, would be inherent in these transactions. Moreover, the interests of one of Morgan Stanley’s clients with respect to an issuer of securities in which we have an investment may be adverse to our best interests. In conducting the foregoing activities, Morgan Stanley will be acting for its other clients and will have no obligation to act in our best interests.

Without limiting the generality of the foregoing, in light of our investment strategy, it is anticipated that a portion of our investments will be sourced from various Morgan Stanley business units, including in particular, but without limitation, the IS division, which includes Investment Banking, Sales & Trading, and Global Capital Markets. To the extent permitted by the 1940 Act, IS may serve as a broker to both the counterparty and us. There can be no assurance that we will be able to source investments from other businesses within Morgan Stanley.
Commodities and Global-Structured Products
Morgan Stanley’s commodities business will not be required to offer any investment opportunity to us. This business includes or may include in the future (but is not limited to) the ownership (whether directly or indirectly, in whole or in part), financing, hedging, trading, production, storage and delivery of various types of commodities and commodity-related products and commodity-related assets, including, without limitation, energy (power and capacity), coal, emissions, oil and its byproducts, natural gas, metals and minerals, agricultural products, wind-powered energy, renewables, biodiesels, shipping, transmission, port and storage facilities, conversion facilities or any associated land or other facilities and generation.
Morgan Stanley’s global-structured products business will not be required to offer any investment opportunity to us. This business is a joint venture among Morgan Stanley’s investment banking, fixed income and consolidated equities divisions that pursues structured tax-advantaged transactions primarily on behalf of Morgan Stanley.
Client Relationships
Morgan Stanley has existing and potential relationships with a significant number of corporations, institutions and individuals. In providing services to its clients, Morgan Stanley may face conflicts of interest with respect to activities recommended to or performed for such clients, on the one hand, and us, the investors or the entities in which we invest, on the other hand. In addition, these client relationships may present conflicts of interest in determining whether to offer certain investment opportunities to us.
In acting as principal or in providing advisory and other services to its other clients, Morgan Stanley may engage in or recommend activities with respect to a particular matter that conflict with or are different from activities engaged in or recommended by the Adviser on our behalf.
Principal Investments
To the extent permitted by applicable law, there may be situations in which our interests in a portfolio company may conflict with the interests of one or more general accounts of Morgan Stanley and its affiliates or accounts managed by Morgan Stanley or their affiliates. This may occur because these accounts hold public and private debt and equity securities of a large number of issuers which may be or become portfolio companies, or from whom portfolio companies may be acquired.
Conflicts with Portfolio Companies
Officers and employees of the Adviser or Morgan Stanley may serve as directors of certain portfolio companies and, in that capacity, will be required to make decisions that they consider to be in the best interest of the portfolio company. In certain circumstances, for example in situations involving bankruptcy or near insolvency of the portfolio company, actions that may be in the best interests of the portfolio company may not be in our best interests, and vice versa. In addition, the possibility exists that the companies with which one or more members of the Investment Team or other employees of Morgan Stanley are involved could engage in transactions that would be suitable for us, but in which we might be unable to invest. Accordingly, in these situations, there may be conflicts of interests between such person’s duties as an officer or employee of the Adviser or Morgan Stanley and such person’s duties as a director of the portfolio company.
Morgan Stanley may invest on behalf of itself and/or its Affiliated Investment Accounts in a portfolio company that is a competitor of one of our portfolio companies or that is a service provider, supplier, customer or other counterparty with respect to one of our portfolio companies. In providing advice and recommendations to, or with respect to, such portfolio companies, and in dealing in their securities on behalf of itself or such Affiliated Investment Accounts, to the extent permitted by law, Morgan Stanley will not take into consideration our best interests or the best interests of our portfolio companies. Accordingly, such advice, recommendations and dealings may result in adverse consequences to us or our portfolio companies. In addition, in providing services to such portfolio companies, the Adviser may come into possession of information that it is prohibited from acting on (including on our behalf) even though such action would be in our best interests. See also “Material Nonpublic Information” above.
Transactions with Portfolio Companies of Affiliated Investment Accounts
Our portfolio entities may be counterparties to or participants in agreements, transactions or other arrangements with portfolio companies or other entities of portfolio investments of Affiliated Investment Accounts (for example, one of our portfolio entities may retain a company in which an Affiliated Investment Account invests to provide services or may acquire an asset from such company or vice versa). Certain of these agreements, transactions and arrangements involve fees, servicing payments, rebates and/or other benefits to Morgan Stanley or its affiliates. For example, portfolio entities may, including at the encouragement of Morgan Stanley, enter into agreements regarding group procurement and/or vendor discounts. Morgan Stanley and its affiliates may also participate in these agreements and may realize better pricing or discounts as a result of the participation of portfolio entities. To the extent permitted by applicable law, certain of these agreements may provide for commissions or similar payments and/or discounts or rebates to be paid to a portfolio entity of an Affiliated Investment Account, and such payments or discounts or rebates may also be made directly to Morgan Stanley or its affiliates. Under these arrangements, a particular portfolio company or other entity may benefit to a greater degree than the other participants, and the Morgan Stanley funds, investment vehicles and accounts (which may or may not include us) that own an interest in such entity will receive a greater relative benefit from the arrangements than the Morgan Stanley funds, investment vehicles or accounts that do not own an interest therein. Fees and compensation received by portfolio companies of Affiliated Investment Accounts in relation to the foregoing will not be shared with us or offset against Management Fees payable by us.
Co-Investment by the Company
We will generally co-invest together with other private funds advised by the Adviser in each portfolio company, and exit or dispose of each such investment, at the same time and on the same terms, except to the extent necessary and permitted by applicable law and/or the terms of the exemptive relief, to address regulatory, tax, legal or other considerations. Conflicts of interest may arise in connection with decisions made by the Adviser, including in respect of the nature or structuring of investments that may be more beneficial for one fund or account than for us.
Broken Deal and Other Expenses
The appropriate allocation of fees and expenses generated in connection with potential portfolio investments that are not consummated with an investment of our assets, including without limitation out-of-pocket fees associated with attorney fees and the fees of other professionals, will be determined based on the policies adopted by the Adviser and we are expected to bear its ratable share of such expenses.
Investments in Portfolio Investments of Other Funds
To the extent permitted by applicable law and/or the terms of the exemptive relief, when we invest in certain companies or other entities, other funds affiliated with the Adviser may have made or may be making an investment in such companies or other entities.
Other funds that have been or may be managed by the Adviser may invest in the companies or other entities in which we have made an investment. Under such circumstances, we and such other funds may have conflicts of interest (e.g., over the terms, exit strategies and related matters, including the exercise of remedies of their respective investments). If the interests held by us are different from (or take priority over) those held by such other funds, the Adviser may be required to make a selection at the time of conflicts between the interests held by such other funds and the interests held by us.

Allocation of Expenses
Expenses may be incurred that are attributable to us and one or more other Affiliated Investment Accounts (including in connection with portfolio companies in which we, and such other Affiliated Investment Accounts have overlapping investments). The allocation of such expenses among such entities raises potential conflicts of interest. The Adviser and its affiliates intend to allocate such common expenses among us and any such other Affiliated Investment Accounts on a pro rata basis or in such other manner as may be required by applicable law.
Temporary Investments
To more efficiently invest short-term cash balances held by us, the Adviser may invest such balances on an overnight “sweep” basis in shares of one or more money market funds or other short-term vehicles. It is anticipated that the investment adviser to these money market funds or other short-term vehicles may be affiliated with the Adviser to the extent permitted by applicable law, including Rule 12d1-1 under the 1940 Act. In such a case, the affiliated investment adviser will receive asset-based fees in respect of our investment (which will reduce the net return realized by us).
Brokerage Activities
The Adviser may, in its discretion, subject to its determination in its discretion that such transactions are on arm’s-length terms, and subject to applicable law, choose to execute trades with Morgan Stanley acting as agent and charging a commission to us.
Loan Syndication Activities
Morgan Stanley is engaged in the business of making, underwriting, administering and syndicating senior and other loans to corporate and other issuers, which, to the extent permitted by applicable law, including Section 10(f) of the 1940 Act, may include borrowers in which we have invested or will consider investing. To the extent permitted by applicable law, including Section 10(f) of the 1940 Act, we may invest in transactions in which Morgan Stanley acts as arranger for and receives fees from these sponsors. Any fees earned by Morgan Stanley as an administrative agent or initial arranger of loans will not be shared with us, except as may be required by applicable law or guidance. Moreover, the interests of one of Morgan Stanley’s clients with respect to an issuer of a loan in which we have an investment may be adverse to our best interests. In conducting the foregoing activities, Morgan Stanley will be acting for its other clients and will have no obligation to act in our best interests.
Restructuring Activities
Morgan Stanley may also represent creditor or debtor companies in proceedings under Chapter 11 of the U.S. Bankruptcy Code (and equivalent non-U.S. bankruptcy laws) or prior to these proceedings. From time to time, Morgan Stanley may serve on creditor or equity committees. These actions, for which Morgan Stanley may be compensated, may limit or preclude the flexibility that we may otherwise have to buy or sell securities issued by those companies, as well as certain other assets.
Other Affiliate Transactions
We may borrow money from multiple lenders, including Morgan Stanley, from time to time as permitted by applicable law. In addition, our portfolio companies also may participate as a counterparty with, or as a counterparty to, Morgan Stanley or an investment vehicle formed by it in connection with currency and interest rate hedging, derivatives (including swaps and forwards of all types), obtaining leverage and other transactions. The Adviser, which is responsible for pursuing our investment objectives, is under control of Morgan Stanley and may encounter conflicts where, for example, a decision regarding the acquisition, holding or disposition of an investment is considered attractive or advantageous for us yet poses a risk of economic loss to Morgan Stanley. If such conflicts arise, potential investors should be aware that, while the Adviser has a fiduciary duty to us, Morgan Stanley may act to protect its own interests to the extent permitted by applicable law ahead of our investment interests. Note that Morgan Stanley’s ability to serve as a lender to us or our portfolio companies or counterparty to our portfolio companies has been and is likely to be restricted by the Volcker Rule.
Mitsubishi UFJ Financial Group (“MUFG”) owns an approximate 24% interest in Morgan Stanley on a fully diluted basis. Morgan Stanley and MUFG have agreed to pursue a global strategic alliance and have identified numerous areas of collaboration, including asset management, capital markets and corporate and retail banking. While we may transact business with MUFG and its affiliates to the extent permitted by applicable law, such transactions will be on an arm’s-length basis.
Management of the Company
The members of the Investment Team will generally devote such time as Morgan Stanley, in its sole discretion, deems necessary to carry out our operations effectively. The members of the Investment Team may also work on projects for Morgan Stanley (including MS DLF and other Affiliated Investment Accounts such as MS DLF), and conflicts of interest may arise in allocating management time, services or functions among such affiliates. Certain members of the Investment Team, including senior members thereof, are not expected to be involved in each aspect of the Company, including in evaluating and reviewing certain types of investments made by us. Morgan Stanley (including the Adviser, members of the Investment Team and members of the Investment Committee) will not be precluded from conducting activities unrelated to us.
Relationship among us, the Adviser and the Investment Team
To the extent permitted by applicable law, we may engage in agency transactions involving Morgan Stanley, and principal cross transactions involving certain funds managed by Morgan Stanley as counterparty, in all cases subject to applicable law, including the 1940 Act, the Advisers Act and Dodd-Frank. These transactions may create a conflict of interest between the interests of the Adviser in assuring that we receive the best execution on all transactions and in limiting or reducing the fees paid by us, and its interest in generating profits and fees for Morgan Stanley.
The Investment Committee
The Investment Committee has principal responsibility for approving new investments and oversight over portfolio construction and management of existing investments. The Investment Committee is composed of senior members of the Investment Team and other Morgan Stanley investment professionals and executives. There is no assurance that all members of the Investment Committee will be present at every meeting of the Investment Committee, or otherwise involved in all decisions of the Investment Committee. Most of the members of the Investment Committee will be involved in business activities of Morgan Stanley other than activities with respect to the Company.
For example, the Investment Committee also serves the Adviser in its capacity as the investment adviser to MS DLF. Conflicts of interest may arise between Morgan Stanley or its clients, on the one hand, and us, on the other hand. Members of the Investment Committee may be affected by such conflicts of interest as a result of their other activities for Morgan Stanley. One or more members of the Investment Committee may recuse themselves from attendance at one or more meetings of the Investment Committee or from participation in certain of its activities, with a view to mitigating actual or potential conflicts of interest, even where such individual has relevant knowledge or experience with respect to the matters under consideration that would have assisted the Investment Committee in making its decisions. Also, a member of the Investment Committee may be precluded from attending, or may decide not to attend, meetings of the Investment Committee as a result of regulatory or other requirements affecting such individual. To the extent that one or more members of the Investment Committee does not participate in the meetings or activities of the Investment Committee for any reason, this may result in the Investment Committee making different decisions than those that it would have made had such member(s) participated (including, without limitation, investment decisions), which may have adverse consequences for us. Conversely, a member of the Investment Committee may, to the extent permitted by Morgan Stanley’s internal policies and applicable law, attend and participate in meetings of the Investment Committee notwithstanding that such individual is affected by conflicts of interest as contemplated in this paragraph. In such a case, the Investment Committee may reach different conclusions with respect to matters affecting us

(including without limitation investment decisions) than it would have reached had such member either not been affected by such conflict of interest, or had recused himself or herself from participating in such decision, which may have adverse consequences for us. Furthermore, the Adviser may change the composition of the Investment Committee from time to time. There can be no assurance that any replacement members of the Investment Committee will be of comparable experience and seniority to current members of the Investment Committee.
Company Creditworthiness
We will be required to establish business relationships with counterparties based on our own credit standing. Morgan Stanley will not have any obligation to allow its credit to be used in connection with our establishment of our business relationships, nor is it expected that our counterparties will rely on the credit of Morgan Stanley in evaluating our creditworthiness.
Disparate Fee Arrangements With Service Providers
Certain of our advisors and other service providers, or their affiliates (including accountants, administrators, lenders, bankers, brokers, agents, attorneys, consultants and investment or commercial banking firms) and our portfolio entities also provide goods or services to or have business, personal, political, financial or other relationships with Morgan Stanley, the Adviser or their affiliates. Such advisors and other service providers may be investors in us, former employees of Morgan Stanley, affiliates of the Adviser, sources of investment opportunities or co-investors or counterparties therewith. Morgan Stanley may receive discounts from such advisors and other service providers due to certain economies of scale. Notwithstanding the foregoing, investment transactions for us that require the use of a service provider will generally be allocated to service providers on the basis of best execution, the evaluation of which includes, among other considerations, such service provider’s provision of certain investment-related services and research that the Adviser believes to be of benefit to us. In certain circumstances, advisors and other service providers, or their affiliates, charge different rates or have different arrangements for services provided to Morgan Stanley, the Adviser or their affiliates as compared to services provided to us and our portfolio entities, which may result in more favorable rates or arrangements than those payable by us or such portfolio entities. In connection with the engagement of any such service provider (including accountants), it is likely that we, the Adviser and our respective affiliates will need to acknowledge that to the fullest extent permitted by law, such service provider does not represent or owe any duty to any investor or to the investors as a group in connection with such retention.
Morgan Stanley Policies and Procedures
Specified policies and procedures implemented by Morgan Stanley reasonably designed to mitigate potential conflicts of interest and address certain legal and regulatory requirements including money laundering and corruption-related requirements and reflecting the increasing relevance of environmental, social and corporate governance issues (including adoption of an environmental policy statement and a statement on human rights), contractual restrictions and/or reputation-driven concerns may limit the Adviser’s ability to pursue certain investment opportunities and reduce the synergies across Morgan Stanley’s various businesses that we expect to draw on for purposes of pursuing attractive investment opportunities. Because Morgan Stanley has many different principal, asset management and advisory businesses, it is subject to a number of actual, potential and perceived conflicts of interest, greater regulatory oversight and more legal, regulatory and contractual restrictions than those to which it would otherwise be subject if it had just one line of business. In addressing these conflicts and regulatory, legal and contractual requirements across its various businesses, Morgan Stanley has implemented certain policies and procedures (e.g., information walls) and established a global conflicts management office to review conflicts and potential conflicts between various Morgan Stanley businesses, and these may reduce the positive synergies that we expect to utilize for purposes of finding, managing and disposing of attractive investments. For example, Morgan Stanley may come into possession of material non-public information with respect to entities in which we may be considering making an investment. As a consequence, that information, which could be of benefit to us, might become unavailable to us; in some instances, the investment opportunities may no longer be made available to us.

Morgan Stanley has implemented a number of policies impacting us and the Adviser aimed at mitigating franchise risk, preventing money laundering and corruption, and reflecting the increasing relevance of environmental, social and corporate governance issues (including adoption of an environmental policy statement and a statement on human rights).
ESG Principles
In 2013, IM adopted Environmental, Social and Governance Principles (the “ESG Principles”) in connection with IM becoming a signatory to the United Nations Principles for Responsible Investment. While the factors enumerated for consideration by the ESG Principles are of the kind that the Adviser would have considered even in the absence of such adoption, these factors may impact decisions regarding making, managing and disposing of portfolio investments. The Adviser will take the ESG Principles into consideration in making and monitoring its investments, in each case to the extent commercially reasonable and practicable under the circumstances and applicable to the types of investments made by us, and subject, in any event, to the Adviser’s duties to us, including the obligation of the Adviser to endeavor to maximize the return on investment for us.
Certain Related Transactions
We have entered into the Investment Advisory Agreement with our Adviser which is an indirect, wholly-owned subsidiary of Morgan Stanley. We have also entered into the Administration Agreement with our Administrator, which is an indirect, wholly-owned subsidiary of Morgan Stanley. We agree to reimburse our Adviser for the third party costs it incurs on our behalf in connection with our formation and the initial closing of the private offering of our shares of our Common Stock. Members of our senior management may serve as principals of other investment managers affiliated with our Adviser and Administrator that manage, and may in the future manage, investment funds, accounts or other investment vehicles with investment objectives similar to ours.
In conjunction with our incorporation, on September 10, 2020, the Adviser purchased all 1,000 of our issued and outstanding shares of Common Stock for an aggregate purchase price of $20,000.
Investment Advisory Agreement
We have entered into the Investment Advisory Agreement with our Adviser and will pay it a base management fee. We will rely on investment professionals from our Adviser to value our portfolio investments. The base management fee to be paid to our Adviser will be calculated at an annual rate of 0.25% of our average Capital Under Management (as defined below) at the end of the two most recently completed calendar quarters, and there may be a conflict of interest when personnel of our Adviser determine periodic fair values for our portfolio investments.
“Capital Under Management” means cumulative capital called, less cumulative distributions categorized as returned capital. For the avoidance of doubt, Capital Under Management does not include capital acquired through the use of leverage, and returned capital does not include distributions of our investment income (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) or net realized capital gains to the Investors.
Administration Agreement
We have entered into the Administration Agreement with our Administrator and will reimburse it for the allocable portion of overhead and other expenses incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the costs of compensation and related expenses of our chief compliance officer and chief financial officer.
Director Independence
The 1940 Act requires that at least a majority of our directors not be “interested persons” (as defined in the 1940 Act) of the Company. On an annual basis, each member of our Board of Directors is required to complete an independence questionnaire designed to provide information to assist our Board of Directors in determining whether the director is independent under the 1940 Act and our corporate governance guidelines. Our Board of Directors has and determined that each of our directors, other than Messrs. Miller and Levin, is independent under the Exchange Act and the 1940 Act. Our governance guidelines require any director who has previously been determined to be independent to inform the Chair of the Board of Directors, the Chair of the Nominating and Corporate Governance Committee and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change. Our Board of Directors limits membership on the Audit Committee and the Nominating and Corporate Governance Committee to independent directors.
ITEM 8.
LEGAL PROCEEDINGS

Neither we nor our Adviser or Administrator is currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding that would affect our business threatened against us, or against our Adviser or Administrator.
From time to time, we, our Adviser or Administrator may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.
From time to time we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.
ITEM 9.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
Our outstanding shares of Common Stock will be offered and sold in private offerings exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for shares of our Common Stock currently, nor can we give any assurance that one will develop.
Because shares of Common Stock are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Shares of our Common Stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless (1) our consent is granted, and (2) the shares of Common Stock are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the shares of Common Stock until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of shares of Common Stock may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the shares of Common Stock and to execute such other instruments or certifications as are reasonably required by us.
Holders
Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of shares of our Common Stock.
Distribution Policy
To the extent that we have income available, we intend to make quarterly distributions to our stockholders out of assets legally available for distribution. We intend to elect to be taxed as a RIC under Subchapter M of the Code. To obtain and maintain our RIC tax status, we intend to distribute at least 90%

of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short-term taxable gains) to our stockholders in respect of each taxable year and to distribute net capital gains (that is, net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions as well as satisfy other applicable requirements under the Code. See Item 1. Business — “Certain U.S. Federal Income Tax Considerations.”
We cannot assure you that we will achieve results that will permit us to pay any cash distributions and we will be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act.
ITEM 10.
RECENT SALES OF UNREGISTERED SECURITIES

In conjunction with our incorporation, on September 10, 2020, the Adviser purchased all 1,000 of our issued and outstanding shares of Common Stock at a price per share of $20.00 for an aggregate purchase price of $20,000.
ITEM 11.
DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description is based on relevant portions of the DGCL and our Charter and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our Charter and bylaws for a more detailed description of the provisions summarized below.
Our authorized stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. There is currently no market for shares of our Common Stock, and we can offer no assurance that a market for shares of our Common Stock will develop in the future. There are no outstanding options or warrants to purchase shares of our Common Stock. No stock has been authorized for issuance under any equity compensation plan.
Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.
As of October 6, 2020, the following are our authorized and outstanding classes of securities:
(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	—	1,000
Preferred Stock	1,000,000	—	—
Under our Charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the DGCL, our Charter provides that the Board of Directors, without any action by our stockholders, may amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
Common Stock
All shares of our Common Stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our Common Stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. Shares of our Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by federal and state securities laws or by contract, including the restrictions on transfer contained in the Subscription Agreement. In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our Preferred Stock, if any Preferred Stock is outstanding at such time. Each share of our

Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Common Stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.
Transfer and Resale Restrictions
We intend to sell shares of our Common Stock in a private offering in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire shares of Common Stock in such private offerings are required to complete, execute and deliver a Subscription Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements. We may, from time to time, engage offering or distribution agents and incur offering or distribution fees or sales commissions in connection with the private offering of shares of our Common Stock in certain jurisdictions outside the United States. The cost of any such offering or distribution fees may be borne by an affiliate of the Adviser. We will not incur any such fees or commissions if our net proceeds received upon a sale of shares of our Common Stock after such costs would be less than the net asset value per share.
No transfer of our investors’ Capital Commitments or all or any portion of our investors’ shares of Common Stock may be made without (a) registration of the transfer on our books and (b) our prior written consent, which may be given or withheld in our sole discretion for any or no reason. In any event, our consent may be withheld including, without limitation (1) if the creditworthiness of the proposed transferee, as determined by us in our sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (2) unless, in the opinion of counsel (who may be counsel for the Company) satisfactory in form and substance to us:
•
such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to us or the shares to be transferred; and

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in the case of a transfer to:

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an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the fiduciary responsibility provisions of Title I of ERISA;

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a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;

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an entity that is, or is deemed to be, using (for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or

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a person (including an entity) that has discretionary authority or control with respect to our assets or a person who provides investment advice with respect to our assets or an “affiliate” of such person, such transfer would not be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code.
Any person that acquires all or any portion of the shares of our Common Stock of an investor in a transfer permitted under the Subscription Agreement is obligated to pay to us the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment committed to be made by its predecessor in interest. Notwithstanding the transfer of all or any fraction of its shares of Common Stock, as between an investor and us, the investor will remain liable for their Capital Commitments prior to the time, if any, when the purchaser, assignee or transferee of such shares, or fraction thereof, becomes a holder of such shares.

Preferred Stock
Of the 1,000,000 shares of our authorized stock designated as Preferred Stock, 500 to 525 will be designated as 12.0% Series A Cumulative Preferred Shares (the “Series A Preferred Stock”). All shares of our Preferred Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable. The shares of the Series A Preferred Stock sold will not be registered under the Securities Act and, as a result, will be subject to legal restrictions on transfer. Holders of shares of the Series A Preferred Stock will not be entitled to participate in the appreciation of the value of the Company. We may incur offering or distribution fees or sales commissions in connection with the private offering of shares of our Preferred Stock and will incur expenses in connection with the ongoing administration of the outstanding shares of Preferred Stock.
The following is a summary of the material terms of the Series A Preferred Stock. The following summary is qualified in its entirety by reference to the form of Certificate of Designation of 12.0% Series A Cumulative Preferred Stock of the Company, attached hereto as an exhibit.
Priority.   Each holder of Series A Preferred Stock will be entitled to a liquidation preference of $1,000.00 per share (the “Liquidation Value”), plus additional amounts described under the caption “Liquidation” below. With respect to distributions, including the payment of dividends and distribution of the Company’s assets upon dissolution, liquidation, or winding up, the Series A Preferred Stock will be senior to all other classes and series of Common Stock of the Company, and will rank on parity with any other class or series of Preferred Stock, whether such class or series is now existing or is created in the future, to the extent of the aggregate Liquidation Value and all accrued but unpaid dividends and any applicable redemption premium on the Series A Preferred Stock. Holders of shares of the Series A Preferred Stock will not, however, participate in any appreciation in the value of the Company. The consent of the holders of a majority of the outstanding Preferred Stock, including the Series A Preferred Stock, voting as a separate class, is required to authorize or issue any class or series of Preferred Stock ranking on parity with the Series A Preferred Stock.
Dividends.   Dividends on each share of Series A Preferred Stock will accrue on a daily basis at the rate of 12.0% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance to and including the earlier of (1) the date of any liquidation, dissolution, or winding up of the Company or (2) the date on which such share of Series A Preferred Stock is redeemed. Dividends will accrue whether or not they have been authorized or declared, whether or not the Company has earnings, and whether are not there are funds legally available for the payment of dividends. Except as otherwise provided herein, such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment for all past dividend periods before any dividend, distribution or payment may be made to holders of outstanding shares of Common Stock. If at any time we pay less than the total amount of dividends then accrued with respect to the Preferred Stock, including the Series A Preferred Stock, all dividends declared upon the Preferred Stock, including the Series A Preferred Stock, will be declared and paid pro rata based on the number of shares of Preferred Stock, including Series A Preferred Stock, then outstanding. Dividends on shares of the Series A Preferred Stock will be payable semi-annually in arrears on June 30 and December 31 of each year. The first dividend on the Series A Preferred Stock may be for less than a full half year. This dividend and other dividends payable on shares of the Series A Preferred Stock for any other partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our share records at the close of business as of June 15 and December 15 of each year.
Voting.   Each holder of Series A Preferred Stock or other series of Preferred Stock (if any series is created in the future) shall be entitled to one vote for each share of Preferred Stock held by such holder on each matter submitted to a vote of stockholders of the Company, and the holders of the outstanding shares of Common Stock, Series A Preferred Stock and all other series of Preferred Stock will vote together as a single class; provided, however, that the holders of outstanding shares of Series A Preferred Stock together with the holders of all other series of Preferred Stock outstanding, if any, will be entitled, voting as a separate class, to elect two directors of the Company at all times. In addition, the holders of outstanding shares of Series A Preferred Stock together with the holders of all other series of Preferred Stock outstanding, if any, will be entitled, voting as a separate class, to elect a majority of the Board of Directors (i) if, at the close of business on any dividend payment date, dividends (whether or not declared) on outstanding shares of

Preferred Stock, including Series A Preferred Stock, are unpaid in an amount equal to at least two full years’ dividends on the Preferred Stock, including Series A Preferred Stock, or (ii) if at any time holders of Preferred Stock, including Series A Preferred Stock, are otherwise entitled under the 1940 Act to elect a majority of the Board of Directors.
Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Company senior to or on a parity with the Series A Preferred Stock, (b) any amendment to our Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized shares of Series A Preferred Stock, (c) any reclassification of the Series A Preferred Stock. In addition, the affirmative vote of the holders of at least a “majority of the outstanding shares of Preferred Stock,” including Series A Preferred Stock, voting as a separate class, shall be required (d) to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares, or (e) to the extent required under the 1940 Act, to approve any action requiring a vote of security holders as in Section 13(a) of the 1940 Act. For purposes of clauses (d) and (e) above, the vote of a “majority of the outstanding shares of Preferred Stock” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.
Redemption.   The outstanding shares of Series A Preferred Stock are subject to redemption at any time by notice of such redemption on a date selected by us for such redemption (the “Redemption Date”). If we elect to cause the redemption of the Series A Preferred Stock, each share of Series A Preferred Stock will be redeemed for a price, payable in cash on the Redemption Date, equal to 100% of such share’s Liquidation Value, plus all accrued and unpaid dividends to and including the Redemption Date, plus a redemption premium per share as follows: (1) until December 31, 2022, $100; and (2) thereafter, no redemption premium. From and after the close of business on the Redemption Date, all dividends on the outstanding shares of Series A Preferred Stock will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders of such shares (except the right to receive the redemption price for such shares from us) will cease.
Liquidation.   In the event of any dissolution, liquidation, or winding up of the Company, the holders of shares of Series A Preferred Stock will be entitled to receive pro rata in cash out of the assets of the Company legally available therefore, before any distribution of the assets may be made to the holders of Common Stock, an amount equal to the Liquidation Value, plus all accrued and unpaid dividends thereon through and including the date of payment, plus, if applicable, the redemption premium described above. Upon payment of such amount, the holders of shares of Series A Preferred Stock will have no other rights or claims to any of the remaining assets of the Company either upon distribution of such assets or upon dissolution, liquidation, or winding up. A consolidation or merger of the Company with one or more entities, a sale or transfer of all or substantially all of the Company’s assets, or a statutory share exchange shall not be deemed a dissolution, liquidation, or winding up of the Company.
Conversion.   The shares of Series A Preferred Stock are not convertible into any other class or series of shares.
Transfer Restrictions.   The shares of Series A Preferred Stock have not been, and will not be, registered (or qualified) under the Securities Act in reliance on the exemption provided by Section 4(a)(2) thereof and Rule 506 promulgated thereunder. Therefore, these securities are “restricted securities” for purposes of the Securities Act. Accordingly, shares of Series A Preferred Stock may not be offered, sold, transferred or delivered, directly or indirectly, unless (i) such shares are registered under the Securities Act and any other applicable state securities laws, or (ii) an exemption from registration under the Securities Act and any other applicable state securities laws is available. During the period ending on the date of any listing of the shares of Series A Preferred Stock on a national securities exchange, no transfer of Series A Preferred Stock may be made without (a) registration of the transfer on the Company’s books and (b) the prior written consent of the Company, which may be given or withheld in our sole discretion for any or no reason except in the event of a request to transfer Series A Preferred Stock necessitated by the death of a holder of Series A Preferred Stock, in which case, our consent shall not be required provided that certain certifications are provided to us in advance of such transfer, including, without limitation, that such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to us or the transfer of such Series A Preferred Stock. The investors will have no rights to require registration of shares of Series A Preferred Stock under the Securities Act or other applicable securities laws and registration is not presently contemplated.
Other matters.   Unless full cumulative dividends on all outstanding shares of Preferred Stock, including Series A Preferred Stock, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, we shall not: (i) declare any dividend or other distribution (other than a dividend or distribution paid in shares of Common Stock) in respect of shares of our Common Stock, (ii) purchase or otherwise acquire for consideration any shares of Common Stock or (iii) pay any proceeds of the liquidation of the Company in respect of the Common Stock, provided, further, that the “asset coverage” (as defined under the 1940 Act) on the Preferred Stock, including Series A Preferred Stock, must be at least 150 per centum (or such other amount as provided under the 1940 Act), giving effect to any exemptive relief granted to us by the U.S. Securities and Exchange Commission, after deducting the amount of such dividend, distribution or purchase price.
Provisions of the DGCL and Our Charter and Bylaws
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
The indemnification of our officers and directors is governed by Section 145 of the DGCL, our Charter and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.
DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.
Our Charter provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.
Our bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may be amended. In addition, we have entered into indemnification agreements with each of our directors in order to effect the foregoing except to the extent that such indemnification would exceed the limitations on indemnification under section 17(h) of the 1940 Act.
As a BDC, we are not permitted to and will not indemnify the Adviser, any of our executive officers and directors, or any other person against liability arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office, or by reason of reckless disregard of obligations and duties of such person arising under contract or agreement.
Election of Directors
Our bylaws provide that the affirmative vote of a majority of the total votes cast “for” or “against” a nominee for director at a duly called meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election; provided, however, that the holders of outstanding shares of Series A Preferred Stock together with the holders of all other series of Preferred Stock outstanding, if any, will be entitled, voting as a separate class, to elect two directors of the Company at all times. In addition, the holders of outstanding shares of Series A Preferred Stock together with the holders of all other series of Preferred Stock outstanding, if any, will be entitled, voting as a separate class, to elect a majority of the Board of Directors (i) if, at the close of business on any dividend payment date, dividends (whether or not declared) on outstanding shares of Preferred Stock, including Series A Preferred Stock, are unpaid in an amount equal to at least two full years’ dividends on the Preferred Stock, including Series A Preferred Stock, or (ii) if at any time holders of Preferred Stock, including Series A Preferred Stock, are otherwise entitled under the 1940 Act to elect a majority of the Board of Directors. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which is a quorum is present. Under our bylaws, our Board of Directors may amend the bylaws to alter the vote required to elect directors.
Classified Board of Directors
Our Board of Directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified Board of Directors may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified Board of Directors helps to ensure the continuity and stability of our management and policies.
Number of Directors; Removal; Vacancies
Our Charter and bylaws provide that the number of directors will be set only by the Board of Directors. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the DGCL. Under the DGCL, unless the Charter provides otherwise (which our Charter does not), directors on a classified board such as our Board of Directors may be removed only for cause. Under our Charter and bylaws, any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.
Action by Stockholders
Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the Board of Directors, (2) pursuant to our notice of meeting or (3) by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice, at the record date and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by our Board of Directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Delaware Anti-Takeover Law
The DGCL contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•
prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Our Board of Directors may choose to adopt a resolution exempting from Section 203 of the DGCL any business combination between us and any other person, subject to prior approval of such business combination by our Board of Directors, including approval by a majority of our independent directors.
Conflict with 1940 Act
Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our Charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum
Our Charter and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for
(1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (4) any action asserting a claim governed by the internal affairs doctrine will be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by U.S. mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.
ITEM 12.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

See “Item 11. Description of Registrant’s Securities to be Registered — Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

ITEM 13.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

ITEM 14.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.
ITEM 15.
FINANCIAL STATEMENTS AND EXHIBITS

(a)   List separately all financial statements filed
The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”
(b)   Exhibits
Exhibit Index
3.1a	Amended and Restated Certificate of Incorporation of SL Investment Corp.
3.1b	Form of Certificate of Designation of 12.0% Series A Cumulative Preferred Stock of SL Investment Corp.
3.2	Bylaws of SL Investment Corp.
10.1	Investment Advisory Agreement by and between SL Investment Corp. and MS Capital Partners Adviser Inc., dated as of September 24, 2020.
10.2	Administration Agreement by and between SL Investment Corp. and MS BDC Administrative Services LLC, dated as of September 24, 2020.
10.3a	Master Custodian Agreement by and among each business development company identified on Appendix A thereto and State Street Bank and Trust Company, dated as of September 25, 2019.
10.3b	Form of Joinder to Master Custodian Agreement by and among each business development company identified on Appendix A thereto and State Street Bank and Trust Company, dated as of September 25, 2019.
10.4	Form of Indemnification Agreement.
10.5	Form of Subscription Agreement.
14.1	Code of Ethics of SL Investment Corp.
14.2	Code of Ethics of MS Capital Partners Adviser Inc.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.
SL Investment Corp.
By:
/s/ Jeffrey S. Levin

Name:  Jeffrey S. Levin
Title:    President and Chief Executive Officer
Date: October 6, 2020

INDEX TO FINANCIAL STATEMENTS
SL INVESTMENT CORP.

Report of Independent Registered Public Accounting Firm
To the Stockholder and the Board of Directors of SL Investment Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of SL Investment Corp. (the “Company”) as of September 15, 2020, and the related statements of operations, changes in net assets, and cash flows for the period from August 24, 2020 (inception) through September 15, 2020, and the related notes. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 15, 2020, and the results of its operations, changes in net assets, and its cash flows for the period from August 24, 2020 (inception) through September 15, 2020 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/Deloitte & Touche LLP
New York, New York
October 6, 2020
We have served as the Company’s auditor since 2020.

SL Investment Corp.
Balance Sheet
As of September 15, 2020
Assets
Cash	$20,000
Deferred offering costs	5,192
Total Assets	25,192
Liabilities
Due to affiliate (Note 3)	164,332
Total Liabilities	164,733
Commitment and contingencies (Note 4)
Net Assets
Common stock, par value $0.001 per share (1,000 shares authorized and 1,000 shares issued and outstanding)	1
Paid-in capital in excess of par value	19,999
Distributable earnings (accumulated losses)	(159,140)
Total net assets	$(139,140)
Total liabilities and net assets	$25,192
Net asset value per share	$(139.14)
The accompanying notes are an integral part of these financial statements.

SL Investment Corp.
Statement of Operations
For the period from August 24, 2020 (inception) through September 15, 2020
Revenue	$—
Expenses:
Organizational Costs	159,140
Total Expenses	159,140
Net Loss	$(159,140)
The accompanying notes are an integral part of these financial statements.

SL Investment Corp.
Statement of Changes in Net Assets
For the period from August 24, 2020 (inception) through September 15, 2020
Net loss:	$(159,140)
Capital transactions:
Issuance of common stock	20,000
Net increase in net assets resulting from capital transactions	20,000
Net assets at end of period	$(139,140)
The accompanying notes are an integral part of these financial statements.

SL Investment Corp.
Statement of Cash Flows
For the period from August 24, 2020 (inception) through September 15, 2020
Cash flows from operating activities
Net loss	$(159,140)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Change in deferred offering costs	(5,192)
Change in due to affiliate	164,332
Net cash provided by (used in) operating activities:	—
Cash flows from financing activities:
Proceeds from issuance of common stock	20,000
Net cash provided by (used in) financing activities:	20,000
Net increase (decrease) in cash	20,000
Cash at beginning of period	—
Cash at end of period	$20,000
The accompanying notes are an integral part of these financial statements.

SL Investment Corp.
Notes to Financial Statements
(1)   Organization
SL Investment Corp. (the “Company”) is a newly incorporated Delaware corporation structured as an externally managed specialty finance company that is focused on lending to middle market companies. The Company intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 Act, as amended (the “1940 Act”). In addition, for U.S. federal income tax purposes, the Company intends to elect to be treated, and to comply with the requirements to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).
The Company was formed as a Delaware corporation on August 24, 2020. The Company was formed to make investments in middle-market companies and expects to commence operations in the fourth quarter of 2020.
The Company’s investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle market companies backed by financial sponsors.
As of September 15, 2020, the Company has 1,000 shares of stock authorized, all of which are common stock, par value $0.001 per share (the “Common Stock”).
Following its election to be regulated as a BDC, the Company intends to conduct concurrent private offerings of shares of its Common Stock and shares of its preferred stock, in each case, to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended. The Company expects that the initial closing of the private offerings of share of Common Stock and preferred stock will occur concurrently with (or shortly after) the Company’s election to be regulated as a BDC under the 1940 Act.
As of the date of these financial statements, the Company has not commenced investment activity and has not incurred any operating expenses. The Company has incurred certain costs related to organizational and offering expenses.
The Company’s first fiscal period is expected to end on December 31, 2020.
(2)   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. This requires the Company’s management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ materially from estimates.
Cash
Cash consists of demand deposits. The Company’s cash is held with a financial institution.
Organizational and Offering Costs
Organizational costs include costs relating to the formation and organization of the Company. These costs are expensed as incurred.
Costs associated with the Company’s intended offering of Common Stock are capitalized and included as deferred offering costs on the Balance Sheet and will be amortized over a twelve-month period beginning on the initial drawdown date.

Income Taxes
The Company intends to elect to be treated as a RIC and will file its tax return for the period ended December 31, 2020 as a RIC. So long as the Company maintains its status as a RIC, it generally will not pay corporate U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its stockholders as dividends.
New Accounting Standards
Management does not believe any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
(3)   Agreements and Related Party Transactions
The Company expects to enter in to an investment advisory agreement (the “Investment Advisory Agreement”) with MS Capital Partners Adviser Inc., as the investment adviser to the Company (the “Adviser”). Pursuant to the Investment Advisory Agreement, the Company intends to reimburse the Adviser for the third party costs the Adviser incurs on the Company’s behalf in connection with the formation and the initial closing of the private offering of shares of the Common Stock and preferred stock. Reflected in Due to Affiliate on the Balance Sheet are organizational and offering costs incurred by the Adviser on behalf of the Company through to the date of the financial statements.
The sole stockholder of the Company, MS Capital Partners Adviser Inc., subscribed and fully paid for 1,000 shares of the Common Stock at a cash price of $20.00 per share for an aggregate purchase price of $20,000 on September 10, 2020.
(4)   Commitments and Contingencies
In the normal course of business, the Company may enter into contracts that provide a variety of general indemnifications. Any exposure to the Company under these arrangements could involve future claims that may be made against the Company. Currently, no such claims exist or are expected to arise and, accordingly, the Company has not accrued any liability in connection with such indemnifications.
(5)   Subsequent Events
The Company has evaluated subsequent events for adjustments to or disclosure in the Company’s financial statement through October 6, 2020. On September 24, 2020, each of the Board of Directors of the Company and the sole stockholder approved the Investment Advisory Agreement and the Board of Directors approved an administration service agreement to be entered into with an affiliate of the Adviser upon commencement of operations by the Company.
On September 24, 2020, the Company filed an amended and restated certificate of incorporation in the State of Delaware to, among other things, authorize additional shares of Common Stock and to authorize shares of preferred stock having a par value of $0.001 per share (the “Preferred Stock”) such that the Company has authorized stock consisting of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.